Exhibit 14.4
CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT KEEPS PRIVATE OR CONFIDENTIAL

MEMBERSHIP INTEREST PURCHASE AGREEMENT
dated as of
August 14, 2025,
by and among
GDC AMERICA, INC.,
BGMD HOLDINGS LLC (D/B/A SPOTLIGHT.VEGAS),
OSR HOLDINGS LLC,
VMRG PARTNERS INC.,
NLX HOLDINGS INC.,
DOUGLAS M. OSROW
in his capacity as Seller Representative, regarding his obligations in Article IX and with respect to the representations in Section 4.31(e)
and
Sebastian-Stefan Ailioaie
solely regarding his obligations in Article IX

TABLE OF CONTENTS
Page
ARTICLE I. DEFINITIONS    1
Section 1.1.    Definitions    1
ARTICLE II. THE PURCHASE AND SALE; CLOSING    23
Section 2.1.    The Purchase and Sale of the Shares    23
Section 2.2.    Purchase Price    23
Section 2.3.    Closing Payment    23
Section 2.4.    Estimated Closing Statement Certificate; Closing Consideration Schedule    24
Section 2.5.    Contingent Payments    26
Section 2.6.    No Liability    31
Section 2.7.    No Further Right of Transfers    31
Section 2.8.    The Closing    31
Section 2.9.    Deliveries by the Company    31
Section 2.10.    Deliveries by Purchaser    32
Section 2.11.    Tax Withholding    33
Section 2.12.    No Fractional Shares    33
ARTICLE III. PURCHASE PRICE ADJUSTMENT    33
Section 3.1.    Purchase Price    33
Section 3.2.    Certain Adjustments    33
Section 3.3.    Closing Balance Sheet; Schedule of Adjustments    34
ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS    38
Section 4.1.    Organization    38
Section 4.2.    Capitalization    38
Section 4.3.    Authority of the Company; No Conflict; Required Filings and Consents    39
Section 4.4.    Financial Statements    40
Section 4.5.    Tax Matters    40
Section 4.6.    Absence of Certain Changes or Events    43
Section 4.7.    Property    46
Section 4.8.    Intellectual Property and Information Technology    47
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Section 4.9.    Employee Benefit Plans    50
Section 4.10.    Contracts    51
Section 4.11.    Compliance with Law    53
Section 4.12.    Labor Matters    53
Section 4.13.    Insurance    54
Section 4.14.    Litigation    55
Section 4.15.    Environmental Matters    55
Section 4.16.    No Brokers    56
Section 4.17.    Condition and Sufficiency of Assets    56
Section 4.18.    Customers and Suppliers    56
Section 4.19.    Books and Records    57
Section 4.20.    Undisclosed Liabilities    57
Section 4.21.    Transactions with Sellers and Affiliates    57
Section 4.22.    Permits and Compliance    57
Section 4.23.    Bank Accounts    58
Section 4.24.    Powers of Attorney    58
Section 4.25.    International Trade Laws    58
Section 4.26.    Anti-Bribery and Anti-Money Laundering Compliance    58
Section 4.27.    Privacy and Data Security    59
Section 4.28.    Company Names    60
Section 4.29.    Consumer Protection    60
Section 4.30.    Accounts Receivable    60
Section 4.31.    Representations and Warranties of Sellers    61
ARTICLE V. REPRESENTATIONS AND WARRANTIES OF PURCHASER    62
Section 5.1.    Organization of Purchaser    62
Section 5.2.    Authority; No Conflict; Required Filings and Consents    62
Section 5.3.    No Brokers    63
Section 5.4.    Litigation    63
Section 5.5.    Financing    64
Section 5.6.    Parent Shares    64
ARTICLE VI. COVENANTS    64
Section 6.1.    Conduct of Business Prior to the Closing    64
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Section 6.2.    Access to Information    64
Section 6.3.    No Solicitation of Other Bids    65
Section 6.4.    Notice of Certain Events    65
Section 6.5.    Governmental Approvals and Consents    66
Section 6.6.    Managers’ and Officers’ Indemnification    67
Section 6.7.    Further Assurances    67
Section 6.8.    Other Employee Matters    67
Section 6.9.    Termination of Contracts with Affiliates    67
Section 6.10.    Resignations    67
Section 6.11.    Books and Records    67
Section 6.12.    Payoff Letters    68
Section 6.13.    Seller Confidentiality    68
Section 6.14.    Cyber Security Insurance Tail Policy    68
Section 6.15.    Closing Conditions    68
ARTICLE VII. CONDITIONS TO CLOSING    69
Section 7.1.    Conditions to Each Party’s Obligation    69
Section 7.2.    Additional Conditions to Obligations of Purchaser    69
Section 7.3.    Additional Conditions to Obligations of the Company and Sellers    70
ARTICLE VIII. TERMINATION    70
Section 8.1.    Termination Events    70
Section 8.2.    Effect of Termination    72
ARTICLE IX. INDEMNIFICATION    72
Section 9.1.    Indemnification of Purchaser    72
Section 9.2.    Indemnification of Sellers    73
Section 9.3.    Exclusive Remedies    73
Section 9.4.    Survival of Representations and Warranties    73
Section 9.5.    Certain Limitations    74
Section 9.6.    Terms and Conditions of Indemnification    76
Section 9.7.    Resolution of Conflicts    78
Section 9.8.    Indemnification Escrow Fund    79
Section 9.9.    Tax Escrow Fund    80
ARTICLE X. CERTAIN TAX MATTERS    81
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Section 10.1.    Tax Returns    81
Section 10.2.    Transfer Taxes    82
Section 10.3.    Tax Sharing Agreements    82
Section 10.4.    Allocation of Taxes with Respect to Straddle Periods    82
Section 10.5.    Tax Contests    82
Section 10.6.    Cooperation    83
Section 10.7.    Intended Tax Treatment    84
Section 10.8.    Additional Tax Matters    84
ARTICLE XI. MISCELLANEOUS    85
Section 11.1.    Notices    85
Section 11.2.    Interpretation    86
Section 11.3.    Company Disclosure Schedules    87
Section 11.4.    Counterparts    88
Section 11.5.    Entire Agreement    88
Section 11.6.    Governing Law    88
Section 11.7.    Specific Performance    88
Section 11.8.    Assignment    89
Section 11.9.    Amendment    89
Section 11.10.    Severability    89
Section 11.11.    Confidentiality    89
Section 11.12.    Press Releases and Announcements    90
Section 11.13.    No Third-Party Beneficiaries    91
Section 11.14.    Expenses    91
Section 11.15.    Receipt of Payments    91
Section 11.16.    Seller Representative    91
Section 11.17.    Actions of the Seller Representative    94
Section 11.18.    Release and Covenant Not to Sue    94
Section 11.19.    No Other Representations    95

Exhibits
Exhibit A – Company Disclosure Schedules
Exhibit B – Specified Individuals
Exhibit C – Form of Closing Consideration Schedule
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Exhibit D – Form of Restrictive Covenant Agreement
Exhibit E – Form of Accredited Investor Questionnaire

Schedules
Schedule A – Adjusted Operating Profit
Schedule B – Total Revenue
Schedule C – Net Working Capital Illustrative Calculation
Schedule D – Indebtedness Illustrative Calculation
Schedule 1.1(a) – Accounting Policies
Schedule 2.9(h) - Releases
Schedule 3.3 – Closing Balance Sheet
Schedule 7.2(g) – Consents
Schedule 9.1(a)(vii) – Special Indemnification Items

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MEMBERSHIP INTEREST PURCHASE AGREEMENT
THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT, dated as of August 14, 2025 (this “Agreement”), is entered into by and among GDC America, Inc., a Florida corporation (“Purchaser”), BGMD Holdings LLC (d/b/a Spotlight.vegas), a Nevada limited liability company (the “Company”), OSR Holdings LLC, a Nevada limited liability company (“OSR”), VMRG Partners Inc., a Nevada corporation (“VMRG”), NLX Holdings Inc., a Nevada corporation (“NLX”, and collectively with OSR and VMRG, the “Sellers”, and each individually, a “Seller”), Douglas M. Osrow, solely in his capacity as representative of the Sellers (the “Seller Representative”) and with respect to the representations in Section 4.31(e), and solely for purposes of acknowledging his obligations under Article IX hereof, each of Douglas M. Osrow and Sebastian-Stefan Ailioaie (each of the foregoing, a “Party” and collectively, the “Parties”).
RECITALS
WHEREAS, as of the date of this Agreement, the Sellers own 100% of the issued and outstanding equity interests of the Company in the form of common shares of the Company (the “Shares”); and
WHEREAS, subject to the terms and conditions in this Agreement, Purchaser desires to purchase from the Sellers, and the Sellers desire to sell to Purchaser, all of the Shares (such purchase and sale, and the related transactions contemplated by this Agreement, the “Transaction”).
NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I.
DEFINITIONS
Section 1.1.Definitions. The terms defined in this Article I, whenever used herein (including the Exhibits and Schedules hereto), shall have the following meanings for all purposes of this Agreement:
“2026 Adjusted Operating Profit” means the Adjusted Operating Profit of the Company calculated for the time period starting on January 1, 2026 and ending December 31, 2026.
“2026 Calculation Period” has the meaning set forth in the definition of “Calculation Period”.
“2026 Performance Amount” has the meaning set forth in Section 2.5(a)(i)(A).
“2027 Adjusted Operating Profit” means the Adjusted Operating Profit of the Company calculated for the time period starting on January 1, 2027 and ending December 31, 2027.

“2027 Calculation Period” has the meaning set forth in the definition of “Calculation Period”.
“2027 Performance Amount” has the meaning set forth in Section 2.5(a)(i)(B).
“Accounting Policies” means as set forth on Schedule 1.1(a); provided, however, that for the avoidance of doubt, the calculation of the amount of Accrued Income Taxes shall be calculated as set forth in the definition thereof and Taxes for any Straddle Period shall be calculated as set forth in Section 10.4.
“Accounts Receivable” means all of the accounts and notes receivable and other receivables of the Business as of the Closing.
“Accredited Investor Questionnaire” means an investor questionnaire in the form attached hereto as Exhibit E that indicates that the executing Seller is an accredited investor for purposes of receipt of Parent Shares (if any).
“Accrued Income Taxes” means the aggregate amount (which shall not be less than zero in the aggregate) of all unpaid Income Taxes of the Company for any Pre-Closing Tax Period (determined with respect to the pre-Closing portion of any Straddle Period in accordance with Section 10.4, except as otherwise expressly provided in this definition) for which the Tax Return (other than a Tax Return for estimated Income Taxes) is originally due (taking into account applicable extensions of time to file) after the Closing Date; provided, however, that such Income Taxes shall be computed (a) on a jurisdiction-by-jurisdiction basis (with no amount for any jurisdiction being less than zero), (b) not taking into account any deferred Tax assets or deferred Tax liabilities established in accordance with the Accounting Policies, (c) without regard to any accruals or reserves established or required to be established in accordance with the Accounting Policies for contingent Income Taxes or with respect to uncertain Tax positions; (d) by disregarding any financing or refinancing arrangements entered into at any time by or at the direction of Purchaser or any of its Affiliates (other than the Company) in connection with the transactions contemplated hereby, (e) by excluding any Taxes that result from an action taken, or election made, by Purchaser or any of its Affiliates (including the Company) after the Closing that is outside of the ordinary course of business, (f) by treating any deferred revenue or prepaid income received in any Pre-Closing Tax Period that is not includable in taxable income for Income Tax purposes until a Post-Closing Tax Period as subject to Tax in such Pre-Closing Tax period, provided, however, that this clause (f) shall not include any amount of deferred revenue or prepaid income that is otherwise actually included as an item in the calculation of Indebtedness, (g) by including any Tax expected to arise in any Post-Closing Tax Period in respect of (w) any change in any method of accounting made prior to Closing with respect to any Pre-Closing Tax Period under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (x) any installment sale, open transaction or intercompany transaction occurring on or prior to the Closing Date, (y) any deferral pursuant to any provision of the COVID-19 Tax Acts and (z) Section 965 of the Code, including by reason of any election under Section 965(h) of the Code), and (h) except as provided in the foregoing clauses (a) through (g), in a manner consistent with the accounting methodologies and past practices of the Company (including reporting positions, elections and accounting methods) to the extent reflected in the most recently filed Tax Returns with respect to Income Taxes and permitted under applicable Law at a “more likely than not” or greater level of confidence.
“Acquisition Proposal” means any written inquiry, proposal or offer from any Person (other than Purchaser or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (iii) the sale, lease, exchange or other disposition of any portion of the properties or assets of the Company outside of the Company’s ordinary course of business.
“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Entity.
“Adjusted Operating Profit” means the amount of earnings of the Company excluding net interest charge and Income Tax charges calculated in accordance the principles set forth on Schedule A hereto; provided, however, that if Adjusted Operating Profit with respect to any Calculation Period, as calculated hereunder, would exceed [***] percent ([***]%) of the Total Revenue from such Calculation Period, the Adjusted Operating Profit for such Calculation Period shall be deemed to be an amount equal to [***] percent ([***]%) of Total Revenue for such Calculation Period.
“Affiliate” of a Person means any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or as may otherwise be defined by the Code or 13 C.F.R. § 121 et seq.
“Affiliate Contract” has the meaning set forth in Section 4.21.
“Affiliated Group” means an affiliated, consolidated, combined, unitary or similar group for Tax purposes (including any arrangement for group or consortium relief or similar arrangement).
“AGI” means artificial general intelligence or any advanced form of AI capable of performing a range of diverse tasks (as opposed to a single task) in a broad replication of human levels of intelligence.
“Agreement” has the meaning set forth in the Preamble.
“AI” means a field of study within computer science concerned with developing computer systems that perform specific functions or tasks, including by utilizing, incorporating, employing, or otherwise making use of large language models, which would normally require human intelligence.

“AI Products” means any and all Software or products that utilize, incorporate, employ or otherwise make use of any AGI, AI or Generative AI.
“Allocation” has the meaning set forth in Section 10.7(b).
“Amended and Restated Operating Agreement” means that certain Amended and Restated Operating Agreement of the Company, dated as of June 25, 2025, by and among the Sellers and Douglas M. Osrow, as manager.
“Ancillary Agreements” means the Escrow Agreement, the Specified Offer Letters, the Restrictive Covenant Agreements, and any certificate delivered pursuant to this Agreement.
“Annual Financial Statements” has the meaning set forth in Section 4.4(a).
“Balance Sheet” has the meaning set forth in Section 4.4(a).
“Balance Sheet Date” has the meaning set forth in Section 4.4(a).
“Basket” has the meaning set forth in Section 9.5(b).
“Breach of Security” has the meaning set forth in Section 4.27(d).
“Business” means the business owned or operated, in whole or in part, by the Company as of the Closing Date, including operating websites and applications for the promotion and booking of tickets and reservations for retail customers to attend live shows, entertainment attractions and hotels within the Las Vegas, Nevada metropolitan area.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina are required or authorized by law to be closed.
“Calculation Periods” means (a) with respect to the 2026 Performance Amount, the period beginning on January 1, 2026 and ending on December 31, 2026 (the period in clause (a) is herein referred to as the “2026 Calculation Period”), and (b) with respect to the 2027 Performance Amount, the period beginning on January 1, 2027 and ending on December 31, 2027 (the period in clause (b) is herein referred to as the “2027 Calculation Period”).
“Cash and Cash Equivalents” means, without duplication, all cash and cash equivalents of the Company determined in accordance with the Accounting Policies, including cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts and excluding cash security deposits and other cash collateral posted with vendors, landlords, and other parties; provided, however, that “Cash and Cash Equivalents” shall be calculated net of (i) issued but uncleared checks, outgoing wire transfers, bond guarantees, collateral reserve accounts, amounts held in escrow and deposits or other amounts related to work or service not yet performed and (ii) amounts that are not freely usable, distributable or transferable (including as a result of Taxes imposed as a result of any distribution or transfer).

“[***] Transaction” means (i) the sale, conveyance or disposition in one or a series of transactions of all or substantially all of the assets of [***] to the Company, (ii) the acquisition by the Company, directly or indirectly, of beneficial ownership of securities representing at least fifty percent (50%) of the voting power of the securities issued by the legal owner of the assets of [***], or (iii) the consolidation, merger or other business combination of the legal owner of the assets of [***] with or into the Company, however effected, resulting in the Company acquiring, directly or indirectly, beneficial ownership of at least fifty percent (50%) of the voting power of the securities of the combined entity outstanding immediately after such combination.
“Claim Notice” has the meaning set forth in Section 9.6(a).
“Closing” means the closing of the transactions contemplated by this Agreement which shall occur on the Closing Date.
“Closing Balance Sheet” has the meaning set forth in Section 3.3(b).
“Closing Cash” means the aggregate amount of Cash and Cash Equivalents of the Company as at the Closing Date immediately after giving effect to the Closing.
“Closing Cash Consideration” means $8,000,000 minus the aggregate Market Value of the Parent Shares issued as Parent Share Consideration (if any).
“Closing Consideration Schedule” has the meaning set forth in Section 2.4(e).
“Closing Date” has the meaning set forth in Section 2.8.
“Closing Indebtedness” means the aggregate amount of Indebtedness of the Company as at the Closing Date immediately prior to the Closing, excluding any item actually included in the calculation of Company Transaction Expenses, except that Accrued Income Taxes shall be calculated as of the end of the day on the Closing Date.
“Closing Payment” means a dollar amount equal to (i) the Closing Cash Consideration, plus (ii) the aggregate Market Value of the Parent Share Consideration (if any), plus (iii) Closing Cash, minus (iv) Company Transaction Expenses, minus (v) Closing Indebtedness, minus (vi) the Escrow Amount, minus (vii) the amount, if any, by which the Target Net Working Capital exceeds the Closing Net Working Capital, plus (viii) the amount, if any, by which the Closing Net Working Capital exceeds the Target Net Working Capital, if any, minus (ix) the KMC Closing Payment.
“Closing Working Capital” means the Net Working Capital as of the Closing Date, immediately after giving effect to the Closing, as finally determined in accordance with the terms of this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commercial Tax Obligation” means any customary obligation to assume responsibility, or reimburse another Person, for any Taxes that is part of a larger commercial agreement entered into in the ordinary course of business not primarily related to Taxes (excluding any commercial agreement to sell or otherwise dispose of (i) any equity of any entity or (ii) any assets other than inventory sold in the ordinary course of business of the Company), such as an obligation of a borrower to gross up a lender under a credit agreement or a tenant’s obligation to make tax escalation payments to a landlord.
“Company” has the meaning set forth in the Preamble.
“Company Disclosure Schedules” means the disclosure schedules of the Company attached hereto as Exhibit A.
“Company Insurance Policies” has the meaning set forth in Section 4.13.
“Company IT Systems” means any and all IT Systems owned (or purported to be owned), in whole or in part, by the Company, or leased, licensed, outsourced, or controlled by or for the Company, or used or held for use in the operation of the Business.
“Company Products” means any and all products, technologies or services currently being marketed, advertised, sold, offered for sale or distributed by or on behalf of the Company, including in the operation of the Business.
“Company Registered Intellectual Property” means any and all Owned Intellectual Property that is the subject of issuance or registration (or an application for issuance or registration) with any Governmental Entity, and any domain name that is the subject of any registration with any domain name registrar.
“Company Transaction Expenses” means, to the extent not paid by the Company prior to Closing and, solely to avoid double counting, not included (as a deduct, where applicable) in the calculation of Closing Working Capital, (a) all costs, fees and expenses incurred by the Company (to the extent that the Company is responsible for the payment therefor) at or prior to the Closing Date (including those of any Seller or the Seller Representative for which the Company is responsible), or pursuant to any Contract or other arrangement entered into at or prior to the Closing Date, related to the transactions contemplated by this Agreement or any of the other Ancillary Agreements (or any other sale, debt, or equity financing process conducted or pursued by the Company), whether payable prior to, at or after the Closing, including (i) costs, fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors, (ii) all retention, change of control, transaction or similar bonuses, compensation (including with respect to options or equity), incentive and/or severance payments incurred or payable by the Company in connection with the transactions contemplated hereby, plus the employer portion of any payroll, employment or similar Taxes related to the payments described in this clause (a)(ii), (b) all costs, fees and expenses incurred as a result (or that would be incurred as a result of) the termination of any Affiliate Contract as contemplated hereby, (c) any assignment, change in control or similar fees expressly payable as a result of the execution of this Agreement or any Ancillary Agreements (which, for purposes of clarification, excludes the KMC

Closing Payment), (d) fifty percent (50%) of the fees and out-of-pocket costs payable to the Escrow Agent, (e) the fees, premiums and out-of-pocket costs associated with obtaining any “tail” cyber security liability insurance policy required by this Agreement, and (f) all other obligations which are specifically denoted herein as Company Transaction Expenses. For the avoidance of doubt, Company Transaction Expenses shall include any Company Transaction Expenses that arise as a result of the payment of any amounts following the Closing (including pursuant to Article III and Article IX), and any such post-Closing payments shall be payable net of any such Company Transaction Expenses.
“Confidential Information” has the meaning set forth in Section 11.11(b).
“Confidentiality Agreement” means that certain confidentiality agreement, by and between Purchaser and the Company, dated October 10, 2024.
“Consumer Protection Laws” means, to the extent applicable to the Company, all Laws and government regulations concerning the relationship and commercial interactions between the Company and consumers relating to the Business and the supply of goods and services, including but not limited to the laws concerning pricing, fees and disclosures, discount and “sale” offers, price matching and guarantees, and unfair, deceptive, misleading, and/or fraudulent acts or practices.
“Contested Claim” has the meaning set forth in Section 9.7(b).
“Contingent Payment Calculation” has the meaning set forth in Section 2.5(b)(i).
“Contingent Payment Calculation Objection Notice” has the meaning set forth in Section 2.5(b)(ii).
“Contingent Payment Calculation Statement” has the meaning set forth in Section 2.5(b)(i).
“Continuing General Claim” has the meaning set forth in Section 9.8(a).
“Continuing Special Claim” has the meaning set forth in Section 9.8(b).
“Contract” means any written or oral contract, note, bond, mortgage, indenture, document, agreement, lease, license, commitment or other arrangement, undertaking, or other instrument or obligation, including any exhibits, annexes, appendices, or attachments thereto, and any amendments, modifications, supplements, extension or renewals thereto.
“Contributor” has the meaning set forth in Section 4.8(c).
“Copyleft Terms” means any license condition of an Open Source License that requires, as a condition of use, modification, or distribution of any software, that such software or other software combined, linked, or used with it be disclosed, made available in source code form, or licensed under the same terms, including but not limited to obligations under the Affero General Public License (AGPL), Server Side Public License (SSPL), and similar “network source”

licenses. For the avoidance of doubt, Copyleft Terms do not include standard GPLv2 licenses as applied to unmodified WordPress or WooCommerce plugins or themes used solely for the Company’s internal business purposes and not distributed to third parties.
“COVID-19 Tax Acts” means the Families First Coronavirus Response Act (Pub. L. 116-127), The Coronavirus Aid, Relief, and Economic Security (CARES) Act (Pub. L. 116-136) (including by the Paycheck Protection Program Flexibility Act of 2020 (Pub. L. 116-142)), the Consolidated Appropriations Act, 2021 (Pub. L. 116-260), any similar provision of applicable Law, and any executive order relating to the deferral of any payroll or similar Taxes, and includes any Treasury Regulations or other official guidance promulgated under any of the foregoing.
“Customs and International Trade Laws” means any law, statute, order of a Governmental Entity, regulation, rule, permit, license, directive, decree, ordinance or other written decision or requirement having the force or effect of law of any arbitrator, court, government or government agency or instrumentality or other Governmental Entity, concerning the importation, exportation, re-exportation, or transfer of products, technical data, technology or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, re-exportation or deemed exportation, including, as applicable, the Tariff Act of 1930, and other laws, regulations, and programs administered or enforced by the U.S. Department of Commerce, U.S. Department of Treasury, U.S. Customs and Border Protection, and the U.S. Department of State; including any and all, economic or financial sanctions, trade embargoes, export controls or other restrictions administered and enforced by the United States Government (including the United States Department of Treasury’s Office of Foreign Assets Control (“OFAC”) and the United State Commerce’s Bureau of Industry and Security), the United Nations Security Council, the European Union (“EU”) or any of the EU member states, His Majesty’s Treasury of the United Kingdom or any other Governmental Entity with jurisdiction over the Company (“Sanctions and Export Controls”).
“Damages” has the meaning set forth in Section 9.1(a).
“Date of Formation” means February 5, 2020, the date the Company was formed in the State of Nevada.
“Determination Date” has the meaning set forth in Section 3.3(c).
“Dispute Notice” has the meaning set forth in Section 3.3(c).
“Employee Plan” has the meaning set forth in Section 4.9(a).
“Encumbrance” means any charge, claim, community property interest, pledge, lien (statutory or other), license, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction on use, voting, transfer, receipt of income or exercise of any other similar attribute of ownership.

“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, land surface, sediments, and subsurface strata & natural resources such as wetlands, flora and fauna.
“Environmental Laws” means all applicable federal, state, local and foreign laws, statutes and regulations (including common law) applicable to the Company concerning (a) the pollution, protection or cleanup of the Environment or natural resources, including those relating to the treatment, storage, disposal, handling, transportation, discharge, emission, Release or threat of Release of, or exposure to, Hazardous Substances in effect as of the Closing Date, or (b) human health or safety.
“Environmental Liability” means any liability, claim, action, suit, agreement, judgment or order arising under or relating in any way to any Environmental Law for any damages (including natural resource damages), injunctive relief, losses, fines, penalties, fees, expenses (including reasonable fees and expenses of attorneys and consultants) or costs, whether contingent or otherwise, including those resulting from: (a) compliance or non-compliance with any Environmental Law or any Environmental Permit, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Substances, (c) exposure to any Hazardous Substances, (d) the Release or threat of Release of any Hazardous Substances or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Environmental Permits” means any and all permits, consents, certifications, licenses, approvals, registrations, filings, notifications, exemptions and other authorizations required under any applicable Environmental Law.
“ERISA” has the meaning set forth in Section 4.9(a).
“ERISA Affiliate” any employers (whether or not incorporated) that would be treated together with the Company as a single employer within the meaning of Section 414 of the Code.
“Escrow Agent” has the meaning set forth in Section 2.3(b).
“Escrow Agreement” has the meaning set forth in Section 2.3(b).
“Escrow Amount” means the sum of the Indemnification Escrow Amount and the Purchase Price Escrow Amount.
“Escrow Fund” means together or individually, as context requires, the Indemnification Escrow Fund and the Purchase Price Escrow Fund.
“Escrow Release Date” has the meaning set forth in Section 9.8(c).
“Estimated Closing Cash” means the estimated amount of Closing Cash as determined in accordance with Section 2.4(a).

“Estimated Closing Indebtedness” means the estimated amount of Closing Indebtedness as determined in accordance with Section 2.4(c).
“Estimated Closing Payment” means a dollar amount equal to (i) the Closing Cash Consideration, plus (ii) the aggregate Market Value of the Parent Share Consideration (if any), plus (iii) Estimated Closing Cash, if any, minus (iv) Estimated Company Transaction Expenses, minus (v) Estimated Closing Indebtedness, minus (vi) the Escrow Amount, minus (vii) the amount, if any, by which the Target Net Working Capital exceeds the Estimated Net Working Capital and plus (viii) the amount, if any, by which the Estimated Net Working Capital exceeds the Target Net Working Capital, if any, minus (ix) the KMC Closing Payment.
“Estimated Closing Statement Certificate” has the meaning set forth in Section 2.4(a).
“Estimated Company Transaction Expenses” means the estimated amount of Company Transaction Expenses as determined in accordance with Section 2.4(d).
“Estimated Net Working Capital” means the estimated amount of Closing Working Capital as determined in accordance with Section 2.4(a).
“Estimated Per Share Closing Payment Consideration” means the positive number equal to the quotient of (i) (x) the Estimated Closing Payment, divided by (ii) the Shares.
“EU” has the meaning set forth in the definition of “Customs and International Trade Laws”.
“Excess Payment” has the meaning set forth in Section 3.3(d).
“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.
“Federal Acquisition Regulation” means Title 48 Code of Federal Regulations.
“Financial Statements” has the meaning set forth in Section 4.4(a).
“First Escrow Release Date” has the meaning set forth in Section 9.8(a).
“Fraud” means an actual and intentional fraud under Delaware common law with respect to the making of the representations and warranties in this Agreement and the Ancillary Agreements, (a) in the case of any Seller, that was relied upon by Purchaser to Purchaser’s detriment, and (b) in the case of Purchaser, that was relied upon by the Sellers to the Sellers’ detriment.
“Fundamental Representations and Warranties” means the representations contained in Section 4.1 (Organization), Section 4.2 (Capitalization), Section 4.3 (Authority of the Company; No Conflict; Required Filings and Consents), Section 4.8 (Intellectual Property), Section 4.16 (No Brokers), Section 4.31(a) (Title to Shares), Section 4.31(b) (Authority of Sellers; No Conflict; Required Filings and Consents) and Section 4.31(d) (No Brokers).

“GAAP” means generally accepted accounting principles in effect in the United States, applied on a consistent basis.
“Generative AI” means any type of AI that uses computer algorithms to create, produce or generate outputs (including text, images, video, audio, code or synthetic data) including from or based on the data on which it was trained or other prompts or inputs.
“Government Approvals” has the meaning set forth in Section 6.5(a).
“Government Contracts” means any Contract between the Company and (i) any Governmental Entity (acting on its own behalf or on behalf of another country or international organization), (ii) any prime contractor of any Governmental Entity, or (iii) any subcontractor (at any tier) to the Company with respect to any Contract of a type described in clauses (i) or (ii) above. For purposes of clarity, a task order, purchase order or delivery order issued pursuant to a Government Contract shall be considered a part of the Government Contract to which it relates.
“Government Official” means any Person employed by or that is an agent of any Governmental Entity (or Person with authority to contractually bind a Governmental Entity) or any political party or that is a candidate for Governmental Entity office.
“Governmental Entity” means the government of the United States or any other nation or supernational, or any political subdivision thereof, whether state, local, county, provincial or otherwise, and any agency, authority, instrumentality, regulatory body, court, central bank, works council, commission or other government or quasi-government authority or entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, or any arbitrator, court or tribunal of competent jurisdiction.
“Hazardous Substance” means any waste, pollutant, contaminant, substance or material, including petroleum, petroleum-based or petroleum-derived substance or waste, asbestos or asbestos-containing material, radiological, biological or medical substances or wastes, the presence of which is regulated, or requires investigation or remediation, under any Environmental Laws.
“Income Tax” means any Tax imposed on or measured or determined by reference to gross or net income, profits or receipts (however denominated) and any other similar Tax (including franchise, margin, business profits and withholding Taxes imposed in lieu of Taxes denominated as “income” Taxes). For the avoidance of doubt, “Income Tax” shall include any nonresident withholding Tax and any pass-through entity Tax to the extent such Taxes are measured, by, imposed on, or determined by reference to, net income.
“Indebtedness” means, with respect to the Company, all obligations and other Liabilities (including all obligations in respect of principal, accrued interest expense (and any accrued interest expense should be offset by accrued interest income), penalties, fees and premiums (including make-whole premiums) and all prepayment premiums, penalties, breakage costs and other amounts that may become due as a result of the transactions contemplated hereby) of the

Company (i) for borrowed money (including overdraft facilities), (ii) evidenced by notes, bonds, debentures or similar Contracts or securities, (iii) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or. lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) secured by a purchase money mortgage or other Encumbrance to secure all or part of the purchase price of the property subject to such Encumbrance, (v) for the deferred purchase price of assets, property, goods or other services, including all seller notes and “earn-out” payments (in each case, assuming the maximum achievement of performance targets), and purchase price adjustment payments, (vi) for capitalized liabilities under the Accounting Policies of such Person as lessee under leases (other than real property leases) that have been or should be, in accordance with the Accounting Policies, recorded as capital leases, (vii) in respect of letters of credit, bankers’ acceptances, surety bonds and similar instruments (to the extent drawn) to be offset by any cash reserves in the form of letters of credit held at the Bank of Nevada related to [***], and restricted cash related to deposits held with [***], which are deemed to be cash-like items within Indebtedness, (viii) for Contracts relating to interest rate, currency rate or commodity price protection, swap agreements, collar agreements and other hedging agreements, (ix) all deferred revenue (x) deferred rent, asset retirement obligations and payables related thereto, (xi) Accrued Income Taxes, (xii) any accrued but unpaid vacation or bonus amounts or any unfunded deferred compensation obligations, (xiii) any payables that are over ninety (90) days past due, (xiv) any amounts due or payments owed to any Related Party, and (xv) any indebtedness or other obligations of any other Person of the type described in the preceding clauses (i) through (xiv) guaranteed by, or secured by any of the assets of, the Company. Schedule D sets forth an illustrative calculation of Indebtedness. The illustrative calculation set forth as Schedule D is included in this Agreement solely to provide guidance with respect to mathematical calculations, and the balances therein are not intended to provide any basis with respect to how the Accounting Policies shall be applied. In the event of an inconsistency between the illustrative calculation and the Accounting Policies, the illustrative calculation shall prevail.
“Indemnification Claims Period” has the meaning set forth in Section 9.4.
“Indemnification Escrow Amount” means a dollar amount equal to ten percent (10%) of the Closing Cash Consideration.
“Indemnification Escrow Fund” means the Indemnification Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.
“Independent Auditor” has the meaning set forth in Section 3.3(c).
“Industry” means those businesses with similar business operations as the Company.
“Intellectual Property” means any and all intellectual or industrial property, and all right, title, and interest therein and thereto, in any jurisdiction throughout the world, including any and all of the following: (a) patents, patent disclosures, designs, utility models, and statutory inventions; (b) trademarks, service marks, slogans, logos, designs, certification marks, trade dress, corporate names, trade names, domain names, brand names, and other indicia of source or origin, and all goodwill associated therewith (collectively, “Marks”); (c) copyrights, including copyrights (and other intellectual property rights) in Software, Internet websites and the contents thereof, works of authorship, and moral and economic rights of authors and inventors and rights of attribution; (d) confidential or proprietary information, technology, know-how, trade secrets, production procedures and techniques, inventions, designs, research and development information, methods, plans, formulae, descriptions, compositions, drawings, specifications, databases and data, including technical data, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information; (e) rights of publicity and privacy, including with respect to name, image, likeness, signature, photograph voice, gestures, distinctive appearances, mannerisms, and persona, and in social media usernames, handles, and accounts; (f) rights to sue or recover and retain damages and costs and attorneys’ fees at law or in equity for past, present, and future infringement, dilution, misappropriation, or other violation of any of the foregoing; (g) other intellectual property rights or proprietary rights arising under statutory or common law, contract, or otherwise, whether or not perfected; and (h) applications, registrations, reissuances, reversions, renewals, continuations, continuations-in-part, divisionals, provisionals, reissues, re-examinations, substitutions, counterparts, and other extensions or modifications of or for any of the foregoing now existing and hereafter filed, issued or acquired. For clarity, this definition includes rights in Technical Data and Computer Software as such terms are defined in the Federal Acquisition Regulation (48 C.F.R. Parts 27 and 227).
“Interim Financials” has the meaning set forth in Section 4.4(a).
“Interim Period” has the meaning set forth in Section 6.1.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means any and all Software, computer, hardware, servers, networks, platforms, peripherals, components, processes, services, and similar or related items of automated, computerized, or other information technology (IT) networks and systems (including telecommunications networks and systems for voice, data and video).
“Key Representatives” means Douglas M. Osrow and Sebastian-Stefan Ailioaie.
“KMC” means the [***], a Nevada corporation.
“KMC Closing Payment” means the sum of (i) the KMC Redemption Payment and (ii) the KMC Sales Proceeds Payment.
“KMC Redemption Payment” means the amount payable to KMC as payment-in-full under Section 1.1 of the KMC Securities Redemption Agreement.
“KMC Sales Proceeds Payment” means the amount payable to KMC as payment-in-full under Section 1.3 of the KMC Securities Redemption Agreement.

“KMC Securities Redemption Agreement” means that certain Securities Redemption Agreement, dated June 25, 2025, with an effective date as of June 20, 2025, by and among the Company, KMC and Michael Kelly, the sole shareholder of KMC, pursuant to which the Company redeemed and acquired all of the common shares of the Company owned by KMC.
“Knowledge of the Company” means the actual knowledge, after reasonable inquiry and investigation, of the Key Representatives, where reasonable inquiry and investigation means (a) review of this Agreement and (b) inquiry of any officers, employees, independent contractors, and advisors of the Company who could reasonably be expected to have actual knowledge of the relevant subject matter.
“Law” means any United States federal, state, and local (including municipal), and any non-U.S., laws (statutory, common or otherwise), statutes, regulations, decrees, rules, constitution, administrative pronouncements or other guidance, treaties, codes, Orders, ordinances, certifications, judgments or policies enacted, adopted, issued, or promulgated by any Governmental Entity (including those pertaining to electrical, building, zoning, environmental, and occupational safety and health requirements) that is binding or applicable to such Person.
“Liabilities” means any debt, liability or obligation of any kind, whether due or to become due, absolute or contingent, inchoate or otherwise, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, secured or unsecured, determined or determinable, or otherwise, and includes all costs and expenses relating thereto.
“Licensed IP” means Intellectual Property owned by third parties and licensed to the Company and used in the conduct of the Business.
“Market Value” means (i) the average closing price (rounded to four decimal places) on NASDAQ of a Parent Share on each of the thirty (30) consecutive trading days immediately prior to two (2) consecutive trading days prior to the Closing Date, for purposes of the Parent Share Consideration (if any) issued as part of the Closing Payment, and (ii) the average closing price (rounded to four decimal places) on NASDAQ of a Parent Share on each of the thirty (30) consecutive trading days immediately prior to two (2) consecutive trading days prior to the date of the applicable payment of the Performance Amounts in accordance with Section 2.5, for purposes of any Performance Amounts paid in Parent Shares (if so elected by Purchaser pursuant to Section 2.5(g)).
“Marks” has the meaning set forth in the definition of “Intellectual Property”.
“Material Adverse Effect” means any event, occurrence, state of facts, condition, effect, circumstance, development, action, omission or change (each, an “Effect”) that is, or would reasonably be expected to (a) become, individually or in the aggregate with one or more Effects, materially adverse to the business, assets, liabilities, results of operations, condition (financial or otherwise), or assets of the Company, taken as a whole, or (b) prevent the ability of the Company to (x) consummate the transactions contemplated hereby on a timely basis and in any event on or before the Outside Date or (y) perform its obligations under this Agreement; provided, however, that, for the purposes of the foregoing clause (a), no Effect to the extent resulting or arising from any of the following shall be deemed to constitute, or be taken into account in determining the occurrence of, a Material Adverse Effect: (i) changes in the economy, banking, financial or securities markets, or general political conditions; (ii) the announcement, pendency, or completion of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, of the Company with employees, suppliers, customers, Governmental Entities, or other third Persons including, without limitation, losses or threatened losses thereof (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the announcement, the pendency, or completion of the transactions contemplated in this Agreement); (iii) any changes in applicable Law or other applicable accounting standards or the enforcement, implementation or interpretation thereof, (iv) acts of war (whether or not declared), sabotage, terrorism, or military actions, or the escalation thereof; (v) any natural disasters, weather conditions, epidemics, pandemics, or disease outbreaks or public health emergencies (as declared by the World Health Organization or the Health and Human Services Secretary of the United States); (vi) conditions generally affecting the Industry in which the Company operates; or (viii) any action required to be taken pursuant to the express terms of this Agreement or any action taken (or omitted to be taken) at the written request of Purchaser; provided further, however, that any Effect resulting from any event, change, and effect referred to in clauses (i), (iii), (iv), (v) or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company, compared to other participants in the Industry in which the Company conducts the Business.
“Material Contract” has the meaning set forth in Section 4.10(a).
“Maximum Performance Amount” has the meaning set forth in Section 2.5(a)(ii).
“Net Working Capital” means the current assets of the Company minus the current liabilities of the Company, in each case determined in accordance with the Accounting Policies, but excluding (i) Cash and Cash Equivalents, (ii) all Income Tax assets and Income Tax liabilities, (iii) all deferred Tax assets and deferred Tax liabilities, (iv) outstanding accounts receivable older than seventy-five (75) days and outstanding payables older than ninety (90) days; (v) the Company Transaction Expenses; and (vi) any other Indebtedness or other Liabilities which are paid, or caused to be paid, by the Company at or before Closing. Schedule C sets forth an illustrative calculation of Net Working Capital. The illustrative calculation set forth as Schedule C is included in this Agreement solely to provide guidance with respect to mathematical calculations, and the balances therein are not intended to provide any basis with respect to how the Accounting Policies shall be applied. In the event of an inconsistency between the illustrative calculation and the Accounting Policies, the illustrative calculation shall prevail.
“NLX” has the meaning set forth in the Preamble.
“NLX IRS Escrow Payment” has the meaning set forth in Section 9.9(b).
“Objection Period” has the meaning set forth in Section 9.7(a).

“OFAC” has the meaning set forth in the definition of “Customs and International Trade Laws”.
“Off-the-Shelf Software” has the meaning set forth in Section 4.8(j).
“Open Source License” means any license that provides the right to use, copy, modify, or distribute Software in source code form and that meets the criteria published by the Open Source Initiative (OSI) at www.opensource.org, including but not limited to the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License, BSD License, MIT License, Eclipse Public License, and Apache License. For the purposes of this Agreement, “Open Source License” excludes any license or set of terms that requires the disclosure or distribution of Source Code of proprietary Software which: (i) requires licensing of proprietary Software for the purpose of making derivative works; (ii) imposes copyleft obligations that require linking, combining, or distributing proprietary code with Open Source Software under the same license; (iii) imposes use restrictions (e.g., non-commercial use only); or (iv) has not been OSI-approved or is materially equivalent to the Affero GPL (AGPL), Server Side Public License (SSPL), or other “network interaction” licenses.
“Open Source Software” means any Software, code, script, or content that is distributed under or governed by an Open Source License, including third-party libraries, plugins or modules incorporated into or used with the Company’s IT Systems or Company Products.
“Order” means any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent.
“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, general partnership agreement, limited partnership agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto.
“OSR” has the meaning set forth in the Preamble.
“OSR Closing Payment” means the amount payable as of the Closing Date to OSR pursuant to that certain Grid Demand Promissory Note, dated October 15, 2021, between the Company and OSR.
“Outside Date” has the meaning set forth in Section 8.1(b)(ii).
“Owed Amount” has the meaning set forth in Section 9.7(d).
“Owned Intellectual Property” means any and all Intellectual Property owned (or purported to be owned), in whole or in part, by the Company and includes any and all Proprietary Software.

“Parent” means Gambling.com Group Limited, a company registered in Jersey, which owns all of the issued and outstanding ordinary shares of Purchaser.
“Parent Shares” means ordinary shares of Parent which do not have any par value.
“Parent Share Consideration” means a number of Parent Shares equal to the quotient of (i) up to twenty-five percent (25%) of $8,000,000, as determined by Purchaser in its sole discretion at Closing, divided by (ii) the Market Value of one Parent Share.
“Partnership Tax Audit Rules” means Sections 6221 through 6241 of the Code, as amended by the Bipartisan Budget Act of 2015 (Pub. L. No. 114-74), together with any guidance issued thereunder or successor provisions and any similar provision of state or local tax laws.
“Party” or “Parties” has the meaning set forth in the Preamble.
“Pass-Through Tax Contest” means a Tax Contest relating to a Pass-Through Tax Return of the Company for a taxable period ending on or prior to the Closing Date.
“Pass-Through Tax Return” means (i) any Tax Return of an entity in respect of which items of income, deduction, credit, gain or loss are required to be reported and with respect to which the equity holders or beneficial owners of such entity are required to pay the related Tax with respect to such items and (ii) any Tax Return in respect of which any nonresident withholding Tax and any pass-through entity Tax is required to be reported.
“Paycheck Protection Program” means the U.S. Small Business Administration Paycheck Protection Program under Division A, Title I of the CARES Act.
“Per Share Earnout Amounts” means the (i) Per Share 2026 Earnout Payment Amount and (ii) the Per Share 2027 Earnout Payment Amount.
“Per Share 2026 Earnout Payment Amount” means the quotient of (i) the 2026 Performance Amount, divided by (ii) the Shares.
“Per Share 2027 Earnout Payment Amount” means the quotient of (i) the 2027 Performance Amount, divided by (ii) the Shares.
“Performance Amount” has the meaning set forth in Section 2.5(a)(i).
“Permits” means all licenses, permits, consents, authorizations, registrations, approvals, qualifications, findings of suitability, and filings under any applicable Law or with any Governmental Entities.
“Permitted Encumbrances” has the meaning set forth in Section 4.7(a).
“Person” means an individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization or other entity, or any Governmental Entity.

“Personal Information” means any information that (i) can be used to identify or is reasonably capable of being associated with a unique natural person or household (either alone or in combination with other information which is in the possession of the Company), including but not limited to the following: directly-identifying information (e.g., name, address, telephone number, email address, financial account number, government-issued identifier, health information, or any other data used or intended to identify, contact or precisely locate a person); or (ii) is regulated by any Privacy Laws as personal information, personally identifiable information or personal data.
“Post-Closing Tax Period” means any Tax period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.
“PPP Indebtedness” means any Indebtedness of the Company, whether outstanding, repaid or forgiven, obtained by the Company pursuant to the Paycheck Protection Program.
“Pre-Closing Tax Contest” has the meaning set forth in Section 10.5.
“Pre-Closing Taxes” means any and all (i) Taxes of the Company for, or with respect to, any Pre-Closing Tax Period (determined with respect to the pre-Closing portion of any Straddle Period in accordance with Section 10.4), including any Taxes relating to a Pre-Closing Tax Period or the pre-Closing portion of any Straddle Period payable under the Partnership Tax Audit Rules, (ii) Taxes of any other Person imposed on or asserted against the Company, or for which the Company is liable, as a result of the Company (or any predecessor thereof) being or having been a member of an Affiliated Group on or prior to the Closing Date (including under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or non-U.S. law), (iii) Taxes of any Person (other than the Company imposed on the Company as a transferee or successor, by Contract, operation of Law or otherwise, which Taxes relate to an affiliation, connection, event or transaction occurring, or a Contract entered into, before the Closing, (iv) Taxes of any Seller or any of its Affiliates (other than the Company), and (v) Taxes arising as a result of any transactions contemplated by this Agreement (including any Transfer Taxes), in each case, except to the extent of the amount of any such Taxes that were included in Accrued Income Taxes, in Company Transaction Expenses, or as a liability in Net Working Capital, in each case as finally determined and actually resulting in a reduction to the Purchase Price received by the Sellers.
“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period ending on and including the Closing Date.
“Pre-Closing Tax Returns” has the meaning set forth in Section 10.1(a).
“Prime Lease” means that certain Standard Industrial/Commercial Multi-Tenant Lease – NET, dated June 29, 2017, by and between the Sublandlord and TBTM, LLC, a Nevada limited liability company and prime landlord, for Suites 301 and 302 at 8475 W. Sunset Road, Las Vegas, NV 89113.

“Privacy Contracts” means all requirements contained in the Contracts that the Company has entered into regarding the Processing of Personal Information.
“Privacy Laws” means to the extent applicable to the Company, all Laws, or government regulations concerning the Processing of Personal Information.
“Privacy Policies” means any privacy notices and policies published by Company that concern their Processing of Personal Information.
“Proceedings” has the meaning set forth in Section 4.14(a).
“Process,” “Processed” or “Processing” means any operation performed on Personal Information, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction or otherwise as defined under Privacy Laws.
“Property” (or “Properties” when the context requires) means any Real Property and any tangible personal or mixed property, owned or leased by the Company.
“Proprietary Software” means any and all Software owned (or purported to be owned), in whole or in part, by the Company.
“Pro Rata Portion” means, as set forth in the Closing Consideration Schedule for each Seller, (i) the number of Shares held by such Seller, divided by (ii) the Shares; provided, however, that with respect to any indemnification by the Seller Indemnified Parties of their Pro Rata Portion, such term shall include (x) Douglas M. Osrow with respect to OSR and (y) Sebastian-Stefan Ailioaie with respect to NLX and VMRG.
“Purchase Price” has the meaning set forth in Section 2.2.
“Purchase Price Escrow Amount” means $300,000.
“Purchase Price Escrow Fund” means the Purchase Price Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.
“Purchaser” has the meaning set forth in the Preamble.
“Purchaser Consolidated Group” means any consolidated, combined, affiliated, aggregated, unitary or similar group for Tax purposes that includes Purchaser, GDC America, Inc. or any of their Affiliates that is not the Company, including by reason of any Person being treated as an entity disregarded as separate from Purchaser, GDC America, Inc. or any such Affiliate for Tax purposes, other than such a group that is composed solely of the Company.
“Purchaser Indemnified Parties” has the meaning set forth in Section 9.1(a).

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.2(b).
“Real Property” means any real property leased or subleased by the Company, together with all buildings, structures and facilities located thereon.
“Related Party” means, with respect to the Company, (a) any Affiliate thereof, (b) any Person who serves as a director, officer, general partner, managing member or in a similar capacity thereof or any of such entities Affiliates, (c) any immediate family member of any Person described in clause (a) or (b), and (d) any other Person who holds, individually or together with such other Person’s Affiliates and any members of such other Person’s immediate family, directly or indirectly, more than five percent (5%) of the outstanding equity or ownership interests of the Company.
“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharge, injecting, escaping, leaching, dumping, disposing, depositing or migration into or through the Environment.
“Released Persons” has the meaning set forth in Section 11.18.
“Releasing Persons” has the meaning set forth in Section 11.18.
“Representative” means with respect to a particular Person, any director, officer, member, manager, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.
“Representative Losses” has the meaning set forth in Section 11.16(c).
“Restrictive Covenant Agreement” means the form of restrictive covenant agreement attached hereto as Exhibit D to be executed as of the Closing by each Seller, Douglas M. Osrow, Sebastian-Stefan Ailioaie and Laura Ailioaie.
“Retained General Indemnity Amount” has the meaning set forth in Section 9.8(a).
“Retained Special Indemnity Amount” has the meaning set forth in Section 9.8(b).
“Review Period” has the meaning set forth in Section 2.5(b)(ii).
“Sale Event” has the meaning set forth in Section 2.5(e).
“Sanctioned Countries” has the meaning set forth in Section 4.25.
“Sanctions and Export Controls” has the meaning set forth in the definition of “Customs and International Trade Laws”.
“Schedule of Adjustments” has the meaning set forth in Section 3.3(b).
“SEC” means the United States Securities and Exchange Commission.

“Second Escrow Release Date” has the meaning set forth in Section 9.8(b).
“Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute thereto and the rules and regulations of the SEC promulgated thereunder.
“Seller” or “Sellers” has the meaning set forth in the Preamble.
“Seller Indemnified Parties” has the meaning set forth in Section 9.2.
“Seller Indemnity Parties” has the meaning set forth in Section 9.1(a).
“Seller Representative” has the meaning set forth in the Preamble.
“Seller Return” has the meaning set forth in Section 10.1(b).
“Seller Tax Return(s)” has the meaning set forth in Section 10.8.
“Service Agreements” has the meaning set forth in Section 4.10(a)(viii).
“Services” has the meaning set forth in Section 4.17(c).
“Shares” has the meaning set forth in the Recitals.
“Software” means any and all (a) computer programs, systems, applications and code (whether in Source Code, object code or other form), including any and all software implementations of algorithms, routines, compilers, assemblers, application programming interfaces, middleware, firmware, and operating system software and all versions, updates, released, patches, corrections, enhancements, and modifications to any of the foregoing, (b) data files, databases and compilations, including any and all libraries, data and collections of data, (c) development and design tools, descriptions, flowcharts and other work product used to design, plan, organize and develop any of the foregoing, and (d) documentation, including specifications, files, scripts, developer notes, comments, annotations, user documentation (including user instructions, guides, and manuals), and training materials, relating to any of the foregoing.
“Source Code” means any and all collections of code and instructions in a form that is readily suitable for review and edit by programmers having ordinary skill in the art, including related programmer comments and documentation embedded therein.
“Special Indemnification Items” has the meaning set forth on Schedule 9.1(a)(vii).
“Special Indemnity Amount” has the meaning set forth in Section 9.8(a).
“Specified Individual” means the individuals set forth on Exhibit B.
“Specified Offer Letters” means (i) the offer letter agreement and related confirmatory intellectual property assignment agreement dated and executed on or prior to the date hereof by Douglas M. Osrow, (ii) the confirmatory intellectual property assignment dated and executed on or prior to the date hereof by Sebastian Ailioaie, (iii) the offer letter agreement dated and executed no later than August 19, 2025 by Sebastian Ailioaie, and (iv) the offer letter agreements and confirmatory intellectual property assignment agreements dated and executed no later than August 19, 2025 by Paula Sondreal and Laura Ailioaie, each of (i) through (iv) to be effective as of the Closing, entered into between Purchaser and each Specified Individual or the Company and each Specified Individual, as applicable.
“Straddle Period” means any Tax period that begins on or prior to, and ends after, the Closing Date.
“Sublandlord” means Greater Nevada, LLC, a Nevada limited liability company.
“Sublease” means that certain Sublease, dated June 12, 2025, by and between the Company and the Sublandlord, pursuant to which the Sublandlord subleases to the Company Suite 301 at 8475 W. Sunset Road, Las Vegas, NV 89113, and which Sublease is subject to the Prime Lease.
“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, partnership, limited liability company or other entity in which such Person, directly or indirectly, owns or controls fifty percent (50%) or more of the voting stock or other ownership interests.
“Target Net Working Capital” means $([***]).
“Tax” or “Taxes” means (i) any and all federal, state, local or non-U.S. taxes, duties, imposts, levies, assessments, fees, withholdings or other similar charges imposed, assessed or collected by any Governmental Entity, including all income, corporation, alternative minimum, gross receipts, gross margin, capital, sales, use, goods and services, ad valorem, value added, transfer, stamp duty, franchise, profits, windfall profits, net worth, inventory, capital stock, documentary, registration, license, withholding, payroll, employment, premium, recapture, credit, Medicare, social security, disability, national insurance, unemployment, excise, severance, stamp, occupation, property, escheat, abandoned or unclaimed property, estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, (ii) any and all interest, penalties, additions to tax or other additional amounts imposed by any Governmental Entity in connection with any item described in clause (i) (including, for the avoidance of doubt, any of the foregoing amounts that are imposed as a result of the failure to file any Tax Return), in each case described in clauses (i) or (ii), whether disputed or not, (iii) any and all Liabilities for any amounts of the type described in clause (i) or (ii) of this definition as a result of being or ceasing to be a member of an Affiliated Group for any period (including as a result of the provisions of Treasury Regulations Section 1.1502-6 or the analogous provisions of any U.S. state or local or non-U.S. Law), and (iv) any and all Liabilities for any amounts of the type described in clauses (i), (ii) or (iii) of this definition of any Person as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with any other Person with respect to such amounts, and including any and all Liabilities to any Person for any such amounts as a transferee or successor, by Contract, by operation of applicable Law or otherwise.
“Tax Contest” has the meaning set forth in Section 10.5.

“Tax Escrow Amount” has the meaning set forth in Section 2.3(a).
“Tax Escrow Fund” means the Tax Escrow Amount, and the funds from time to time in such account established with the Escrow Agent pursuant to the Escrow Agreement.
“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax matter.
“Tax Representations” means the representations and warranties set forth in Section 4.5 and Section 4.6(i).
“Tax Return” means any return, statement, report, election, declaration, disclosure, schedule, claim for refund, form or other document or statement with respect to Taxes (including any estimated Tax or information return or report) filed or required to be filed with any Taxing Authority, including any attachment thereto, and any amendment of any of the foregoing.
“Tax Sharing Agreement” means any obligation with respect to the sharing, allocation, indemnification, reimbursement, responsibility for or payment of any Taxes or any Tax benefits between the Company, on one hand, and any other Person(s) on the other hand (whether contained in an agreement primarily related to Taxes or as part of a larger commercial agreement not primarily related to Taxes), excluding any Commercial Tax Obligation.
“Third-Party Claim” has the meaning set forth in Section 9.6(b).
“Third-Party Datasets” has the meaning set forth in Section 4.8(k).
“Top Suppliers” has the meaning set forth in Section 4.18(a).
“Total Revenue” means all of the revenue of the Company during the specified period calculated in accordance with the principles set forth on Schedule B hereto, which reflects that Total Revenue shall be computed as gross ticket and hotel revenue, less refund amounts incurred by the Company, less dispute (net) amounts incurred by the Company, less ticket purchase amounts paid to vendors and promoters.
“Transaction” has the meaning set forth in the Recitals.
“Transfer Taxes” has the meaning set forth in Section 10.2.
“Treasury Regulations” means the regulations promulgated by the U.S. Department of Treasury pursuant to the Code.
“U.S. Person” means a “United States Person” within the meaning of Section 7701(a)(30) of the Code.
“[***] Group” has the meaning set forth in Section 4.31(e).

“Virtual Data Room” means the electronic data room maintained on iDeals VDR as “Project Tix” by or on behalf of the Company in connection with the Transaction.
“VMRG” has the meaning set forth in the Preamble.
“VMRG IRS Escrow Payment” has the meaning set forth in Section 9.9(a).

ARTICLE II.
THE PURCHASE AND SALE; CLOSING
Section 2.1.The Purchase and Sale of the Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Sellers shall sell to Purchaser and Purchaser shall purchase from the Sellers, all of the Sellers’ right, title and interest in and to the Shares, free and clear of all Encumbrances (other than Permitted Encumbrances).
Section 2.2.Purchase Price. In consideration for the sale of the Shares by the Sellers to Purchaser at Closing as set forth in Section 2.1(a), and in full payment therefor, and in reliance upon the representations, warranties, covenants and agreements made herein, Purchaser shall pay, or cause Parent to pay, the Sellers their Pro Rata Portion of the Purchase Price, subject to the terms and conditions of this Agreement. The “Purchase Price” shall consist of (a) the Closing Payment, as adjusted and paid in accordance with Section 2.3, Section 2.4 and Article III, and (b) the Performance Amounts, as adjusted and paid in accordance with Section 2.5.
Section 2.3.Closing Payment.
(a)On the Closing Date, Purchaser shall pay, or cause Parent to pay, to the Sellers their Pro Rata Portion of the Estimated Closing Payment; provided, however, that the Pro Rata Portion of the Estimated Closing Payment payable to VMRG shall be reduced by $90,000 and the Pro Rata Portion of the Estimated Closing Payment payable to NLX shall be reduced by $360,000 (together, such $450,000 amount, the “Tax Escrow Amount”). The portion of the Estimated Closing Payment consisting of the Closing Cash Consideration plus the aggregate Market Value of the Parent Share Consideration (if any) shall equal $8,000,000. At its sole discretion, Purchaser may elect to pay up to twenty-five percent (25%) of the Estimated Closing Payment in Parent Shares, so long as the Parent Shares are issued in accordance with this Agreement and are in an amount equal to the Market Value of such Parent Share Consideration and subject to the holding period and other requirements set forth in Rule 144 promulgated under the Securities Act.
(b)The Sellers and the Seller Representative hereby authorize and direct Purchaser on the Closing Date to pay via wire transfer of immediately available funds (i) the Estimated Closing Payment to the Sellers in accordance with their Pro Rata Portion to the banks and accounts set forth in the Closing Consideration Schedule, (ii) the Estimated Closing Indebtedness and Estimated Company Transaction Expenses to the payees and their accounts as set forth on the Estimated Closing Statement Certificate, (iii) the Escrow Amount and the Tax Escrow Amount to Citibank, N.A., a national banking association organized and existing under the laws of the U.S., as escrow agent (the “Escrow Agent”), for deposit into an account pursuant to an escrow agreement by and among Purchaser, the Seller Representative and the Escrow Agent (the “Escrow Agreement”) in a form to be mutually agreed in good faith by Purchaser and the Sellers and be held by the Escrow Agent as security for the Purchase Price adjustment, the indemnification obligations under Article III and Article IX, as applicable, and the covenants set forth in Section 10.8, and (iv) the KMC Closing Payment to KMC to an account designated in writing by KMC. Any portion of the Escrow Fund or the Tax Escrow Fund that is released to the

Sellers in accordance with the terms of this Agreement and the Ancillary Agreements shall constitute Purchase Price and will be paid to the Sellers in accordance with each Seller’s Pro Rata Portion.

(c) The Sellers hereby waive and release Purchaser from any claims or liabilities arising out of the further disposition of the Closing Payment.
(c)
(d)
Section 2.4.Estimated Closing Statement Certificate; Closing Consideration Schedule.
(a)Not later than five (5) Business Days prior to the anticipated Closing Date, the Company shall deliver to Purchaser a certificate prepared and signed by Douglas M. Osrow (the “Estimated Closing Statement Certificate”) setting forth in reasonable detail the Company’s good faith calculations of Estimated Net Working Capital, Estimated Closing Indebtedness, Estimated Company Transaction Expenses, Estimated Closing Cash, and the KMC Closing Payment, each as determined in accordance with the Accounting Policies and, in the case of Closing Working Capital, in the form set forth on Schedule C hereto, and in the case of Indebtedness, in the form set forth on Schedule D hereto. Such certificate shall include a reasonably detailed calculation and description of how the Estimated Net Working Capital was determined, the amount of such Estimated Net Working Capital and the amount of such Estimated Closing Cash, Estimated Company Transaction Expenses, Estimated Closing Indebtedness, and the KMC Closing Payment, and shall be used in the determination of the Estimated Closing Payment, together with reasonable supporting documentation therefor. Purchaser may, until the Closing Date, provide the Company with comments to the Estimated Closing Statement Certificate and the Closing Consideration Schedule, and the Company and Purchaser shall negotiate in good faith to mutually agree upon a final Estimated Closing Statement Certificate and Closing Consideration Schedule; provided, however, that if, one (1) Business Day prior to the anticipated Closing Date Purchaser and the Company have not mutually agreed upon a final Estimated Closing Statement Certificate and Closing Consideration Schedule, then Purchaser shall deliver to the Company in good faith its estimate of Estimated Net Working Capital, Estimated Closing Indebtedness, Estimated Company Transaction Expenses, Estimated Closing Cash and the KMC Closing Payment and such estimate from Purchaser shall be used for purposes of calculating the Estimated Closing Payment at Closing. The Company shall provide all supporting documentation reasonably requested by Purchaser in connection with Purchaser’s review of the Estimated Closing Statement Certificate and Closing Consideration Schedule.
(b)Notwithstanding anything to the contrary in this Agreement or any investigation or examination conducted, or any knowledge possessed or acquired, by or on behalf of Purchaser or any of its Affiliates, (i) the Parties acknowledge and agree that the preparation of the Closing Consideration Schedule and the allocation set forth therein are the sole responsibility of the Sellers (and not the Seller Representative), and that Purchaser and its respective Affiliates (including, following the Closing Date, the Company) shall be entitled to rely on the Closing Consideration Schedule, without any obligation to investigate or verify the accuracy or correctness thereof, and to make payments in accordance therewith and (ii) in no event shall Purchaser or any of its respective Affiliates, have any Liability to any Person (including the Seller Representative and each of the Sellers) in connection with any claims relating to any alleged inaccuracy or miscalculations in, or otherwise relating to, the preparation of the Closing Consideration Schedule and the allocation set forth therein or payments made by any Person (including Purchaser and its Affiliates) in accordance therewith.

(c)At least five (5) Business Days prior to the Closing Date, the Company shall provide to Purchaser (i) a complete and correct list of the obligees of all the Estimated Closing Indebtedness of the Company, (ii) the amount of the Estimated Closing Indebtedness owed to each such obligee as at the Closing Date immediately prior to the Closing (including the amount, if any, required to be deducted, withheld or collected pursuant to applicable Tax Laws), (iii) the amount of the KMC Closing Payment owed to KMC, (iv) wire instructions for each such obligee and (v) applicable Tax forms for each such obligee, including an executed IRS Form W-9 or IRS Form W-8, as applicable. At the Closing, the Company shall provide Purchaser with executed payoff letters in form and substance reasonably satisfactory to Purchaser providing for the satisfaction and discharge of all obligations in respect of the Estimated Closing Indebtedness, including the termination of all related commitments, the release of all related guarantees and Encumbrances and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such indebtedness.
(d)At least five (5) Business Days prior to the Closing Date, the Company shall cause each payee of Estimated Company Transaction Expenses to submit a written invoice for the full amount of such payee’s Estimated Company Transaction Expenses, which invoice shall provide that, upon payment of such invoice, all amounts due to such payee by the Company for services rendered in connection with this Agreement and the transactions contemplated hereby and thereby (whether rendered prior to or after the Closing) shall be paid in full. At least two (2) Business Days prior to the Closing Date, the Company shall provide to Purchaser a complete and correct list of (i) the payees of Estimated Company Transaction Expenses, (ii) the amount of Estimated Company Transaction Expenses payable to each such payee (including the amount, if any, required to be deducted, withheld or collected pursuant to applicable Tax Laws), (iii) wire instructions for each such payee and (iv) applicable Tax forms for each payee, including an executed IRS Form W-9 or IRS Form W-8, as applicable.
(e)At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a schedule in the form of Exhibit C hereto (the “Closing Consideration Schedule”), which schedule shall be certified as complete and correct by an officer of the Company and which shall accurately set forth:
(i)the Estimated Per Share Closing Payment Consideration (including a breakdown of each component thereof); and
(ii)all Sellers of Shares and their respective addresses, the number of Shares held by each such Seller and the aggregate consideration to be paid to each Seller for their Shares pursuant to Section 2.3 hereof, including the cash amount and number of Parent Shares (if any, which shall be rounded to the nearest number of Parent Shares) to be delivered to each Seller.
Section 2.5.Contingent Payments.
(a)Performance Amounts.
(i)At such times as provided in Section 2.5(d), Purchaser shall pay as part of the Purchase Price in accordance with Section 2.2, with respect to each Calculation Period, an amount, if any (each, a “Performance Amount”), calculated as follows:
(A)with respect to the 2026 Calculation Period, an amount equal to the following (such amount, as finally determined in accordance with this Section 2.5, the 2026 Performance Amount”):

1.if the 2026 Adjusted Operating Profit, as finally determined in accordance with this Section 2.5, is less than $[***], $0;
2.if the 2026 Adjusted Operating Profit, as finally determined in accordance with this Section 2.5, equals $[***], $1,000,000; and
3.if the 2026 Adjusted Operating Profit, as finally determined in accordance with this Section 2.5, exceeds $[***], (x) $1,000,000 plus (y) the lesser of (I) $10,000,000 or (II) the product of (a) the amount by which 2026 Adjusted Operating Profit exceeds $[***] multiplied by (b) 6.
4.For the avoidance of doubt, the maximum 2026 Performance Amount is $11,000,000.
(B)with respect to the 2027 Calculation Period, an amount equal to the following (such amount, as finally determined in accordance with this Section 2.5, the “2027 Performance Amount”):
1.if the 2027 Adjusted Operating Profit, as finally determined in accordance with this Section 2.5, is less than $[***], $0;
2.if the 2027 Adjusted Operating Profit, as finally determined in accordance with this Section 2.5, equals $[***], $1,000,000; and
3.if the 2027 Adjusted Operating Profit, as finally determined in accordance with this Section 2.5, exceeds $[***], (x) $1,000,000 plus (y) the lesser of (I) $10,000,000 plus fifty percent (50%) of the difference, if positive, between $10,000,000 and the 2026 Performance Amount or (II) the product of (a) the amount (if any) by which 2027 Adjusted Operating Profit exceeds the greater of (i) 2026 Operating Profit and (ii) $[***], multiplied by (b) 6.
4.For the avoidance of doubt, the maximum 2027 Performance Amount is $11,000,000.
(ii)In no event shall Purchaser or any other Affiliate of Purchaser be obligated to pay the Sellers more than: (A) $22,000,000 in Performance Amounts in the aggregate for all Calculation Periods (the “Maximum Performance Amount”); and (B) $30,000,000 in the aggregate for the Closing Cash Consideration, the Market Value of the Parent Share Consideration, the 2026 Performance Amount and the 2027 Performance Amount.
(iii)Subject to Section 2.5(g), the Performance Amounts will be allocated among the Sellers in the same allocation as set forth on the Closing Consideration Schedule as for the Closing Payment, and the cash portion thereof will be paid by wire transfer of immediately available funds to the account(s) designated by each Seller in accordance with the timing set forth in Section 2.5(d) and the payment mechanics set forth in Section 3.3(f).

(b)Procedures Applicable to Determination of the Performance Amounts.
(i)On or before the date which is ninety (90) days after the last day of each Calculation Period, Purchaser shall prepare and deliver to the Seller Representative a written statement (in each case, a “Contingent Payment Calculation Statement”) setting forth in reasonable detail its determination of Adjusted Operating Profit for the applicable Calculation Period and its calculation of the resulting Performance Amount (in each case, a “Contingent Payment Calculation”).
(ii)The Seller Representative shall have thirty (30) days after receipt of the Contingent Payment Calculation Statement for each Calculation Period (in each case, the “Review Period”) to review the Contingent Payment Calculation Statement and the Contingent Payment Calculation set forth therein. During the Review Period, the Seller Representative and its accountants shall have the right to inspect the Company’s books and records during normal business hours at the Company’s offices, upon reasonable prior written notice and solely for purposes related to the determinations of Adjusted Operating Profit and the resulting Performance Amount, including, to the extent necessary any financial statements of Purchaser and the Company, to the extent that such financial statements are referred to, relied upon or form any part of the determination of Adjusted Operating Profit. To the extent that for any reason Purchaser or any of its Representatives unreasonably withholds or delays providing the Seller Representative or its accountants with reasonable access to inspect the books and records of the Company, the Review Period shall be tolled until the date upon which Seller Representative and, as contemplated by this Section 2.5(b)(ii), its accountants are provided access for the review of such books and records. Prior to the expiration of the Review Period, the Seller Representative may object to the Contingent Payment Calculation set forth in the Contingent Payment Calculation Statement for the applicable Calculation Period by delivering a written notice of objection (a “Contingent Payment Calculation Objection Notice”) to Purchaser. Any Contingent Payment Calculation Objection Notice shall specify the items in the applicable Contingent Payment Calculation disputed by the Seller Representative and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If the Seller Representative fails to deliver a Contingent Payment Calculation Objection Notice to Purchaser prior to the expiration of the Review Period, then the Contingent Payment Calculation set forth in the Contingent Payment Calculation Statement shall be final and binding on the Parties. If the Seller Representative timely delivers a Contingent Payment Calculation Objection Notice, Purchaser and the Seller Representative shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Adjusted Operating Profit and the Performance Amount for the applicable Calculation Period. If Purchaser and the Seller Representative are unable to reach agreement within thirty (30) days after such Contingent Payment Calculation Objection Notice has been given (and do not choose to mutually agree in writing to extend such period of negotiations), all unresolved disputed items shall be referred to the Independent Auditor for resolution consistent with the procedures set forth in Section 3.3(c), mutatis mutandis. The resolution of the dispute and the calculation of Adjusted Operating Profit that is the subject of the applicable Contingent Payment Calculation Objection Notice by the Independent Auditor shall be final and binding on the Parties absent Fraud or manifest error.
(c)Independence of Performance Amounts. Purchaser’s obligation to pay each of the Performance Amounts to the Sellers in accordance with Section 2.5(a) is an independent obligation of Purchaser and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent to any preceding or subsequent Performance Amount and the obligation to pay a Performance Amount to the Sellers shall not obligate Purchaser to pay any preceding or subsequent Performance Amount.

(d)Timing of Payment of Performance Amounts. Subject to Section 2.5(g), any Performance Amount that Purchaser is required to pay pursuant to Section 2.5(a) hereof shall be paid as follows:
(i)The 2026 Performance Amount shall be paid in full no later than April 1, 2027 (which date shall be extended as necessary for the final resolution of any dispute raised by the Seller Representative in a Contingent Payment Calculation Objection Notice).
(ii)The 2027 Performance Amount shall be paid in full no later than April 1, 2028 (which date shall be extended as necessary for the final resolution of any dispute raised by the Seller Representative in a Contingent Payment Calculation Objection Notice).
(e)Acceleration upon Purchaser’s Election. At any time after the Closing Date, Purchaser may, in its sole discretion, elect to make a payment consistent with the term set forth in Section 2.5(g) to the Sellers in an aggregate amount equal to the Maximum Performance Amount less any amounts previously paid to the Sellers pursuant to this Section 2.5 which, upon payment thereof, shall fully release and discharge Purchaser and its successors and assigns from any further liability or obligation pursuant to this Section 2.5. In the event of any transaction resulting in (i) the sale, conveyance or disposition in one or more series of transactions of all or substantially all of the assets of Purchaser, (ii) the acquisition, directly or indirectly, by a Person, who is not an owner of any interest in Purchaser on the Closing Date, of beneficial ownership of securities representing at least fifty percent (50%) of the voting power of the securities issued by Purchaser, or (iii) the consolidation, merger or other business combination of Purchaser and a Person, who is not an owner of any interest in Purchaser on the Closing Date, however effected, resulting in such Person acquiring, directly or indirectly, beneficial ownership of at least fifty percent (50%) of the voting power of the securities of the combined entity outstanding immediately after such combination (each, a “Sale Event”), in each case in which both (x) Purchaser is not the surviving entity and (y) which does not directly or indirectly provide for the assumption of the obligations of Purchaser under this Section 2.5, Purchaser shall require, as a condition to such Sale Event, that the purchaser under such transaction assume the obligation to pay any then-remaining Performance Amount on the same terms and conditions as this Agreement unless otherwise agreed to by prior written consent of the Seller Representative. Furthermore, if at any time after the Closing Date through December 31, 2027, Purchaser consummates a [***] Transaction, (i) Purchaser and Douglas M. Osrow agree to amend Douglas M. Osrow’s Specified Offer Letter, subject to his acceptance, to include duties for Douglas M. Osrow to act as the vertical manager of the [***] business and (ii) Purchaser and the Seller Representative agree to amend Section 2.5(a)(i) of this Agreement to re-set, in good faith, mutually agreeable Performance Amount formulas based on the combined business of [***] and the Company taking into account the remaining portion of the Calculation Periods and ensuring that the Sellers have the ability to achieve the Maximum Performance Amount through the end of the 2027 Calculation Period.
(f)Post-Closing Operation. Subject to the terms of this Agreement and the other Ancillary Agreements, following the Closing, Purchaser shall have sole discretion with regard to all matters relating to the operation of the Company and the Business, and none of Purchaser or any of its Affiliates (i) shall be under any obligation or have any duty to act in such a manner that would maximize the amount of the Performance Amount, (ii) will owe any Seller any fiduciary or similar duty in respect of the magnitude of the Performance Amount, or (iii) will have any obligation, or will be bound by any agreement or covenant of any kind, in respect of this Section 2.5 other than an obligation to comply with the covenants and agreements expressly set forth in this Section 2.5; provided, however, that Purchaser shall not, directly or indirectly, (x) take any actions in bad faith that would have the effect of avoiding, reducing, or delaying the payment of any of the Performance Amounts hereunder or (y) terminate the employment of any Specified Individual of the Company without Cause (as defined in the applicable Specified Individual’s Specified Offer Letter) prior to January 1, 2028. Purchaser shall maintain books and records of the Company during the Calculation Period as is reasonably necessary to allow for the calculation of Adjusted Operating Profit.
(g)Method of Payment; Right of Set-off.
(i)At its sole discretion, Purchaser may choose to pay up to fifty percent (50%) of the Performance Amounts in Parent Shares, so long as the Parent Shares are issued in accordance with this Agreement and are in an amount equal to the Market Value of the Per Share Earnout Amount and subject to the requirements of Rule 144 promulgated under the Securities Act; provided, however, that, if, pursuant to a Sale Event, Purchaser is no longer listed on the NASDAQ Stock Market or any other public stock exchange, then any Performance Amount to be paid after the occurrence of such Sale Event must be paid in cash.
(ii)Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid to a Seller pursuant to this Section 2.5 the amount of (A) any adjustments to the Purchase Price owed to Purchaser pursuant to Article III, (B) any Damages to which any Purchaser Indemnified Party may be entitled under Article IX of this Agreement or any other Ancillary Agreement from such Seller and (C) any amounts owed to Purchaser or any of its Affiliates under Article X of this Agreement from such Seller. In addition, Purchaser shall have the right to withhold and set off against any amount otherwise due to be paid to the Sellers pursuant to this Section 2.5 the amount of any Company Transaction Expenses incurred after the Closing Date (including, without limitation pursuant to the arrangements set forth on Schedule 4.16 of the Company Disclosure Schedules) to the extent not already included as a deduction in the calculation of the final Purchase Price pursuant to Section 3.3.
(h)No Security. The Parties understand and agree that (A) the contingent rights to receive any Performance Amount shall not be represented by any form of certificate or other instrument, are not transferable except by operation of Laws relating to descent and distribution, divorce and community property, and do not constitute an equity or ownership interest in Parent, Purchaser or the Company, (B) no Seller shall have any rights as a securityholder of Parent, Purchaser or the Company solely as a result of such Seller’s contingent right to receive any Performance Amount hereunder, and (C) no interest is payable with respect to any Performance Amount.
Section 2.6.No Liability. None of Parent, Purchaser, the Company or the Seller Representative shall be liable to any Person in respect of any Purchase Price delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.
Section 2.7.No Further Right of Transfers. From and after the Closing Date, each Seller shall cease to have any rights as an equity holder of the Company.
Section 2.8.The Closing. The Closing shall take place remotely via the electronic exchange of documents and signatures and shall be deemed effective at 12:01 A.M. Eastern Standard Time on the first day of the next month following the conditions set forth in Article VII having been satisfied or waived (other than conditions that by their terms are to be satisfied at the Closing but subject to the satisfaction of such conditions) or at such other place, time or date as may be mutually agreed upon by the Parties hereto (the day on which the Closing takes place being the “Closing Date”).
Section 2.9.Deliveries by the Company. At the Closing, the Company shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to Purchaser the following:

(a)a certificate of the Secretary of the Company certifying copies of the respective Organizational Documents of the Company and the resolutions of the governing body of the Company authorizing the execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, and certifying the signature and incumbency of the persons authorized to execute and deliver this Agreement, the Ancillary Agreements to which it is a party and any other agreements, instruments, or other documents or certificates that the Company is required to deliver pursuant to this Agreement;
(b)a certificate of good standing as of a recent date with respect to the Company from the State of Nevada;
(c)each Ancillary Agreement (other than the Specified Offer Letters) to which the Company, any Seller or the Seller Representative is a party, duly executed by the Company, such Seller or the Seller Representative, as applicable;
(d)the books and records of the Company as they exist on the Closing Date, to the extent such documents are not located at the offices of the Company;
(e)a properly completed and duly executed and valid applicable IRS Form (i) W-9 from the Company, each Seller and the Seller Representative, and (ii) W-8 from Roweb Development SA, a Romanian joint-stock company;
(f)an equity interest assignment duly executed by each Seller in form and substance reasonably acceptable to Purchaser regarding transfer of the Shares owned by such Seller from each Seller to Purchaser;
(g)copies of intellectual property assignment agreements executed by each Person set forth on Schedule 4.8(c) in form and substance reasonably satisfactory to Purchaser;
(h)copies of releases duly executed by each Person set forth on Schedule 2.9(h) who receives consideration in exchange for such release in connection with the consummation of the Transaction in form and substance reasonably satisfactory to Purchaser;
(i)(i) evidence in form and substance reasonably acceptable to Purchaser that all transactions between the Company, on the one hand, and any Seller or any Subsidiary or Affiliate or Related Party of any Seller, on the other hand, have been terminated as of Closing and (ii) evidence satisfactory to Purchaser that all fees that may be due under any advisory, services and management agreements with Sellers of the Company have either been previously paid or waived by such Sellers and no such fees will be payable in the future;
(j)the resignations of the officers and managers of the Company in accordance with Section 6.10, effective as of the Closing Date, as requested by Purchaser prior to Closing;
(k)copies of customary payoff letters in form and substance reasonably acceptable to Purchaser providing for the satisfaction and discharge of all obligations in respect of the Company’s Indebtedness (including the KMC Closing Payment and the OSR Closing Payment, but other than any Indebtedness described in clause (xi) of the definition thereof), including the termination of all related commitments, the release of all related guarantees and Encumbrances and filing of all documents necessary or desirable to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such Indebtedness, all in accordance with Section 6.12;

(l)evidence in form and substance reasonably acceptable to Purchaser that any car lease in the name of the Company has been assigned to and assumed by Douglas M. Osrow;
(m)a copy of the “tail” cyber security liability insurance policy covering the Company procured in accordance with Section 6.14 in form and substance reasonably acceptable to Purchaser;
(n)an Accredited Investor Questionnaire executed by each Seller that may receive Parent Share Consideration;
(o)all materials and documentation required to provide Purchaser and its Representatives, effective at Closing, the power and authority to access, manage, control and sign documentation on behalf of all bank accounts of the Company, including (i) replacement signature cards and documentation, (ii) account names, passwords and portal access, (iii) evidence of appropriate authority and (iv) any other documentation and materials required in respect of such bank accounts;
(p)an electronic copy of the Virtual Data Room; and
(q)such other documents and instruments as Purchaser reasonably requests to consummate the transactions contemplated by this Agreement.
Section 2.10.Deliveries by Purchaser. At or after the Closing, as applicable, Purchaser shall deliver (in addition to any other documents required to be delivered pursuant to Article VII) or cause to be delivered to the Sellers, the Company, the Seller Representative, the Escrow Agent, or KMC, as applicable, the following:
(a)(i) the Estimated Closing Payment to the Sellers, (1) the Closing Cash Consideration portion of which shall be delivered by Purchaser to the Sellers and (2) the Parent Share Consideration portion (if any) of which Purchaser shall cause the Parent to deliver to the Sellers, (ii) the Escrow Amount to the Escrow Agent, (iii) the Tax Escrow Amount to the Escrow Agent and (iv) the KMC Closing Payment to KMC; and
(b)the Ancillary Agreements (other than the Specified Offer Letters) to which Purchaser is a party, duly executed by Purchaser.
Section 2.11.Tax Withholding. Each of Purchaser and the Company shall be entitled to deduct and withhold from the Purchase Price or any other amounts payable to any Seller or any other applicable payee(s), any amounts required to be deducted and withheld under any applicable Tax Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the applicable payee(s) or such Seller, as applicable.
Section 2.12.No Fractional Shares. No fractional Parent Shares shall be issued as part of the Purchase Price, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of Parent. Each Seller who would otherwise have been entitled to receive a fraction of a Parent Share pursuant to this Agreement shall receive, in lieu thereof, cash (without interest and subject to applicable Tax withholding) in an amount equal to such fractional part of a Parent Share multiplied by the Market Value thereof.

ARTICLE III.
PURCHASE PRICE ADJUSTMENT
Section 3.1.Purchase Price. The Purchase Price shall be subject to adjustment as set forth below and all references in this Agreement to the Purchase Price shall be deemed to be the Purchase Price as adjusted pursuant to this Article III.
Section 3.2.Certain Adjustments.
(a)(i) If Closing Working Capital, as finally determined pursuant to Section 3.3, is less than the Estimated Net Working Capital, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall or (ii) if Closing Working Capital, as finally determined pursuant to Section 3.3, is greater than the Estimated Net Working Capital, then the Purchase Price shall be increased dollar-for-dollar by the amount of such increase.
(b)(i) If the Closing Cash, as finally determined pursuant to Section 3.3, is less than the Estimated Closing Cash, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such shortfall or (ii) if Closing Cash, as finally determined pursuant to Section 3.3, is greater than the Estimated Closing Cash, then the Purchase Price shall be increased dollar-for-dollar by the amount of such increase.
(c)(i) If the Closing Indebtedness of the Company, as finally determined pursuant to Section 3.3, is less than the Estimated Closing Indebtedness of the Company, then the Purchase Price shall be increased dollar-for-dollar by the amount of such shortfall or (ii) if the Closing Indebtedness of the Company, as finally determined pursuant to Section 3.3, is greater than the Estimated Closing Indebtedness of the Company, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such excess.
(d)(i) If the Company Transaction Expenses, as finally determined pursuant to Section 3.3, are less than the Estimated Company Transaction Expenses, then the Purchase Price shall be increased dollar-for-dollar by the amount of such shortfall or (ii) if the Company Transaction Expenses, as finally determined pursuant to Section 3.3, are greater than the Estimated Company Transaction Expenses, then the Purchase Price shall be reduced dollar-for-dollar by the amount of such excess.
Section 3.3.Closing Balance Sheet; Schedule of Adjustments.
(a)The determination of the adjustments, if any, required to be made to the Purchase Price pursuant to Section 3.2 shall be made pursuant to the following provisions:
(b)Within one hundred twenty (120) days after the Closing Date, Purchaser shall prepare and deliver, or cause to be prepared and delivered, to the Seller Representative the following: (i) a balance sheet of the Company as of immediately prior to the Closing presented in substantially the format attached hereto as Schedule 3.3 (the “Closing Balance Sheet”) and prepared in accordance with the Accounting Policies, (ii) a calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness, and the KMC Closing Payment, in each case, calculated in accordance with the Accounting Policies; and (iii) the adjustment, if any, required to be made to the Purchase Price pursuant to Section 3.2 (the “Schedule of Adjustments”). If Purchaser fails to deliver the Closing Balance Sheet and the Schedule of Adjustments within such period, Purchaser shall be deemed to have agreed to the calculations set forth in the Estimated Closing Statement Certificate prepared by the Company and such Estimated Closing Statement Certificate and the calculations set forth therein shall be considered final.

(c)The Seller Representative will have a period of thirty (30) days following the delivery of the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness, and the KMC Closing Payment and the Schedule of Adjustments to notify Purchaser in writing of any disagreements with any of the foregoing (such notice, a “Dispute Notice”), any such Dispute Notice shall specify those items or amounts as to which the Seller Representative disagrees and its alternative calculations with respect to each disputed item set forth in the Schedule of Adjustments (in each case including the reasons therefore and reasonable detail on such objections) and the Seller Representative shall be deemed to have agreed with all other items and amounts contained in the Schedule of Adjustments, which shall be final, binding and conclusive for all purposes hereunder. The Seller Representative and its accountants will have reasonable access during normal business hours and upon reasonable notice to the books, records, work papers and other financial information of the Company related solely to the preparation of the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness, the KMC Closing Payment and the Schedule of Adjustments. To the extent that for any reason Purchaser or any of its Representatives unreasonably withholds or delays providing Seller Representative or its accountants with reasonable access to inspect the books and records of the Company, the Review Period shall be tolled until the date upon which the Seller Representative and, as contemplated by this Section 3.3(c), its accountants are provided access for the review of such books and records. The failure of the Seller Representative to submit a Dispute Notice to Purchaser within such 30-day period (as the same may be extended pursuant to the immediately preceding sentence) shall be deemed acceptance of the Closing Balance Sheet as well as the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness, the KMC Closing Payment and the Schedule of Adjustments. In the event that the Seller Representative timely submits a Dispute Notice to Purchaser, the Parties will attempt in good faith to resolve such disagreement and, upon such resolution, if any, any adjustment to the Purchase Price shall be made in accordance with the agreement of the Parties. If within twenty (20) Business Days (or such longer period as Purchaser and the Seller Representative shall mutually agree in writing) after delivery to Purchaser of the Dispute Notice, the Parties are unable to resolve such disagreement, then either the Seller Representative, on the one hand, or Purchaser, on the other hand, shall have the right to submit the determination of such matters to an independent accountant of national standing reasonably acceptable to the Seller Representative and Purchaser (the “Independent Auditor”). Each of the Seller Representative and Purchaser shall comply, and shall instruct the Independent Auditor to comply, with the terms of reference and procedures set forth below:
(i)The Independent Auditor (i) shall consider only those items or amounts in the Schedule of Adjustments as to which the Seller Representative has disagreed and which have not been resolved prior to submission to the Independent Auditor and (ii) shall not consider any proposals related to settlement of any disputed items made by any of the Parties. The Independent Auditor is not authorized to, and shall not, make any other determination including any determination with respect to any matter included in the Schedule of Adjustments or the Seller Dispute Notice that was not submitted for resolution to the Independent Auditor.
(ii)The Seller Representative and Purchaser shall each prepare a written submission within thirty (30) Business Days of the formal appointment of the Independent Auditor on the matters in dispute which, together with the relevant supporting documents, shall be submitted to the Independent Auditor for determination, with copies of such submissions submitted at the same time to the other Party.
(iii)Following delivery of their respective submissions, each of the Seller Representative and Purchaser shall have the opportunity to comment once only on the other’s submissions by written comment delivered to the Independent Auditor not later than twenty (20) Business Days after receipt of the other’s submissions, with copies of such comments submitted at the same time to the other Party.
(iv)The Independent Auditor may request further information or clarification on any matter which it in its sole discretion decides is relevant from either of the Seller Representative or Purchaser, with copies of such request submitted to at the same time to the other Party. Any response to such a request which the Seller Representative or Purchaser (as the case may be) may wish to make shall be delivered by the Seller Representative or Purchaser (as the case may be) to the Independent Auditor not later than fifteen (15) Business Days after receipt of such request from the Independent Auditor, with copies of such response submitted at the same time to the other Party. Notwithstanding the foregoing, the Independent Auditor shall not be entitled to hold any hearings or take or order the taking of depositions or other testimony.
(v)Unless otherwise directed by the Independent Auditor, following delivery of such a response, the non-responding Party (the Seller Representative or Purchaser (as the case may be)) shall have the opportunity to comment once only on the response by written comment delivered to the Independent Auditor not later than fifteen (15) Business Days after receipt of the response by the non-responding Party (the Seller Representative or Purchaser (as the case may be)), with copies of such comment submitted at the same time to the other Party.
(vi)Thereafter, neither the Seller Representative nor Purchaser (nor any other person or persons acting on behalf of any of them) shall be entitled to make further submissions except insofar as the Independent Auditor so requests in accordance with Sections 3.3(c)(iii) and (iv).
(vii)Each of the Seller Representative and Purchaser shall instruct the Independent Auditor to give its determination as soon as possible but in any event, unless otherwise agreed between the Seller Representative and Purchaser, within twenty (20) Business Days of the receipt by the Independent Auditor of all requested information (including any response time allotted to any Party pursuant to this Section 3.3).
(viii)In giving its determination, the Independent Auditor shall select either the Seller Representative’s position regarding the items submitted for resolution by the Independent Auditor or Purchaser’s position regarding the items submitted for resolution by the Independent Auditor, and shall explain what adjustments (if any) are necessary to be made to the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness, the KMC Closing Payment and/or the Schedule of Adjustments solely for the purposes of this Agreement in respect of the matters in dispute between Purchaser and the Seller Representative and referred to it pursuant to this Section 3.3(c) (and, for the avoidance of doubt, not any other matters in this Agreement or otherwise).
(ix)The Independent Auditor shall determine (using its own legal advice as appropriate) any question of the legal construction of this Agreement but only insofar as it is relevant to the determination of the Closing Balance Sheet, the calculation of Closing Working Capital, Closing Cash, Company Transaction Expenses, Closing Indebtedness, the KMC Closing Payment and/or the Schedule of Adjustments.
(x)The determination of the Independent Auditor shall, in the absence of Fraud, or manifest error, be final and binding on the Parties.

(xi)All fees and expenses of the Independent Auditor shall be allocated and paid by the Sellers if the Independent Auditor’s determination is in favor of Purchaser’s position regarding the items submitted for resolution by the Independent Auditor. Alternatively, all fees and expenses of the Independent Auditor shall be allocated and paid by Purchaser if the Independent Auditor’s determination is in favor of the Seller Representative’s position regarding the items submitted for resolution by the Independent Auditor.
(xii)The Independent Auditor shall act as an expert and, without prejudice to any other rights which they may respectively have under this Agreement, the Parties expressly waive, to the extent permitted by law, any rights of recourse to the courts they may otherwise have to challenge the Independent Auditor’s determination, except as it pertains to manifest error.
Notwithstanding anything herein to the contrary, the dispute mechanics contained in this Section 3.3(c) shall be the exclusive mechanics for resolving disputes regarding the Purchase Price adjustments set forth in this Article III, and the date on which such adjustments, if any, are finally determined in accordance with the mechanics set forth in this Section 3.3(c) shall be the “Determination Date.”
(d)If it is finally determined pursuant to this Section 3.3 that the aggregate Purchase Price paid at Closing as of the Determination Date is less than the Purchase Price as adjusted pursuant to this Section 3.3, then, Purchaser shall remit such difference to the Sellers, in cash, which shall be paid to the Sellers in accordance with the procedures set forth in Article II (the “Excess Payment”).
(e)If it is finally determined pursuant to this Section 3.3 that the Purchase Price paid at the Closing is greater than the Purchase Price as adjusted pursuant to this Section 3.3, then the Seller Representative shall instruct the Escrow Agent to remit such difference to Purchaser from the Purchase Price Escrow Fund in accordance with Section 3.3(f) below and the Seller Representative agrees to execute joint instructions to release such finally determined amounts. If the amount owed to Purchaser pursuant to this Section 3.3 is greater than the remaining amount in the Purchase Price Escrow Fund, then Purchaser shall have the right to proceed against the Indemnification Escrow Fund (on a joint and several basis by the Sellers to the extent of such funds) and, after such Indemnification Escrow Fund has been exhausted, directly against the Seller Indemnified Parties on a several, and not joint, liability basis in accordance with their Pro Rata Portion, and, each Seller Indemnified Party shall be responsible for and shall pay to Purchaser any such amounts until Purchaser has collected the full amount owed to Purchaser under this Section 3.3 but no greater than such Seller Indemnified Party’s Pro Rata Portion, which shall include any costs incurred by Purchaser in pursuing a claim against any such Seller.
(f)If, after the Determination Date and, if applicable, the release of any amounts from the Purchase Price Escrow Fund pursuant to Section 3.3(e) above there is any amount remaining in the Purchase Price Escrow Fund, the Seller Representative shall provide an updated schedule, substantially in the form of the Closing Consideration Schedule, setting forth each Seller’s allocable portion of the remaining Purchase Price Escrow Fund and the Seller Representative and Purchaser agree to execute joint instructions to release such remaining amount to the Sellers pursuant to such schedule provided by the Seller Representative.
(g)Any cash payment to be made pursuant to this Article III as a result of any adjustment made in accordance with the mechanics set forth in Section 3.3(c) above shall be paid within five (5) Business Days of the Determination Date by wire transfer of immediately available funds. Any such payment shall be made to such account or accounts as may be designated by the Party (in the case of the Seller Representative, on behalf of the Sellers) entitled to such payment.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND SELLERS
Except as set forth in the corresponding section of the Company Disclosure Schedules (it being agreed that disclosure of any item in any section of the Company Disclosure Schedules shall be deemed disclosure with respect to any other section of this Article IV to which the relevance of such item is reasonably apparent on its face), the Company and Sellers, jointly and severally, represent and warrant to Purchaser, as of the date hereof and as of the Closing Date, as follows:
Section 4.1.Organization.
(a)The Company is a validly existing limited liability company organized pursuant to, and in good standing under, the laws of the State of Nevada and has all requisite limited liability company power and authority to carry on its business as now conducted by it and to own or lease its properties and assets. The Company does not conduct any business outside of the State of Nevada.
(b)The Company has heretofore made available to Purchaser true, correct and complete copies of the Organizational Documents of the Company as in effect on the date of this Agreement. As of the date of this Agreement, the Organizational Documents of the Company are in full force and effect and have not been amended in any respect from the copies made available to Purchaser.
(c)Schedule 4.1(c) of the Company Disclosure Schedules sets forth a list of the officers and managers of the Company.
Section 4.2.Capitalization.
(a)The number of authorized, issued and outstanding Shares of the Company is set forth on Schedule 4.2(a) of the Company Disclosure Schedules. All of the Shares are owned of record and beneficially by the Sellers as set forth on Schedule 4.2(a) of the Company Disclosure Schedules, free and clear from Encumbrances and have been issued in compliance in all material respects with all applicable securities Laws and other applicable Laws. The Shares have been validly issued and are fully paid and nonassessable. The Company has not granted to any Person any preemptive or other similar rights with respect to any of such Shares and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by the Company relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of the Company (including the Shares) or obligating the Company or any other Person to purchase or redeem any of such equity interests or other equity securities.
(b)The Company does not own or control, nor has it ever owned or controlled, nor has or had any interest in any shares, equity interests, nor has or had an ownership interest in any other Person.
(c)There are no outstanding grants to any Person of profits interests in the Company.
Section 4.3.Authority of the Company; No Conflict; Required Filings and Consents.

(a)The Company has all requisite limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be performed by the Company hereby and thereby. The execution and delivery by the Company of this Agreement and the Ancillary Agreements (to the extent a party thereto), the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement (to the extent a party thereto) have been duly authorized by all necessary limited liability company action on the part of the Company. This Agreement has been, and the Ancillary Agreements (to the extent a party thereto) delivered at Closing will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.
(b)Except as set forth on Schedule 4.3(b) of the Company Disclosure Schedules, the execution and delivery by the Company of this Agreement and the Ancillary Agreements (to the extent a party thereto) does not, and the consummation by it of the transactions contemplated hereby and thereby will not, (i) conflict with, or result in any violation or breach of any provision of any Organizational Documents of the Company, (ii) violate any law, rule or regulation applicable to the Company, (iii) require the written consent, written notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any judgment, court order or consent decree or any Contract or other material agreement to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including any Contract) or any Permit affecting the properties, assets or Business of the Company, or (iv) result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance on any properties or assets of the Company or the Shares.
(c)None of the execution and delivery by the Company of this Agreement or any Ancillary Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration or filing with, any Governmental Entity.

Section 4.4.Financial Statements.
(a)The Company has delivered to Purchaser complete copies of the financial statements consisting of the balance sheet as at December 31, 2022, December 31, 2023 and December 31, 2024, and the related statements of income and statements of cash flow for the year then ended (the “Annual Financial Statements”) and the balance sheet of the Company as at July 31, 2025, and the related statements of income and statements of cash flow by month for the year to date then ended (the “Interim Financials” and together with the Annual Financial Statements, the “Financial Statements”). The balance sheet of the Company as of December 31, 2024, is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”.
(b)The Financial Statements are based on, and prepared in accordance with, the books and records of the Company, and present fairly, in all material respects, subject to, in the case of the Interim Financials, normal and recurring year-end adjustments and the absence of notes, the financial position of the Company as of the respective dates they were prepared and the results of the operation of the Company for the periods indicated. The Financial Statements have been prepared in accordance with the Accounting Policies applied on a consistent basis throughout the period involved, subject, in the case of the Interim Financials, to normal and recurring year-end adjustments and the absence of notes.
(c)The Company will not have, after giving effect to the Closing, any Indebtedness. The Company has no, nor has ever had any, PPP Indebtedness.
(d)The Company’s system of internal controls over financial reporting is sufficient to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the Accounting Policies, consistently applied, (ii) that transactions are executed only in accordance with the requisite authorization of management, (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the assets of the Company and (iv) regarding the reliability of the Financial Statements. There have been no instances of fraud by the Company, whether or not material, that occurred during any period covered by the Financial Statements.
(e)All accounts payable of the Company that arose after the Balance Sheet Date have been recorded on the accounting books and records of the Company. All outstanding accounts payable of the Company represent valid obligations arising from bona fide purchases of assets or services, which assets or services have been delivered to the Company. Since the Balance Sheet Date, there has not been any failure to pay any accounts payable.
Section 4.5.Tax Matters. Except as set forth on Schedule 4.5 of the Company Disclosure Schedules:
(a)Tax Returns and Payment of Taxes. The Company has (i) timely filed all Tax Returns required to have been filed by it (taking into account any valid extensions of time to file), and each such Tax Return is true, correct and complete in all respects and (ii) timely paid all Taxes required to have been paid by it (whether or not shown on any such Tax Return). As of the Closing Date, the Company will have no Liability for any unpaid Taxes accruing after the date of the Financial Statements, other than Taxes accruing in the ordinary course of business conducted after the date of the Financial Statements. The Company has not executed or requested any waiver of any statute of limitations on, or extended the period for the assessment or collection of, any Tax, in each case, that has not since expired (other than requests for automatic extensions of the time to file any Tax Return made in the ordinary course of business and any waiver implied under applicable Law by any such request).
(b)Tax Returns Made Available. The copies of the Tax Returns, and any correspondence relating to Tax audits or other Tax controversies, made available to Purchaser in the Company’s data room are complete and accurate copies of all Tax Returns and other correspondence with respect to all taxable periods ending after December 31, 2022.
(c)Withholding and Collection. The Company has (i)  complied in all respects with all applicable Laws relating to the withholding, collection and remittance of Taxes with respect to any amounts paid or owing by it to, or allocable by it to, any employee, independent contractor, creditor, customer, equity holder, or other Person and has duly withheld or collected all Taxes required to be withheld or collected and timely paid over to the appropriate Taxing Authority all Taxes required to be so paid over and (ii) accurately reported in all material respects each such withheld or collected amount to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, shareholder or other Person, as required under applicable Law.
(d)Liens. There are no Encumbrances on the equity interests or assets of the Company other than Permitted Encumbrances.
(e)Tax Deficiencies and Audits. No deficiency or other proposed assessment or adjustment for any Tax has been assessed, asserted, proposed or threatened in writing by any Governmental Entity against the Company. No audit, examination, investigation or other administrative or judicial proceeding with respect to any Taxes or Tax Returns of the Company is ongoing, pending or threatened in writing.
(f)Tax Jurisdictions. No claim has been made by any Taxing Authority in any jurisdiction where the Company does not pay Taxes or file Tax Returns, or does not pay Tax or file Tax Returns of a particular type, that the Company is or may be subject to such Tax or is required to file such Tax Return in that jurisdiction. The Company is not resident for any Tax purpose in any jurisdiction other than its jurisdiction of organization. The Company has never had a permanent establishment (within the meaning of an applicable Income Tax treaty) or otherwise had an office or fixed place of business in a country other than the country in which it is organized.
(g)Closing Agreements and Tax Rulings. The Company has not entered into any “closing agreement” pursuant to Section 7121 of the Code (or any similar or corresponding provision of state, local or non-U.S. Law), advance pricing agreement, or other written Contract with any Governmental Entity with respect to any Tax matter or has been issued any private letter ruling, technical advice memorandum or similar agreement or ruling relating to Taxes by any Governmental Entity, in each case which would be binding on the Company after the Closing or affect the Company’s Liability for any Taxes at any time after the Closing, and no request for any such agreement, ruling or memorandum is currently pending.
(h)Consolidated Groups, Transferee Liability, and Tax Agreements. The Company (i) is not a party to or bound by any Tax Sharing Agreement, (ii) has no Liability for the Taxes of any Person as a result of having been a member of any Affiliated Group (including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law)), as a transferee or successor, by Contract (other than any Commercial Tax Obligation) or by operation of Law, or (iii) has never been a member of any Affiliated Group.
(i)Change in Accounting Method. The Company has not agreed to make, nor has been or will be required to make, any adjustment under Section 481(a) of the Code (or any similar provision of state, local or non-U.S. Law) by reason of a change in accounting method made prior to the Closing or due to use of an impermissible accounting method prior to the Closing.

(j)Post-Closing Tax Items. The Company will not be required to include any item of income or gain in, or exclude any item of deduction or loss from, taxable income for any taxable period beginning after the Closing Date or, in the case of any taxable period beginning on or before and ending after the Closing Date, the portion of such period beginning after the Closing Date, as a result of (i) any change in any method of accounting on or prior to the Closing under Section 481 of the Code (or any similar provision of state, local or non-U.S. Law), (ii) any installment sale or open transaction occurring on or prior to the Closing, (iii) any prepaid amount, advance payment or deferred revenue received on or prior to the Closing, (iv) Section 965 of the Code, (v) Section 108(i) of the Code, (vi) intercompany transactions as described in Treasury Regulation Section 1.1502-13 (or any corresponding or similar provision of state, local or foreign Income Tax law) or excess loss account described in Treasury Regulation Section 1.1502-19 (or any corresponding or similar provision of state, local or foreign Tax law) occurring on or prior to the Closing, (vii) use of an improper method of accounting on or prior to the Closing, and (viii) any inclusion under Section 951(a) or Section 951A of the Code attributable to (A) “subpart F income,” within the meaning of Section 952 of the Code, (B) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, or (C) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case of (A), (B), and (C), determined as if the relevant taxable years ended on the Closing Date.
(k)Reportable Transactions; Substantial Understatements. The Company has never been a party to, participated in or been a material advisor with respect to, a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any similar provision of state, local or non-U.S. Law).
(l)COVID-19 Tax Acts. The Company has not deferred or delayed the payment of any Taxes under any COVID-19 Tax Act as a result of the effects of the COVID-19 pandemic, in each case that has not been fully paid or which amount remains outstanding. The Company has never claimed any employee retention tax credits under Section 3134 of the Code.
(m)Powers of Attorney. There is no outstanding power of attorney with respect to any Tax matter of the Company that will remain in effect following the Closing.
(n)Non-U.S. Subsidiaries. The Company has never owned any equity interest in a non-U.S. Person.
(o)Partnerships. The Company has never been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.
(p)Entity Classifications. The Company is, and has been since the Date of Formation, a partnership for U.S. federal income tax purposes, and no entity classification elections for U.S. federal Income Tax purposes have been made for the Company.
(q)Partnership Tax Audit Rules. Since the Date of Formation, the Company has not elected to apply the Partnership Tax Audit Rules to any taxable year of the Company (or any corresponding provision of state or local Law).
(r)No Non-U.S. Owners. At all times from the date of its formation through the Closing, all holders of equity interests in the Company have been U.S. persons (as such term is defined in Section 7701(30) of the Code).
Section 4.6.Absence of Certain Changes or Events. Since December 31, 2024, except as set forth on Schedule 4.6 of the Company Disclosure Schedules, the Company has not:

(a)suffered any change, event, occurrence or development that has had a Material Adverse Effect;
(b)suffered any damage, destruction or loss, whether covered by insurance or not, that has had a Material Adverse Effect;
(c)granted any increase in the compensation payable to its managers, officers or employees, or independent contractors, except annual increases granted in the ordinary course of business and consistent with past practices, or increases required by any Employee Plan;
(d)adopted, amended in any material respect or terminated any Employee Plan other than an Employee Plan not having contractual effect;
(e)entered into any severance agreement with, or granted any severance or termination pay to, any manager, officer, employee, group of employees or independent contractor other than as required by any Employee Plan or any agreement in effect on the date hereof;
(f)become a party to, established, amended, commenced participation in, terminated or committed itself to the adoption of any membership interest option plan or other membership interest-based compensation plan, or any severance, pension, retirement, profit-sharing, welfare benefit, or other employee benefit plan or agreement with or for the benefit of any current or former managers, officers, employees or consultants of the Company (or newly hired employees);
(g)accelerated the vesting of or lapsing of restrictions with respect to any membership interest-based compensation or other long-term incentive compensation under any Employee Plan;
(h)hired, engaged or terminated any management level employee having an annual salary of $50,000 or higher, or any agents or consultants providing for annual compensation greater than $50,000;
(i)(A) made, changed or revoked any Tax election; (B) changed any Tax accounting period; (C) amended any Tax Return outside the ordinary course of business; (D) adopted or changed any Tax accounting method; (E) entered into any closing or similar agreement with any Taxing Authority regarding any Tax; (F) applied for, received, canceled or modified any Tax ruling, administrative relief, technical advice or other agreement or Contract with any Taxing Authority in respects of Taxes; (G) entered into any Tax Sharing Agreement; (H) settled, resolved or compromised any audit, examination, Action or other Proceeding that relates to any Tax matter; (I) consented to any extension or waiver of the limitation period applicable to any Tax audit, Tax claim or assessment or other Tax matter (other than requests for automatic extensions of the time to file any Tax Return made in the ordinary course of business and any waiver implied under applicable Law by any such request); (J) surrendered any right to claim a Tax refund; or (K) or took any step or other action outside the ordinary course of business which could increase the Company’s Liability for any Tax;
(j)amended in any material respect its Organizational Documents;
(k)(A) granted any most favored nation pricing, rebate or volume discount arrangement to any customer, or (B) other than in the ordinary course of business made any material change in the manner in which the Company marketed its products or extended discounts or credits to customers;

(l)experienced any cancellation or been notified in writing of any threatened cancellation of or material breach under any Material Contracts;
(m)experienced any cancellation or termination or been notified in writing of a threatened cancellation or termination of a material Permit;
(n)received a warning letter or any written notice of non-compliance, violation or similar written notice from any Governmental Entity;
(o)sold, assigned or transferred, or agreed to sell, assign or transfer any real or tangible assets or Properties of the Company with a fair market or book value in excess of $25,000, or mortgaged, pledged or imposed, or agreed to mortgage, pledge or impose, any Encumbrance other than a Permitted Encumbrance on any of the real or tangible assets or Properties of the Company;
(p)acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets in the ordinary course of business;
(q)incurred or assumed any Indebtedness (other than any Indebtedness described in clause (xi) of the definition thereof) or issued any debt securities or assumed, granted, guaranteed or endorsed, or made any other accommodation arrangement making the Company responsible for, the obligations of any other Person, or any loans, advances, capital contributions or investments in any other Person, except unsecured current obligations and liabilities incurred in the ordinary course of business that would be considered a liability under the definition of Net Working Capital;
(r)made any loan to (or forgiven a loan to), or entered into any other transactions with any of its officers, managers or employees other than transactions with employees in the ordinary course of business, consistent with past practices;
(s)cancelled, satisfied or discharged any debts or claims or amended, terminated or waived any rights of value, other than in the ordinary course of business or as expressly set forth in the Financial Statements;
(t)failed to pay when due any liabilities, except with respect to any such liabilities being contested in good faith and identified on Schedule 4.6 of the Company Disclosure Schedules or as expressly set forth in the Financial Statements;
(u)issued, sold, pledged, transferred or encumbered, or authorized to issue, sell, pledge, transfer or encumber, any Shares or any other ownership or equity interests, as applicable, or issued, sold, pledged, transferred or encumbered, or authorize to issue, sell, pledge, transfer or encumber, any securities convertible into or exchangeable for, or options, warrants or rights to purchase or subscribe for, or entered into any arrangement or contract with respect to the issuance, sale, pledge, transfer or encumbrance of, any Shares or any other ownership or equity interests;
(v)split, combined, redeemed or reclassified, or purchased or otherwise acquired, any Shares or other ownership or equity interests, as applicable;
(w)made any declaration, set aside, established a record date for, or paid any dividends or other distributions or payments in respect of any of its Shares or other ownership or equity interests (whether payable in cash, stock, property or a combination thereof or otherwise);

(x)made any capital expenditures exceeding $10,000 per expenditure or $25,000 in the aggregate;
(y)sold, assigned, transferred, licensed, sublicensed, covenanted not to assert, leased, pledged, encumbered, divested, abandoned, permitted to lapse, cancelled, or otherwise disposed of (or agreed to do any of the foregoing) any Owned Intellectual Property, other than non-exclusive licenses of Owned Intellectual Property granted to customers, vendors, or end users in the ordinary course of business consistent with past practices, nor has the Company (i) disclosed any material trade secrets or other confidential or proprietary information of the Company to any Person (except pursuant to sufficiently protective non-disclosure agreements) or (ii) subjected any Proprietary Software to Copyleft Terms;
(z)in connection with or as a result of the transactions contemplated by this Agreement or the receipt by the Sellers of any payment pursuant to Article II or for any other reason, granted, agreed to make or intend to make any payment (in cash or otherwise) to any officer or employee of the Company that, upon consummation of the transactions contemplated by this Agreement, will be an officer or employee of Purchaser or the Company;
(aa)provided a written notice to terminate the Contract of employment of any employee of the Company;
(ab)made any material change in the Company’s cash management practices and its practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;
(ac)entered into, amended or terminated any Material Contract;
(ad)formed any Subsidiaries or acquired any interest in any shares or ownership interests in any other Person;
(ae)received any written notice that there has been a loss of, or material order cancellation by any Top Customer; or
(af)entered into any agreement to do any of the foregoing or taken any action or made any omission that would result in any of the foregoing.
Section 4.7.Property.
(a)The Company has good and valid title to or, in the case of leased assets, a valid leasehold interest in, all of the Real Property, material tangible and intangible personal property and assets owned or leased by it, free and clear of all Encumbrances, except (i)  Encumbrances for current Taxes not yet due and payable; (ii) Encumbrances for amounts not yet delinquent or which are being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Balance Sheet; (iii) Encumbrances securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords, and other like persons for labor, materials, supplies, or rentals, if any, incurred in the ordinary course of business or amounts that are not delinquent; (iv) Encumbrances resulting from deposits made in connection with workers’ compensation, unemployment taxes or insurance, social security and like laws; and (v) non-exclusive licenses under Owned Intellectual Property granted by the Company to its customers, vendors, or end users in the ordinary course of business consistent with past practices (collectively, “Permitted Encumbrances”).

(b)The Company does not own, and has never owned, any Real Property. Schedule 4.7(b) of the Company Disclosure Schedules lists (i) the street address of each parcel of leased Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to leased Real Property, the Company has delivered or made available to Purchaser true, complete and correct copies of any leases affecting the Real Property.
(c)Except for the Sublease, the Company is not a sublessor under any other sublease and has not granted to any other Person any right to the possession, lease, occupancy or enjoyment of such subleased Real Property.
(d)The Company does not own, hold and is not obligated under and is not a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.
Section 4.8.Intellectual Property and Information Technology.
(a)Schedule 4.8(a) of the Company Disclosure Schedules contains true, complete, and accurate lists of (i) all registered and applied for Intellectual Property (collectively, “Company Registered Intellectual Property”) and (ii) all material unregistered Marks and all material unregistered Proprietary Software, in each case included in Owned Intellectual Property. All Owned Intellectual Property is subsisting, valid, and enforceable. All necessary documents and certificates in connection with the Company Registered Intellectual Property have been filed with, and all relevant fees have been paid in full and on time to, the relevant Governmental Entity, and all other steps required for the continued registration of the Company Registered Intellectual Property have been taken, as the case may be, for the purposes of perfecting, prosecuting, and maintaining the Company Registered Intellectual Property.
(b)The Company (i) exclusively and solely owns and possesses all right, title and interest in and to all of the Owned Intellectual Property, free and clear of any Encumbrances (other than Permitted Encumbrances) and (ii) owns or has a valid and continuing right to use, as used in the Business, all other Intellectual Property and IT Systems used (or held for use) in or otherwise necessary for the conduct of the Business, and (A) none of the foregoing (i) or (ii) will require the payment or grant of additional amounts or consideration as a result of or the consent, approval or authorization of, notification to or waiver from any Person, and (B) to the Company's Knowledge, none of the foregoing (i) or (ii) will be adversely impacted by the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby.
(c)Except as set forth on Schedule 4.8(c) of the Company Disclosure Schedules, each Person (including each past or present employee, founder, officer, manager, advisor, consultant, independent contractor, service provider or other third party) that has invented or otherwise contributed to or participated (or does or may contribute to or participate) in the creation, conception or development of any Intellectual Property for or on behalf of the Company (including for any of the Company Products or Proprietary Software) (each, a “Contributor”), whether individually or jointly with others, has executed and delivered to the Company a valid and enforceable written Contract that presently and validly assigns to the Company all right, title and interest in or to such Intellectual Property to the extent that all such right, title and interest did not fully vest in the Company by operation of applicable Law. No current or former Contributor was or is under any obligation to assign or license any Intellectual Property developed for, or on behalf of, the Company or that is used by or necessary for the Company or the Business to a former or current (other than the Company) employer, or other Person, nor is the ownership of any Owned Intellectual Property otherwise affected by the prior or current employment or engagement of any such Contributor (to a Person other than the Company).

(d)The Company has taken commercially reasonable measures consistent with standard practices in the Industry in which the Company operates to protect the secrecy and confidentiality of all trade secrets and all confidential information included in the Owned Intellectual Property or otherwise in possession of the Company (including the source code for all Proprietary Software and Company Products) from unauthorized disclosure. No trade secret or other confidential information of the Company has been disclosed (or authorized or threatened in writing to be disclosed) to any third Person other than to recipients bound by sufficiently protective contractual, legal, fiduciary, or professional obligations of confidentiality or pursuant to the terms of a valid, adequately protective, written confidentiality obligations, with such Person that (y) obligates such Person to maintain the confidentiality thereof, and (z) is or was in full force and effect at the time of any such disclosure and has not been materially breached.
(e)(i) Neither the Company, nor the conduct of the Business (including the use, marketing, licensing, offer for sale, sale, distribution, importation, and commercialization of any Company Products or any Owned Intellectual Property used in connection therewith) since the Date of Formation, to the Knowledge of the Company, infringes, misappropriates, violates, dilutes or otherwise conflicts with any Intellectual Property rights of any third party nor commits or constitutes defamation or unfair competition or trade practices. (ii) There is no past, pending or, to the Knowledge of the Company, written threatened Action (for clarity, including any Order or settlement and any interference, derivation, reissue, reexamination, opposition, and cancellation proceeding) in any jurisdiction, and the Company has not received since the Date of Formation any written notice or claim (including any invitation or offer to license) (A) alleging any of the foregoing described in (e)(i), (B) challenging the use, ownership, validity or enforceability of any Owned Intellectual Property or (C) requiring indemnification of any Person by the Company with regard to any Owned Intellectual Property, for which written notice of such indemnification has been received by the Company. (iii) No third party is infringing, misappropriating, violating, diluting or otherwise conflicting with any Owned Intellectual Property in any manner that would reasonably be expected to be, individually or in the aggregate, materially adverse to the Company or the conduct of the Business, and no Action involving the infringement, misappropriation, violation, or dilution of or conflict with any third party Intellectual Property or other proprietary right has been brought against any Person by the Company.
(f)No Person other than the Company has been granted a license or access to, or has an actual or contingent license or right to access or possess a copy in any form of any Source Code for any Proprietary Software (including pursuant to escrow or similar agreements or arrangements). All such Source Code is in the sole possession of the Company and has been maintained as strictly confidential.
(g)Schedule 4.8(g) of the Company Disclosure Schedules sets forth a true and complete list of all Open Source Software used in connection with the Business, identifying the name, version, license type, and use case of such software. The Company represents that: (i) it has not incorporated any Open Source Software into the Company Products or IT Systems in a manner that would, under the applicable Open Source License, require disclosure or licensing of any proprietary Software; (ii) no Company Software is subject to AGPL, SSPL or any network-source license that imposes obligations on proprietary Software; (iii) the Company has materially complied with the license terms of all Open Source Software disclosed; and (iv) the Company is not in breach of any license that would cause loss of rights, obligations to disclose source code, or third-party claims.
(h)Neither the execution, delivery or performance of this Agreement, nor any other agreement, conveyance or assignment contemplated hereby will, with or without written notice or lapse of time, result in, or give rise under any circumstances to, (i) any alteration, impairment, or extinguishing of any Owned Intellectual Property or any rights to use any Company IT

Systems (including a loss of, or Encumbrances on, any Owned Intellectual Property), or (ii) any license, transfer, assignment, grant of rights or access, disclosure, restriction, covenant, immunity, or other disposition (or any obligation to enter into any of the foregoing or any other transaction), in each case, in, to, or relating to any Owned Intellectual Property (including any Source Code included in the Proprietary Software) or any Intellectual Property owned or controlled by Purchaser or any of its Affiliates by virtue of the execution, delivery or performance of this Agreement or any other agreement, conveyance or assignment contemplated hereby. Immediately following the Closing Date, the Company will be permitted to exercise all of the Company’s rights with respect to Owned Intellectual Property, Company IT Systems, and Licensed IP to the same extent and in the same manner the Company exercised such rights immediately prior to the Closing Date.
(i)Schedule 4.8(i) of the Company Disclosure Schedules sets forth a true and correct list of all (i) Software (other than Proprietary Software) that is used by the Company and material to the operation of the Business, and (ii) licenses, leases, services or maintenance agreements, in each case, used, held for use or relating exclusively to the Company IT Systems, other than off-the-shelf Software generally commercially available for an annual or one-time license fee of no more than $5,000 per license or user (collectively, “Off-the-Shelf Software”) available from third party providers or suppliers on arm’s length commercial terms. The Company owns or has valid rights to use (by ownership, license or lease) the Company IT Systems used or held for use by the Company in the operation of the Business, in each case, free and clear of any Encumbrances (other than Permitted Encumbrances), and the Company IT Systems are sufficient, including bandwidth, scalability and information storage and processing, for the current needs of the Business. Except for licenses of Off-the-Shelf Software, all Software (other than Proprietary Software) included in the Company IT Systems or Company Products, or used in the operation of the Business of the Company, has been licensed from the owner of such Software (or authorized distributor or agent as appropriate) and the Company has sufficient licenses to cover every site, seat, copy, installation, and user of all such Software in all material respects. For avoidance of doubt, standard WordPress plugins with commercial licenses under this threshold shall not be deemed material unless specifically customized, resold or materially altered by the Company.
(j)The Company’s IT Systems have not malfunctioned or failed at any time since the date of purchase or acquisition in a manner that resulted in material disruptions to the operation of the Business, or material expenses related thereto and that were not remedied or remediated by the Company. The Company maintains commercially reasonable controls, procedures, and safeguards to maintain and protect its material confidential information and the integrity, continuous operation, redundancy and security of all Company IT Systems and all Personal Information, Owned Intellectual Property, and confidential information processed and stored thereon. To the Company’s Knowledge, the Company IT Systems are free of material defects or vulnerabilities that would reasonably be expected to cause a material adverse effect on the operation of the Business in the ordinary course. Known non-material bugs, limitations or maintenance issues disclosed in the Company’s product roadmap, internal logs or Virtual Data Room shall not be deemed defects for purposes of this Section. The Company IT Systems do not contain any disabling codes or instructions, including any ‘back door,’ ‘time bomb,’ ‘Trojan horse,’ ‘worm,’ ‘drop dead device,’ ‘trap door,’ ‘virus,’ spyware, keylogger software, or other malicious code that would permit material unauthorized access or material unauthorized disruption, impairment, disablement or erasure of such Company IT Systems (or any part thereof).
(k)(i) The Company does not own any material proprietary AI-related Software or products. (ii) The Company has not (A) used any AI Product to generate, create or develop any material Owned Intellectual Property in a manner that would result in third-party rights in such property, or (B) included any material Owned Intellectual Property in any prompts or inputs into any AI Products, except as disclosed in Schedule 4.8(k). (iii) The Company has used OpenAI and similar AI tools for non-material internal copywriting, research or experimentation purposes only. No material Owned Intellectual Property was created, modified or trained using outputs from such tools. (iv) The Company has not used any “scrapers,” “spiders,” “bots” or other automated Software programs or processes to extract or collect information, data, or content from any social media network or any other third -party online source in violation of applicable law or such source’s terms of use. (v) All data sources used by or on behalf of the Company are either publicly available or contractually licensed, and the Company has complied with all license terms applicable to, and obtained all necessary rights and paid all necessary amounts required for, such Third-Party Datasets. (vi) Schedule 4.8(k) of the Company Disclosure Schedules sets forth a true and correct list of the sources of all third-party data used by or on behalf of the Company that is material to the operation of the Business (“Third-Party Datasets”).
(l)The Owned Intellectual Property and the Company IT Systems, together with the Licensed IP and Third-Party Datasets constitute all of the Intellectual Property and IT Systems necessary and sufficient to enable the Company to operate the Business immediately after Closing in substantially the same manner as such Business has been operated by the Company prior thereto. Except as disclosed on Schedule 4.8(i) and Schedule 4.8(k), to the Company’s Knowledge, all third-party licenses and datasets material to the operation of the Business are transferrable or renewable on commercially reasonable terms. The Company makes no representation or warranty with respect to the future availability, maintenance or continued development of any free or open source components maintained by third parties.
Section 4.9.Employee Benefit Plans.
(a)Neither the Company nor any of its ERISA Affiliates has ever sponsored, maintained, participated in, contributed to, or otherwise had any liability or obligation with respect to, an Employee Plan. An “Employee Plan” means any “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and each other compensation or benefit, retirement, deferred compensation, arrangement subject to Section 409A of the Code, health and welfare, bonus, incentive, equity, phantom equity, retention, severance, separation or other plan, program, policy, agreement or arrangement.
(b)Except as set forth on Schedule 4.9(b) of the Company Disclosure Schedules, none of the execution and delivery of this Agreement, member or manager approval of this Agreement or the consummation of the transactions contemplated by this Agreement could, either alone or in combination with another event, (i) entitle any employee, officer, manager or independent contractor of the Company to severance pay or any material increase in severance pay, (ii) accelerate the time of payment or vesting, or materially increase the amount of compensation due to any such employee, officer, manager or independent contractor, (iii) require a “gross-up,” indemnification for, or payment to any individual for any taxes imposed under Section 409A or Section 4999 of the Code or any other tax, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment” as defined in Section 280G(b)(1) of the Code.
Section 4.10.Contracts.
(a)For purposes of this Agreement, “Material Contract” means the following to which the Company is a party or any of its assets are bound:
(i)any employment, change of control, or severance agreements with any of its employees, officers or managers with an annual salary of $50,000 or more (other than employment agreements setting forth an employment-at-will relationship without liability to the Company upon termination thereof);

(ii)any Contract or agreement containing covenants that in any way purport to restrict or prohibit the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person, whether within a certain geographic area or otherwise, or restrict the right of the Company to use or disclose any information in its possession;
(iii)any Contract that contains an “exclusivity” or similar provision or that requires the Company to purchase its total requirements of any product or service from a third party;
(iv)any lease or agreement under which it is lessee of any real or personal property owned by any other party, for which the annual rental exceeds $5,000;
(v)any Contract with any Seller or any employee, officer or manager of the Company (other than agreements excluded under Section 4.10(a)(i));
(vi)any Contract with any customer, supplier or vendor having an original contract value in excess of $10,000 or an annualized spend with respect to the twelve month period ended December 31, 2024, in excess of $25,000 with respect to the Business (any contracts with such customers being “Services Agreements”);
(vii)any Contract relating to a capital expenditure or for the purchase of any equipment, materials, supplies or services in excess of $10,000;
(viii)any Contracts with current independent contractors or consultants (or similar arrangements) providing for compensation in excess of $15,000 annually;
(ix)any Contract imposing or creating any Encumbrance other than a Permitted Encumbrance of any nature on or affecting any of the assets or Properties of the Business;
(x)any Contract under which the consequences of a default or termination would have a Material Adverse Effect;
(xi)any Contract not wholly on an arm’s length basis in the ordinary course of business;
(xii)any Contract with a Top Customer or Top Supplier;
(xiii)any Contract that provides any customer of the Company with pricing, discounts or benefits that change based on the pricing, discounts or benefits offered to other customer(s) of the Company, including contracts containing “most favored nation” provisions;
(xiv)any Contract (including licenses, sublicenses, and development, collaboration or research agreements (whether inbound, outbound, or otherwise)) (i) under which the Company (A) grants any license, assignment, immunity from suit, right, or covenant under any Owned Intellectual Property to any Person (other than non-exclusive licenses of Owned Intellectual Property granted to customers, vendors, or end users in the ordinary course of business consistent with past practices), (B) is restricted from using any Owned Intellectual Property, or (C) receives any license, assignment, immunity from suit, right, or covenant under any Intellectual Property (or Company IT Systems) material to the conduct of the Business of the Company (other than non-exclusive licenses of Off-the-Shelf Software), or (ii) under which any material Owned

Intellectual Property is or was created, conceived, or developed by or with any third Person (other than Contracts pursuant to which any rights are granted to the Company by any current or former employees, consultants or contractors thereof in the ordinary course of business in agreements that are in all material respects consistent with the forms made available to Purchaser and without any material exclusions); or
(xv)any Contract to which the Company (or any of its predecessors or assignors) is or has been party since the Date of Formation relating to the purchase, divestiture, spin-out or sale of any other Person or a substantial portion of the business unit or assets thereof (other than in the ordinary course of business).
(b)Each Material Contract is set forth on Schedule 4.10(b) of the Company Disclosure Schedules and the Company has made available to Purchaser correct and complete copies of all Material Contracts, including any amendments thereto. Each Material Contract is valid and binding as to the Company and, to the Knowledge of the Company, as to the other party/ies thereto in accordance with its terms and is in full force and effect. The Company is not in default under or in breach of any Material Contract in any material respect. There is no default or breach by the Company or, to the Knowledge of the Company, any other party under any Material Contract. There is no written claim of default or breach by any other party under, or dispute in writing regarding, any Material Contract. No event has occurred which with the passage of time or the giving of written notice or both would constitute a default or breach by the Company or, to the Knowledge of the Company, by any other party under any Material Contract, or would permit termination, modification or acceleration of any Material Contract or the Company’s rights under any such Material Contract.
(c)There is no Contract, instrument, obligation, judgment, injunction, order or decree, to which the Company is a party, subject or otherwise bound, that would prohibit, impair or limit: (i) any business practice of the Company, in each case as currently practiced or as presently proposed to be practiced; (ii) any acquisition of property (tangible or intangible) by the Company; (iii) the conduct of business by the Company as currently conducted or as presently proposed to be conducted; or (iv) the freedom of the Company to engage in any line of business arising as a result of a change in control of the Company. Since the Date of Formation, the Company has not (x) entered into any Contract, instrument, or obligation under which the Company is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, in any geographic area, during any period of time, or in any segment of the market or (y) granted any Person exclusive rights to sell, license, or otherwise distribute any of the Company’s technology, products, or services in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.
Section 4.11.Compliance with Law. The Company has complied with, and is duly complying with, all applicable Laws. The Company has not received written notice of, and, to the Knowledge of the Company, the Company is not under investigation with respect to, any violation or noncompliance with any applicable Laws. There is no Order that is, individually or in the aggregate, material to the Company.
Section 4.12.Labor Matters.
(a)The Company is not a party to, bound by, negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union or other labor organization. There are no unfair labor practice charges against the Company pending or, to the Knowledge of the Company, threatened in writing before the National Labor Relations Board or other Governmental Entity, including but not limited to the Department of Labor and its bureaus, divisions and offices. There are no strikes, lockouts, pickets, slowdowns, stoppages, grievances or similar activity regarding a labor dispute that is pending or, to the Knowledge of the

Company, threatened in writing against the Company, and no strikes, lockouts, pickets, slowdowns, stoppages, grievances or similar activity regarding a labor dispute that has occurred since the Date of Formation. No employees of the Company are represented by a works council or a trade union. No union organizing activities are taking place with respect to the Business. There is no representation petition filed on behalf of the Company’s employees pending, or to the Knowledge of the Company, threatened in writing before the National Labor Relations Board or other Governmental Entity, including but not limited to the Department of Labor and its bureaus, divisions and offices.
(b)The Company is, and since the Date of Formation has been, in compliance in all material respects with all applicable Laws arising out of or relating to labor and employment and other applicable Law relating to equal opportunity, discrimination, harassment, disability, veterans and service-disabled veterans, affirmative action, labor relations, hours of work, meal and rest breaks, overtime, vacation, payment of wages, payment of bonuses, reimbursement of expenses, accommodations, immigration, workers compensation, working conditions, worker health and safety, worker classifications, employee scheduling, family and medical leaves, other leaves, plant closings, retaliation and employee terminations, and no claim, investigation or audit has been asserted or threatened in writing against the Company, and no claims, investigations or audits are reasonably expected, with respect thereto. Since the Date of Formation, no allegations of sexual harassment have been made against any manager, officer, contractor or employee of the Company, nor has the Company entered into any settlement or severance agreement related to allegations of harassment, discrimination, including sexual harassment or sexual misconduct by any such manager, officer, contractor or employee.
(c)Schedule 4.12(c) of the Company Disclosure Schedules sets forth the name of each employee of the Company, together with the employee’s position, location, start date, annual or hourly rate of pay, status as exempt or non-exempt under applicable Law, notice period, balance of accrued and unused paid time off, bonus or other incentive opportunity and other material compensation or benefits, and visa status if the employee is not a citizen of the United States.
(d)Schedule 4.12(d) of the Company Disclosure Schedules sets forth (i) all former employees of the Company who left the employ of the Company since the Date of Formation, including their name, and position and whether the termination was voluntary or involuntary; (ii) all open workers compensation claims against the Company; and (iii) all open unemployment insurance claims against the Company.
(e)Each employment agreement with any employee of the Company is set forth on Schedule 4.12(e) of the Company Disclosure Schedules. Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedules, the employment of each of the current employees is terminable by the Company at will, and the Company has no obligation to provide any particular form or period of notice prior to terminating the employment of any of its current employees except as required under the applicable employment agreement. Except as set forth on Schedule 4.12(e) of the Company Disclosure Schedules, no employee or consultant of the Company is located in a jurisdiction outside of the United States.
(f)Except as set forth on Schedule 4.12(f) of the Company Disclosure Schedules, all individuals engaged by the Company have been classified or treated by the Company as independent contractors for federal income and employment tax purposes and have been so classified or treated in all material respects in compliance with applicable Law. The Company has no liability as a co-employer with respect to any Person employed by another Person.

(g)The Company has not incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act or any similar state or local Law that remains unsatisfied.
Section 4.13.Insurance. Schedule 4.13 of the Company Disclosure Schedules sets forth a complete and accurate list as of the date hereof of all insurance policies or programs of self-insurance obtained since the Date of Formation that have a policy limit of at least $100,000 owned by, or maintained for the benefit of, or respecting which any premiums are paid directly or indirectly by, the Company (together, the “Company Insurance Policies”), and, for each Company Insurance Policy, the current annual premiums, the limits of coverage, and a description of claims made by the Company thereunder. All Company Insurance Policies are legal, valid, binding and enforceable against the Company in accordance with its terms, and are in full force and effect and all premiums due thereon hereunder have been paid in full. There are no claims related to the Business pending under any such Company Insurance Policies as to which coverage has been questioned, denied or disputed. The Company is not in default under, and has complied in all material respects with, the terms and provisions of the Company Insurance Policies. Since the Date of Formation, the Company has not received: (a) any written notice of cancellation or termination with respect to such Company Insurance Policies, other than in connection with normal renewals of any such insurance policies and programs; (b) any written notice with respect to any refusal of coverage thereunder; or (c) any written notice that any issuer of such policy or binder has filed for protection under applicable bankruptcy or insolvency laws or is otherwise in the process of liquidating or has been liquidated.
Section 4.14.Litigation.
(a)Neither the Company nor any of the Company’s officers, managers or other executive personnel is a party (including by reason of any crossclaim or counterclaim) to any suit or a party to any other Order or Action (including with respect to compliance with Consumer Protection Laws) (the “Proceedings,” and each a “Proceeding”), nor has the Company received written or oral notice from any Person asserting or threatening to make the Company or any of the Company’s officers, managers or other executive personnel a party to any such Proceeding, that affects the Company’s assets, Properties or Business or that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. There are no unsatisfied judgments, penalties or awards against or encumbering the Company or any of the Company’s officers, managers or other executive personnel or the assets, Properties or Business of the Company. There are no conditions, facts or circumstances that could reasonably be expected to result in any Proceeding involving the Company or any of the Company’s officers, managers or other executive personnel or the assets, Properties or the Business of the Company that would have a Material Adverse Effect.
(b)Schedule 4.14(b) of the Company Disclosure Schedules sets forth all Proceedings to which the Company or, to the extent affecting the Company or any of its assets, Properties or Business, any of the Company’s respective officers, managers or other executive personnel has been a party (including by reason of any crossclaim or counterclaim) since the Date of Formation, including any such Proceeding settled, dismissed or otherwise resolved since the Date of Formation.
Section 4.15.Environmental Matters.
(a)The Company and each of its facilities and operations are in material compliance with all Environmental Laws.
(b)The Company is not subject to any Environmental Liabilities and there are no conditions, occurrences, facts or circumstances that would reasonably be expected to result in any Environmental Liabilities, including any such liabilities in connection with any formerly owned or operated facilities or any predecessors in interest of the Company.

(c)There are no underground storage tanks, asbestos-containing materials or polychlorinated biphenyls (PCBs) located on any Property and all such Property is free of Hazardous Substances that could require investigation or remediation under Environmental Law.
(d)The Company is not in default under, or in violation of, any binding order, judgment or decree or similar binding judicial or administrative ruling issued pursuant to any Environmental Law.
(e)The Company has not entered into any consent decree or other written agreement with any Governmental Entity in settlement of any Environmental Liability.
(f)The Company has obtained and is in material compliance with all Environmental Permits necessary for the conduct of the Business or operation of its facilities.
Section 4.16.No Brokers. The Company is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or the other transaction documents or in connection with any transaction contemplated hereby or thereby.
Section 4.17.Condition and Sufficiency of Assets.
(a)The furniture, fixtures, machinery, equipment and other items of tangible personal property that the Company owns or leases are free from material defects, have been maintained in all material respects in accordance with customary Industry practice, are in good operating condition and repair in all material respects, and are suitable for the purposes for which they are used (subject to normal wear and tear and continuing maintenance requirements). The furniture, fixtures, machinery, equipment and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, constitute all of the rights, property and assets reasonably necessary to conduct the Business as currently conducted.
(b)Each Company Product conforms and has been in conformity in all material respects with the specifications for such Company Product and all applicable contractual commitments warranties. The Company does not have any liability or obligation for replacement, repair, or correction thereof or other damages in connection therewith except liabilities or obligations for replacement or repair or correction incurred in the ordinary course of business. As of the date hereof, no Company Product is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale, license or lease.
(c)All services provided by the Company to any third Person, including with respect to Company Products and/or pursuant to Contracts entered into by the Company with its customers (the “Services”) were performed in conformity in all material respects with the terms and requirements of all material applicable warranties contained in such Contracts. No Services Agreement obligates Purchaser or the Company (or any of its Affiliates) after the Closing Date to provide any improvement, enhancement, change in functionality or other alteration to the performance of any Company Product or Services. No Services Agreement obligates the Company to provide maintenance, support or similar services with respect to any third-party product (including hardware, software or code).
Section 4.18.Customers and Suppliers.
(a)Schedule 4.18(a) of the Company Disclosure Schedules sets forth a true, correct and complete list of the five (5) largest suppliers (measured by dollar volume) (the “Top Suppliers”) and total purchases, in dollars, from each such Top Supplier of the Company during each of (i) the years ended December 31, 2024, and December 31, 2023 and (ii) the seven (7) month period ending July 31, 2025. Except as set forth on Schedule 4.18(a) of the Company Disclosure Schedules, the Company has not received any written notice that any of the Top

Suppliers intend to terminate or materially reduce its business with the Company. The Company is not currently engaged in a dispute with any such Top Supplier and, to the Knowledge of the Company, no such dispute is threatened in writing by any such Top Supplier. The Company is not currently engaged in any renegotiation with any Top Supplier related to such Top Supplier’s Contract with the Company. No Top Supplier has requested a price increase from that set forth in such Top Supplier’s Contract with the Company.
(b)Since December 31, 2024, the Company has not received any cancellations of any Contracts that were as a result of or related to deficiencies in the services provided by the Company.
Section 4.19.Books and Records. All corporate filings of the Company are maintained in the books and records of the Company. At the Closing, all books and records of the Company will be in the possession of the Company. The books and records of the Company accurately reflect in all material respects the assets, liabilities, business, financial condition and results of operations of the Company. Complete and accurate copies of the foregoing materials have been made available to Purchaser.
Section 4.20.Undisclosed Liabilities. The Company does not have any Liabilities that would be required to be set forth on a balance sheet of the Company prepared in accordance with the Accounting Policies, except (a) those that are reflected or reserved against in the Balance Sheet as of the Balance Sheet Date and (b) those that are less than $5,000 individually. The Company has no “off-balance sheet arrangements” (as such term is defined in Item 303(a)(4) of Regulation S-K promulgated under the Exchange Act).
Section 4.21.Transactions with Sellers and Affiliates. Other than this Agreement, the Ancillary Agreements, ordinary course agreements incident to employment of any Related Party by the Company, no Related Party (a) is a party to any Contract with the Company, (b) directly or indirectly owns, or otherwise has any right, title or interest in, to or under, any property or right, tangible or intangible, that is used by the Company, (c) licenses Intellectual Property (either to or from the Company), or (d) is indebted to or, since the Date of Formation, has borrowed money from or lent money to, the Company (other than any such indebtedness that will be discharged or extinguished at or prior to Closing) (any Contract related to the arrangements described in clauses (a) through (d) hereof, including any such agreements listed (or required to be listed) on Schedule 4.21 of the Company Disclosure Schedules, an “Affiliate Contract”).
Section 4.22.Permits and Compliance.
(a)Each Permit held by the Company is listed on Schedule 4.22(a) of the Company Disclosure Schedules.
(b)(i) The Company has obtained all Permits necessary for the lawful use and operation of its properties and conduct of the Business; (ii) all such Permits are in full force and effect; (iii) the Company is in compliance with such Permits, in all material respects; (iv) there are no Proceedings pending or, to the Knowledge of the Company, threatened in writing by any Governmental Entity; and (v) no filing with, written notice to, or consent from any Governmental Entity is required in connection with the transactions contemplated by this Agreement in order for a Permit to remain in full force and effect following the Closing.
(c)The Company has not received a verbal or written notice from any Governmental Entity alleging that the business of the Company or its officers, managers or employees infringes or violates or is in breach of the terms of any Permit or that such Governmental Entity intends to pursue any Proceeding against the Company or its officers, managers or employees.

(d)There have been no fines paid to, or other sanctions that have been, or threatened in writing to be, imposed on the Company by any Governmental Entity in relation to the business of the Company since the Date of Formation in relation to any Permit.
Section 4.23.Bank Accounts. Schedule 4.23 of the Company Disclosure Schedules lists the title of each bank account of the Company and the bank at which that account is maintained and the names of the Persons authorized to draw against the account or otherwise have access to it.
Section 4.24.Powers of Attorney. The Company has not given a power of attorney or any other authority (express, implied or ostensible) which is still outstanding or effective to any Person to enter into any Contract or commitment or do anything on its behalf.
Section 4.25.International Trade Laws. The Company is not, and has not since the Date of Formation, been: (a) subject to any Proceeding for an alleged violation of the Customs and International Trade Laws; or (b) subject to civil or criminal penalties imposed by any Governmental Entity administering Customs and International Trade Laws. The Company has not, since the Date of Formation, made any voluntary disclosure with respect to an actual or apparent violation of Customs and International Trade Laws. Neither the Company nor any officer, manager, employee or agent in their acts on behalf of any of them, is or has since the Date of Formation: (i) been designated on any list of any Governmental Entity related to Customs and International Trade Laws, including OFAC’s Specially Designated Nationals and Blocked Persons List; the U.S. Department of Commerce’s Bureau of Industry and Security’s Entity List; the Office of Financial Sanctions Implementation, His Majesty’s Treasury Consolidated List of Financial Sanctions Targets; European Union sanctions measures, or similar lists administered by applicable jurisdictions; (ii) been located, organized, operating, or resident in, a country, region or territory that is the subject or target of comprehensive U.S. sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk and Luhansk regions of Ukraine) (“Sanctioned Countries”); (iii) been fifty percent (50%) or more owned, or controlled, by, or acting or purporting to act for or on behalf of, directly or indirectly, any such Person or Persons described in clauses (i) and (ii); (iv) otherwise been the subject or target of Sanctions and Export Controls; (v) participated in any transaction or business activity involving such a Person or Persons described in clauses (i)-(iv) or any Sanctioned Countries; (vi) exported (including deemed exportation) or re-exported, directly or indirectly, any goods, technical data, technology or services in violation of any Customs and International Trade Laws, including Sanctions and Export Controls laws; (vii) otherwise failed to be in compliance with any Customs and International Trade Laws; or (viii) participated in any transaction connected with any purpose prohibited by Customs and International Trade Laws.
Section 4.26.Anti-Bribery and Anti-Money Laundering Compliance. Since the Date of Formation, none of the Company, any Affiliate or any respective officer, manager, employee, consultant or agent thereof nor any third party while acting on behalf of the Company has offered, gifted or promised, directly or knowingly through another person, anything of value to any Government Official, for the purpose of: (a) influencing any act or decision of such Government Official in his or her official capacity, inducing such Government Official to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the Company; or (b) inducing such Government Official to use his or her influence to affect or influence any act or decision of any Governmental Entity, in each of the foregoing (a) and (b) in order to assist the Company in obtaining or retaining business. Since the Date of Formation, the Company has complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, the U.S. Foreign Corrupt Practices Act of 1977, as amended from time to time, the United Kingdom Bribery Act of 2010, all other national and international laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions, and other applicable anti-money laundering laws and applicable anti-corruption laws. At Closing, the books and records of the Company relating to its global operations are correct and accurate in all respects, including with respect to payments and expenses.
Section 4.27.Privacy and Data Security.
(a)The Company has implemented and complied in all material respects at all times with their Privacy Policies other than deviations therefrom that would not violate applicable Privacy Laws in any material respect.
(b)The Company is complying, and at all times has complied, in all material respects with all contractual obligations (including in Privacy Contracts) relating to data privacy, data security and cybersecurity.
(c)The Company has taken commercially reasonable steps to implement controls, measures, policies and procedures regarding the confidentiality, integrity and availability of (i) Company IT Systems used to Process Personal Information, and (ii) Personal Information to protect against loss, damage, and unauthorized access, use, modification, or misuse.
(d)The Company has not experienced any breaches of security (including, but not limited to ransomware) involving the unauthorized access, use, loss, acquisition, loss of control or disclosure of Personal Information collected, or controlled by or on behalf of the Company in the conduct of the Business (a “Breach of Security”). The Company has not been notified in writing by any third-party vendor or service provider that the third-party vendor or service provider has suffered a material, unauthorized acquisition, access, use, loss or disclosure of or breach of security (including but not limited to ransomware) of any Personal Information, Processed by the third-party vendor or service provider on behalf of the Company in the operation of the Business.
(e)Neither the Company nor any of its Representatives: (i) is or has been under investigation; (ii) is subject to any Order or Action by any Governmental Entity for an actual or alleged violation of any Privacy Laws or Breach of Security; (iii) received any written notice that it is under any investigation by any Governmental Entity, consumer advocacy groups, industry or trade organizations, for a violation of any Privacy Laws or Breach of Security; or (iv) is or has been subject to any Action with respect to any Breach of Security or alleged non-compliance with Privacy Laws or Privacy Contracts, and no such claim has been threatened in writing.
(f)The execution, delivery and performance of this Agreement and consummation of the transactions contemplated hereby will not: (i) violate any Privacy Laws, Privacy Policies, or Privacy Contracts; (ii) any legal requirements or obligations relating to data security or cybersecurity; or (iii) require the Company to provide any written notice to, or seek any consent from, any Person as it relates to such Person’s Personal Information.
Section 4.28.Company Names. The Company has not had any prior names, and since the Date of Formation, the Company has not conducted business under any name other than its current name other than “Spotlight.vegas”.
Section 4.29.Consumer Protection.
(a)The Company has implemented and complied in all material respects at all times with its website’s terms and conditions, purchase terms and conditions, and best price guarantee, and any other terms, conditions, or guidelines relating to the Business and the supply of goods and services to consumers, other than deviations therefrom that would not violate applicable Consumer Protection Laws in any material respect.
(b)The Company has implemented and maintains commercially reasonable mechanisms, systems, controls, and procedures to comply in all material respects with applicable Consumer Protection Laws and to address, in accordance with the obligations set forth in such applicable Consumer Protection Laws, any complaint relating to, or suspected breach of, Consumer Protection Laws.
(c)The Company is duly qualified, licensed and registered to do business and is in good standing in each jurisdiction in which it operates the Business and supplies goods and services to consumers in which such jurisdiction has “Seller of Travel” or similar Laws.
(d)Neither the Company, nor any of its Representatives nor, to the Knowledge of the Company, any of its third-party affiliates or suppliers: (i) is or has been under investigation for violation of any Consumer Protection Laws; (ii) is subject to any Order or Action by any Governmental Entity for violation of any Consumer Protection Laws; (iii) has received any informal written notice or formal legal process indicating that it is under any investigation by any Governmental Entity, consumer advocacy group, industry or trade organizations, or other entity for violation of any Consumer Protection Laws; or (iv) is or has been subject to any Action with respect to any Consumer Protection Laws, and no such claim has been threatened in writing.
Section 4.30.Accounts Receivable. All of the accounts receivable of the Business, including the Accounts Receivable, whether reflected on the Balance Sheet or arising since the Balance Sheet Date, have arisen from bona fide transactions in the ordinary course of business and are carried at values determined in accordance with the Accounting Policies. No amount of the Accounts Receivable is subject to any counterclaim or set off. All material reserves, allowances and discounts with respect to the Accounts Receivable were and are adequate and in accordance with the Accounting Policies and consistent in extent with reserves, allowances and discounts previously maintained by the Company in the ordinary course of business. No Person has any Encumbrance, other than Permitted Encumbrances, on any Accounts Receivable and no written or oral request or agreement for deduction or discount has been made with respect to any Accounts Receivable. The Company has not received written notice from any customer that such customer does not intend to pay any Accounts Receivable. The Company has not engaged in efforts to collect Accounts Receivable outside the ordinary course of business or any activity that would result in sales of a product or service with payment terms longer than terms customarily offered by the Company for such product or service.
Section 4.31.Representations and Warranties of Sellers.
(a)Title to Shares. All of the Shares are owned of record and beneficially by the Sellers as set forth on Schedule 4.2(a) of the Company Disclosure Schedules, free and clear from Encumbrances. Each Seller has good and valid title to the Shares. Upon delivery of the Shares to be sold by each Seller pursuant to this Agreement and receipt of payment therefor by such Seller, Purchaser will acquire good and valid title to the Shares. No Seller has granted to any Person any preemptive or other similar rights with respect to any of such Shares and there are no offers, options, warrants, rights, agreements or commitments of any kind (contingent or otherwise) entered into or granted by any Seller relating to the issuance, conversion, exchange, registration, voting, sale or transfer of any equity interests or other equity securities of the Company (including the Shares) or obligating the Company, any Seller or any other Person to purchase or redeem any of such equity interests or other equity securities.
(b)Authority of the Sellers; No Conflict; Required Filings and Consents.
(i)Each Seller has all requisite limited liability company or corporate power and authority, as applicable, to execute and deliver this Agreement and the Ancillary Agreements (to the extent a party thereto), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be performed by each Seller hereby and thereby. The execution and delivery by each Seller of this Agreement and the Ancillary Agreements (to the extent a party thereto), the performance of its obligations under, and the consummation of the transactions contemplated by this Agreement and each Ancillary Agreement (to the extent a party thereto) have been duly authorized by all necessary limited liability company or corporate action, as applicable, on the part of each Seller. This Agreement has been, and the Ancillary Agreements (to the extent a party thereto) delivered at Closing will be, duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery of the other parties hereto and thereto, constitute legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or in equity.
(ii)The execution and delivery by each Seller of this Agreement and the Ancillary Agreements (to the extent a party thereto) does not, and the consummation by it of the transactions contemplated hereby and thereby will not, (A) conflict with, or result in any violation or breach of any provision of any Organizational Documents of any Seller, (B) violate any law, rule or regulation applicable to any Seller, (C) require the written consent, written notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any judgment, court order or consent decree or any material agreement to which each such Seller is a party or by which each such Seller is bound or to which any of their respective properties and assets are subject or any Permit affecting the properties, assets or business of each such Seller, or (D) result in the creation or imposition of any Encumbrance other than a Permitted Encumbrance on any properties or assets of such Seller or the Shares.
(iii)None of the execution and delivery by each Seller of this Agreement or any Ancillary Agreements (to the extent a party thereto) or the consummation of the transactions contemplated hereby or thereby will require any consent, approval, order or authorization of, or registration or filing with, any Governmental Entity on the part of any Seller.
(c)Litigation. There is no Proceeding pending or, to the knowledge of any Seller, threatened in writing against any Seller, or any Seller’s officers, directors, managers or other executive personnel, that would reasonably be expected to be, individually or in the aggregate, adverse in any material respect to such Seller’s ability to perform its obligations hereunder.
(d)No Brokers. None of the Sellers are obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation, or execution of this Agreement or the other transaction documents or in connection with any transaction contemplated hereby or thereby.
(e)[***]. Douglas M. Osrow represents and warrants with respect to [***] and its current and prior owners (collectively, the “[***] Group”): (i) neither he nor the Company has any obligations or restrictions of any kind whatsoever in favor of the [***] Group as a result of his prior employment relationship with the [***] Group; (ii) neither he nor the Company has any ownership in the business operated by the [***] Group; and (iii) he did not violate any commitments or obligations in favor of the [***] Group as a result of his prior employment relationship with the [***] Group.
(f)Tax Status of VMRG and NLX. Each of VMRG and NLX is, and at all times since the date of its formation has been, classified as an association taxable as a corporation under Subchapter C of the Code.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
Purchaser represents and warrants to the Company as follows:
Section 5.1.Organization of Purchaser. Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Florida.
Section 5.2.Authority; No Conflict; Required Filings and Consents.
(a)Purchaser has all requisite corporate power and authority to enter into this Agreement and each Ancillary Agreement (to the extent a party thereto), to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements. The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement and each Ancillary Agreement (to the extent a party thereto) has been duly executed and delivered by Purchaser. This Agreement has been, and each Ancillary Agreement (to the extent a party thereto) delivered at Closing will be, duly and validly executed and delivered by Purchaser and constitutes valid and binding obligations of Purchaser enforceable against Purchaser in accordance with their respective terms, except to the extent limited by applicable bankruptcy, reorganization, insolvency, moratorium or other laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether such enforceability is considered in a Proceeding at law or equity.
(b)The execution and delivery by Purchaser of this Agreement and each Ancillary Agreement (to the extent a party thereto) does not, and the performance of its obligations hereunder and thereunder, and consummation of the transactions contemplated by this Agreement or the Ancillary Agreements will not, (i) conflict with, or result in any violation or breach of any provision of the Organizational Documents of Purchaser, (ii) violate any law, rule or regulation applicable to Purchaser, except as would not reasonably be expected to have a material adverse effect on the ability of Purchaser to consummate the transactions contemplated hereby (a “Purchaser Material Adverse Effect”) or (iii) conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by the terms of any Order, or any material agreement to which Purchaser is party to or constitute a default thereunder, except in each case as would not reasonably be expected to have a Purchaser Material Adverse Effect.
(c)None of the execution and delivery by Purchaser of this Agreement or any Ancillary Agreement (to the extent a party thereto), the performance of its obligations hereunder or thereunder, or the consummation of the transactions contemplated by, this Agreement and the Ancillary Agreements requires or will require any consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or third party, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country and (ii) those where the failure to obtain or make, as applicable, such consent, approval, order or authorization of, or registration, declaration or filing would not have a Purchaser Material Adverse Effect.
Section 5.3.No Brokers. Purchaser is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or the other transaction documents or in connection with any transaction contemplated hereby or thereby.

Section 5.4.Litigation. Neither Purchaser nor any of its Affiliates is a party (including by reason of any crossclaim or counterclaim) to any Proceeding, nor to the knowledge of Purchaser, is anyone asserting or threatening to make Purchaser or its Affiliates party to any such Proceeding, that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
Section 5.5.Financing. Purchaser will have, or has access to, an amount of cash necessary to pay the cash portion of the Closing Payment as contemplated by this Agreement.
Section 5.6.Parent Shares. Upon issuance in accordance with this Agreement, the Parent Shares (if any) constituting a portion of the Purchase Price will be duly authorized, validly issued, fully paid, freely transferable and non-assessable, free and clear of all Encumbrances (other than transfer restrictions that may be provided under any applicable securities Laws).
ARTICLE VI.
COVENANTS
Section 6.1.Conduct of Business Prior to the Closing. The Company agrees that, except (a) as expressly permitted or required by this Agreement, (b) as required by applicable Law, or (c) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the period commencing on the date hereof and ending at the earlier of (i) the Closing and (ii) termination of this Agreement pursuant to Section 8.1 (the “Interim Period”), the Company shall conduct the Business and operations in the ordinary course of business consistent with past practice in all material respects and, to the extent consistent therewith, the Company shall use its reasonable best efforts to preserve intact its business organizations and relationships with third parties and keep available the services of its officers and key employees. Without limiting the foregoing, except (x) as expressly permitted or required by this Agreement, (y) as required by applicable Law, or (z) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), during the Interim Period, the Company shall not take, omit to take, or permit any action that would make the representations and warranties contained in Section 4.6 untrue if made as of the Closing Date.
Section 6.2.Access to Information. During the Interim Period, to the extent permitted by applicable Law, the Company shall: (a) afford Purchaser and its Representatives reasonable access to and the right to inspect all of the Real Property, properties, assets, premises, IT Systems, copies of books and records, Material Contracts and other documents and data related to the Company; (b) furnish Purchaser and its Representatives with copies of such financial, operating and other data and information related to the Company as Purchaser or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Company to cooperate with Purchaser in its investigation of the Company. Any investigation pursuant to this Section 6.2 shall be conducted during normal business hours upon reasonable advance written notice to the Company and in such manner as not to interfere unreasonably with the conduct of the business of the Company. Notwithstanding anything herein to the contrary, no such access or disclosure shall be permitted if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement, Contract or any applicable Law; provided, however, that the Company shall use its reasonable best efforts to make appropriate substitute arrangements to permit reasonable access or disclosure to the maximum extent that does not result in a loss of any such privilege or violation of any such Law or duty. Prior to the Closing Date, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), none of Purchaser or any of its Representatives shall contact any suppliers or vendors to, or customers of, the Company or joint ventures other than in the ordinary course of business of Purchaser or its Representatives unrelated to the Transaction. On the date of this Agreement, the Company will deliver to Purchaser a digital copy of all documents and other information that was included in the Virtual Data Room on or prior to the date hereof.

Section 6.3.No Solicitation of Other Bids.
(a)During the Interim Period, the Company shall not, and shall not authorize or permit any of its Affiliates (including the Sellers and their Affiliates) or any of its or their Representatives to, directly or indirectly: (i) solicit for, initiate, or continue inquiries for an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person for a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) for an Acquisition Proposal. Immediately following the execution of this Agreement, the Company and the Sellers shall, and shall direct each of their respective Affiliates and Representatives to, terminate any existing discussions or negotiations with any Persons, other than Purchaser (and its Affiliates and Representatives), on any Acquisition Proposal, terminate all physical and electronic data room access previously granted to any Persons other than Purchaser and its Affiliates and Representatives in any Acquisition Proposal and use its reasonable best efforts to cause any Persons other than Purchaser and its Affiliates and Representatives in possession of non-public information in respect of the Company that was furnished by or on behalf of the Company to return or destroy (and confirm destruction of) all such information.
(b)In addition to the other obligations under this Section 6.3, the Company or the Seller Representative shall promptly (and in any event within 24 hours after receipt thereof by the Company, any Seller or their respective Affiliates or Representatives) advise Purchaser of any Acquisition Proposal, any request for information on any Acquisition Proposal, or any inquiry on an Acquisition Proposal, and the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. Without limiting the generality of the foregoing, it is understood that any breach of the restrictions set forth in this Section 6.3 by any officer or manager of the Company or by any other Representative of the Company acting at the Company’s direction shall be deemed to constitute a breach of this Section 6.3 by the Company.
Section 6.4.Notice of Certain Events. During the Interim Period, the Company shall promptly (and in any event within two (2) Business Days) notify Purchaser in writing of:
(a)any fact, circumstance, event or action the existence, occurrence or taking of which (i) results in, individually or in the aggregate, a Material Adverse Effect, (ii) has resulted in any representation or warranty made by the Company hereunder not being true and correct and which causes a Material Adverse Effect or (iii) has resulted in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be satisfied;
(b)any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in order for the Parties to consummate the transactions contemplated by this Agreement;
(c)any written notice or other written communication from any Governmental Entity or Government Official as to the transactions contemplated by this Agreement; and
(d)any actions commenced or, to the Knowledge of the Company, threatened in writing against (i) the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.14 or (ii) the consummation of the transactions contemplated by this Agreement.
Section 6.5.Governmental Approvals and Consents.
(a)During the Interim Period, each Party (other than the Seller Representative) hereto shall, as promptly as possible: (i) make, or cause or have made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities and Government Officials (“Government Approvals”) that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Agreements. In furtherance and not in limitation of the foregoing, Purchaser and the Company agree to supply as promptly as possible any additional information and documentary material that may be requested by any Governmental Entities for any Government Approvals. During the Interim Period, the Company shall further provide to Purchaser any information or documentary materials necessary to obtain any Government Approvals. During the Interim Period, each Party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals; provided, however, that subject to its undertakings in this Section 6.5, the final determination as to any appearance, presentation, memorandum, submission, brief, argument, opinion or proposal relating to any Government Approvals shall be mutually agreed to between Purchaser and the Company. The Parties hereto shall not intentionally take any action that will have the effect of materially delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.
(b)During the Interim Period, the Company shall use commercially reasonable efforts to give all written notices to, and obtain all written consents from, all third parties necessary for the consummation of the transactions contemplated hereby, as such agreements are described in Schedule 4.3(b) of the Company Disclosure Schedules (and deliver evidence of the same to Purchaser at or prior to the Closing). Notwithstanding the foregoing, nothing in this Section 6.5(b) shall require Purchaser or any of its Subsidiaries to (i) propose, negotiate, effect or agree to, the sale, divestiture, license or other disposition of any assets, properties or businesses of Purchaser or any of its Subsidiaries or the Company, (ii) make any payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments) or concede anything of value, (iii) or otherwise take any action that limits the freedom of action or otherwise restricts any of the assets, properties or businesses of Purchaser and its Subsidiaries or the Company.
(c)If any consent, approval or authorization necessary to preserve any right or benefit under any material Contract to which the Company is a party is not obtained prior to the Closing, the Seller Representative shall, subsequent to the Closing, use commercially reasonable efforts to cooperate with Purchaser and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable.
Section 6.6.Managers’ and Officers’ Indemnification. From and after the Closing Date, the Company shall indemnify and hold harmless each present and former officer and manager of the Company (in each case, when acting in such capacity), determined as of the Closing Date, against any Damages incurred in connection with any claim, action, suit, Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Closing Date, whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been required under Nevada law and its articles of organization and its Amended and Restated Operating Agreement in effect on the date hereof to indemnify such Person.
Section 6.7.Further Assurances. From time to time following the date of this Agreement and the Closing Date, as and when reasonably requested by any Party and at such Party’s expense, any other Party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further actions as may be reasonably necessary to evidence and effectuate the transactions contemplated by this Agreement. Following the Closing, the Sellers shall use all commercially reasonable efforts to assist Purchaser with the integration of the Company into the operations of Purchaser and its Affiliates.

Section 6.8.Other Employee Matters. With respect to employees of the Company who continue employment with the Company following the Closing (and only for so long as such employees continue employment with the Company, Purchaser or its Affiliates following the Closing), Purchaser shall use commercially reasonably efforts to, or cause the Company, or one of Purchaser’s Affiliates to, until the end of the 2027 Calculation Period, provide base salary or wages that are substantially comparable to those provided by the Company immediately prior to the Closing. This Section 6.8 shall not (x) be treated as an amendment or other modification of any employee benefit plan, agreement or other arrangement, (y) limit the right of Purchaser or its Subsidiaries or the Company to terminate the employment of any employee at any time and for any reason, or (z) create any third-party rights, benefits or remedies of any nature whatsoever in any employee of the Company (or any beneficiaries or dependents thereof) or any other Person that is not a party to this Agreement.
Section 6.9.Termination of Contracts with Affiliates. The Company shall pay, settle or discharge all account balances owed from the Company, on the one hand, and any Related Party, on the other hand, in each case without any continuing Liability of the Company thereunder. Prior to the Closing, the Company shall deliver to Purchaser written evidence reasonably satisfactory to Purchaser of each such termination.
Section 6.10.Resignations. At least four (4) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a true and complete list of the officers, limited liability company managers and other Persons holding similar titles for the Company. At or prior to Closing, the Company shall deliver to Purchaser the resignations of each such officer, limited liability company manager or other Person from such positions with the Company, effective as of the Closing Date (unless Purchaser requests that any such resignation not be delivered).
Section 6.11.Books and Records. For a period of three (3) years after the Closing Date, upon reasonable advance written notice, Purchaser shall, and shall cause its Affiliates to, give the Seller Representative reasonable access, during normal business hours and without undue interruption of Purchaser’s or such Affiliate’s business, to all books and records of the Company in the possession of Purchaser or its Affiliates for periods prior to the Closing, and the Seller Representative shall have the right, at its own expense (on behalf of the Sellers), to make copies of any such books and records, to the extent (x) reasonably required by a Seller in connection with an action by a Governmental Entity with respect to such Seller’s ownership of Shares prior to the Closing Date, (y) necessary to comply with applicable Law or (z) related to the defense of a claim made by a third Person (other than Purchaser or its Affiliates). Notwithstanding anything herein to the contrary, no such access, disclosure or copying shall be permitted if it would result in a loss of any attorney-client privilege, violate any confidentiality agreement, Contract or any applicable Law.
Section 6.12.Payoff Letters. On or prior to the Closing Date, the Company shall deliver to Purchaser copies of executed payoff letters in form and substance reasonably satisfactory to Purchaser as to the Company’s Indebtedness (other than any Indebtedness described in clause (xi) of the definition thereof), including the release of all guarantees made by the Company and Encumbrances incurred by the Company and filing of all documents necessary to effectuate, or reflect in public record, such satisfaction, release and discharge, effective upon the payment of such Indebtedness.
Section 6.13.Seller Confidentiality. As an owner of Shares of the Company, each Seller has had access to and contributed to information and materials of a highly sensitive nature (including Confidential Information) of the business of the Company. As additional consideration for the Purchase Price, each Seller agrees that after the Closing, unless such Seller first secures the written consent of an authorized representative of Purchaser, such Seller shall not (except on behalf of Purchaser or pursuant to the terms of such Seller’s employment agreement with the Company or Purchaser) use for himself, herself, itself or anyone else, and shall not disclose to others, any Confidential Information relating to the business of the Company, except: (a) to the extent necessary to comply with the Law, a Governmental Entity or a valid court order of a court with competent jurisdiction, in which event such Seller shall so notify Purchaser as promptly as is practicable (if possible, prior to making such disclosure) and shall seek confidential treatment of such information; (b) to its banks, auditors and attorneys and similar professionals; provided, however, that such Seller shall be liable in the event that any such permitted recipients disclose any information that such Seller would be prohibited from disclosing pursuant to this provision; or (c) in order to enforce its rights pursuant to this Agreement or any of the Ancillary Agreements.
Section 6.14.Cyber Security Insurance Tail Policy. Prior to the Closing Date, the Company shall purchase a “tail” cyber security liability insurance policy covering the Company, such tail to provide coverage in an amount not less than the existing coverage and to have other terms not less favorable to the insured Persons than the cyber security liability insurance coverage currently maintained by the Company with respect to claims arising from facts or events that occurred on or before the Closing Date for a period of not less than six (6) years.
Section 6.15.Closing Conditions. From the date hereof until the Closing, each Party (other than the Seller Representative) hereto shall, subject to the terms, conditions and limitations contained herein, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.
ARTICLE VII.
CONDITIONS TO CLOSING
Section 7.1.Conditions to Each Party’s Obligation. The respective obligations of each Party to this Agreement to consummate the transactions contemplated by this Agreement are subject to the satisfaction prior to the Closing of the following conditions:
(a)Governmental Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity which must be filed, have occurred or have been obtained on or before Closing, shall have been filed, occurred or been obtained.
(b)No Injunctions or Restraints; Illegality. No provision of any Law and no Order shall prohibit, restrain or make illegal the consummation of the transactions contemplated hereby or by the Ancillary Agreements.
Section 7.2.Additional Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived in writing exclusively by Purchaser:
(a)Representations and Warranties. (i) The representations and warranties of the Company and Sellers contained in Article IV (other than the Fundamental Representations and Warranties) shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall be applicable only as of such date) (determined in each case without regard to any materiality or Material Adverse Effect qualification contained in any representation and warranty), except where the failure of such representations and warranties to be true and correct would not in the aggregate have a Material Adverse Effect; and (ii) the Fundamental Representations and Warranties shall be true and correct in all respects as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall be applicable only as of such date) (determined in each case without regard to any materiality or Material Adverse Effect qualification contained in any representation and warranty), except for such failures to be true and correct that, individually and in the aggregate, are de minimis.
(b)Performance of Obligations of the Company. The Company and Sellers shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing.

(c)No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.
(d)Certificate. Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) have been satisfied.
(e)Deliverables. Purchaser shall have received the deliveries set forth in Section 2.9.
(f)Approval. This Agreement and the transactions contemplated hereby shall have been adopted by the Board of Managers of the Company.
(g)Consents. The Company shall have provided those written notices and obtained those written consents, waivers, authorizations, and approvals of all Governmental Entities and required third parties set forth on Schedule 7.2(g).
Section 7.3.Additional Conditions to Obligations of the Company and Sellers. The obligations of the Company and Sellers to consummate the transactions contemplated by this Agreement are subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
(a)Representations and Warranties. The representations and warranties of Purchaser in Section 5.4 of this Agreement shall be true and correct as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall be applicable only as of such date) (determined in each case without regard to any materiality or Purchaser Material Adverse Effect qualification contained in any representation and warranty), except where the failure of such representations and warranties to be true and correct would not in the aggregate have a Purchaser Material Adverse Effect; and (ii) the representations and warranties set forth in Section 5.1, Section 5.2, Section 5.3, Section 5.5, and Section 5.6 shall be true and correct in all material respects as of the Closing Date with the same effect as though made on such date (except for such representations and warranties that are made as of a specific date, which shall be applicable only as of such date).
(b)Performance of Obligations of Purchaser. Purchaser shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing.
(c)Certificate. The Company shall have received a certificate, dated the Closing Date, signed by an officer or other authorized signatory of Purchaser to the effect that the conditions set forth in Sections 7.3(a) and (b) have been satisfied.
ARTICLE VIII.
TERMINATION
Section 8.1.Termination Events. This Agreement may, by written notice given prior to the Closing, be terminated:
(a)by the mutual written consent of the Company and Purchaser;
(b)by Purchaser by written notice to the Company if:
(i)(x) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company or any Seller pursuant to this Agreement that would result in the failure of any of the conditions specified in Section 7.1 or Section 7.2 and such breach, inaccuracy or failure has not been cured by the Company or such Seller, as applicable, within ten (10) days of the Company’s receipt of written notice of such breach from Purchaser; provided, however, that no such cure period shall be available or applicable to any such breach, inaccuracy or failure which by its nature cannot be cured, and (y) if not cured on or prior to the Closing Date, such breach, inaccuracy or failure would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.2 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available if Purchaser is then in material breach of any provision of this Agreement and such material breach by Purchaser would give rise to the failure of any of the conditions specified in Section 7.1 or Section 7.3; or
(ii)the Closing has not occurred on or before October 1, 2025 (the “Outside Date”), or such later date as the Company and Purchaser may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to Purchaser if such failure shall be due to the failure of Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.
(c)by the Company by written notice to Purchaser if:
(i)(x) there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Purchaser pursuant to this Agreement that would result in the failure of any of the conditions specified in Section 7.1 or Section 7.3 and such breach, inaccuracy or failure has not been cured by Purchaser, as applicable, within ten (10) days of Purchaser’s receipt of written notice of such breach from the Company; provided, however, that no such cure period shall be available or applicable to any such breach, inaccuracy or failure which by its nature cannot be cured, and (y) if not cured on or prior to the Closing Date, such breach, inaccuracy or failure would result in the failure of any of the conditions set forth in Section 7.1 or Section 7.3 to be fulfilled or satisfied; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(i) shall not be available if the Company or any Seller is then in material breach of any provision of this Agreement and such material breach by the Company or any Seller would give rise to the failure of any of the conditions specified in Section 7.1 or Section 7.2; or
(ii)the Closing has not occurred on or before the Outside Date, or such later date as the Company and Purchaser may agree upon in writing; provided, however, that the right to terminate this Agreement under this Section 8.1(c)(ii) shall not be available to the Company if such failure shall be due to the failure of the Company or any Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;
(d)by Purchaser or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Entity shall have issued an Order restraining or enjoining the transactions contemplated by this Agreement; and such Order shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any Party whose breach of any provision of this Agreement causes such Law or Order to be in effect or the failure of such Law or Order to be removed.
Section 8.2.Effect of Termination. If this Agreement is terminated as permitted by Section 8.1, such termination shall be without Liability of any party (or any Seller,

equityholder, director, officer, manager, employee, agent, consultant or representative of such party) to any other party to this Agreement; provided, however, that if such termination shall result from the intentional material breach by any party (other than the Seller Representative) hereto, such party shall be fully liable for any and all Damages incurred or suffered by any other party as a result of such failure or intentional material breach. The provisions of this Section 8.2 and Article XI (other than Section 11.7) shall survive any termination hereof pursuant to Section 8.1.
ARTICLE IX.
INDEMNIFICATION
Section 9.1.Indemnification of Purchaser.
(a)From and after the Closing and subject to the limitations contained in this Article IX, each Seller, Douglas M. Osrow and Sebastian-Stefan Ailioaie (collectively, the “Seller Indemnity Parties”) will jointly and severally indemnify Purchaser and its Affiliates and their respective shareholders, officers, directors, employees, agents, Representatives and successors and assigns (collectively, the “Purchaser Indemnified Parties”) and hold the Purchaser Indemnified Parties harmless against all damages, losses, Liabilities, fines, claims, forfeitures, obligations, Actions, Taxes, judgments, interest, awards, penalties, fees, costs or expenses (including reasonable expenses of investigation and reasonable and documented attorneys’ fees and expenses in connection with any Action, whether involving a Third-Party Claim or a claim solely between the Parties hereto, to enforce the provisions hereof) (collectively, “Damages”) that the Purchaser Indemnified Parties have incurred arising out of: (i) the inaccuracy or breach of any representations and warranties set forth in Article IV of this Agreement, any Ancillary Agreement (other than the Specified Offer Letters), including any Third-Party Claim alleging facts that, if true, would constitute a breach of any such representation or warranty, (ii) a breach of any covenant or other obligation of the Company or the Seller Representative contained in this Agreement or any Ancillary Agreement (other than the Specified Offer Letters), (iii) any Third-Party Claim in respect of Closing Indebtedness or Company Transaction Expenses to the extent such claim was not taken into account in the calculation of the Closing Payment or any adjustment thereto pursuant to Section 3.3, (iv) any inaccuracy in, or claims from any Seller related to or arising out of, the Closing Consideration Schedule, including to the extent any Seller is entitled to receive any amounts in excess of the amounts indicated on the Closing Consideration Schedule, (v) Fraud committed by the Company or any Seller (at or prior to the Closing Date), (vi) any Pre-Closing Taxes and (vii) the Special Indemnification Items.
(b)Notwithstanding Section 9.1(a), from and after the Closing and subject to the limitations contained in this Article IX, the Seller Indemnity Parties will jointly and severally indemnify and hold the Purchaser Indemnified Parties harmless against all Damages that the Purchaser Indemnified Parties have incurred arising out of a breach any covenant or other agreement of any Seller Indemnity Party contained in this Agreement or any Ancillary Agreement (other than the Specified Offer Letters).
Section 9.2.Indemnification of Sellers. From and after the Closing and subject to the limitations contained in this Article IX, Purchaser will indemnify each Seller and its respective shareholders, members, officers, directors, managers, employees, agents, Representatives and successors and assigns (collectively, the “Seller Indemnified Parties”) and hold the Seller Indemnified Parties harmless against any Damages that the Seller Indemnified Parties have incurred by reason of (a) the inaccuracy or breach by Purchaser of any representation or warranty of Purchaser contained in Article V of this Agreement, (b) a breach by Purchaser of any covenant of Purchaser contained in this Agreement or (c) Fraud committed by Purchaser (at or prior to the Closing Date).

Section 9.3.Exclusive Remedies. The Parties agree that, notwithstanding anything to the contrary set forth in this Agreement or otherwise, following the Closing, except with respect to (a) the adjustments provided in Article III, (b) claims based on Fraud, (c) claims arising out of Purchaser’s payment obligations with respect to the Purchase Price, (d) claims arising out of the Specified Offer Letters or the Restrictive Covenant Agreements and (e) the Escrow Agreement pursuant to the terms thereof, (x) the indemnification provisions of this Article IX are the sole and exclusive remedies of the Parties pursuant to this Agreement or in connection with the transactions contemplated hereby and (y) to extent permitted by Law, the Parties hereby waive all other rights, claims, remedies or actions with respect to any matter in any way relating to this Agreement or arising in connection with the transactions contemplated hereby, whether under any foreign, federal, state, provincial or local Laws, statutes, ordinances, rules, regulations, requirements or orders at common law or otherwise; provided, however, that nothing in this Section 9.3 shall limit any Party’s right to seek and obtain any remedy to which such Party may be entitled pursuant to Section 11.7 (Specific Performance). This Section 9.3 shall not apply to Section 11.16 (Seller Representative), which shall be enforceable by the Seller Representative in its entirety against the Sellers.
Section 9.4.Survival of Representations and Warranties. All representations and warranties contained in Articles IV and V of this Agreement or any Ancillary Agreement shall survive the Closing and shall remain in full force and effect until the [***] ([***]) [***] anniversary of the Closing Date; provided, however, that (i) the Fundamental Representations and Warranties shall remain in full force and effect for a period of [***] ([***]) [***] following the Closing, and (ii) the Tax Representations shall remain in full force and effect until [***] ([***]) [***] after expiration of the applicable statute of limitations (giving effect to any applicable extensions or waivers thereof). All covenants and agreements of the Parties in Article X and claims for indemnification obligations made under Section 9.1(a)(vi) or for any breach of any covenant in Article X shall survive until [***] ([***]) [***] after expiration of the applicable statute of limitations (giving effect to any applicable extensions or waivers thereof). Claims for Fraud hereunder shall survive indefinitely. All covenants and agreements of the Parties contained in this Agreement or in any Ancillary Agreement (other than the Specified Offer Letters any covenants and agreements of the Parties in Article X and claims for indemnification under Section 9.1(a)(vi) or for any breach of any covenant in Article X) and contemplated to be performed prior to the Closing Date shall survive until the date that is six (6) months following the Closing Date. All covenants and agreements of the Parties contained in this Agreement or in any Ancillary Agreement (other than the Specified Offer Letters, any covenants and agreements of the Parties in Article X and claims for indemnification under Section 9.1(a)(vi) or for any breach of any covenant in Article X) and contemplated to be performed from or after the Closing Date shall survive for the lesser of (x) a period of [***] ([***]) [***] following the Closing or (y) [***] ([***]) [***] following the period explicitly specified therein. Claims for indemnification obligations made under Section 9.1(a)(vii) shall survive as set forth on Schedule 9.1(a)(vii). Each of the foregoing survival periods, as applicable, is an “Indemnification Claims Period.” In the event a claim has been properly made (including written notice having been given to Purchaser (if the indemnity is sought against Purchaser) or the Seller Representative (if the indemnity is sought against the Sellers), as applicable), on or prior to the expiration of the applicable Indemnification Claims Period (as modified (if applicable) by the proviso in the preceding sentence), and such claim is unresolved as of the expiration of the Indemnification Claims Period (as modified (if applicable) by the proviso in the preceding sentence), then the right to indemnification with respect to such claim shall remain in effect until such matter has been finally determined in accordance with this Article IX. Claims for indemnification by the Purchaser Indemnified Parties shall be made and resolved as provided in this Agreement and in the Escrow Agreement.
Section 9.5.Certain Limitations.
(a)The Seller Indemnity Parties shall not be required to indemnify the Purchaser Indemnified Parties for Damages under Section 9.1(a)(i) (except for the Fundamental Representations and Warranties), and the Purchaser shall not be required to indemnify the Seller

Indemnified Parties for Damages under Section 9.2(a), until (i) an individual claim for Damages exceeds $[***] or (ii) claims for Damages in the aggregate exceed $[***] (the “Basket”), in which case the Seller Indemnity Parties or Purchaser, as applicable, shall be liable for all such Damages including the Basket.
(b)The Seller Indemnity Parties shall not be required to indemnify the Purchaser Indemnified Parties for those portions of any Damages (i) that were specifically deducted in determining any adjustments pursuant to Article III or (ii) to the extent resulting primarily from any material breach of Purchaser’s obligations under this Agreement. Purchaser shall not be required to indemnify the Seller Indemnified Parties for those portions of any Damages (x) that were specifically deducted in determining any adjustments pursuant to Article III or (y) to the extent resulting primarily from any material breach of the Company’s, any Seller’s or the Seller Representative’s obligations under this Agreement. No Person shall be indemnified more than once for the same Damages.
(c)Except in the case of Fraud, the Seller Indemnity Parties’ aggregate liability (i) under Section 9.1(a)(i) (other than with respect to the Fundamental Representations and Warranties and the Tax Representations) shall not exceed one-third (1/3) of the Purchase Price.
(d)Except in the case of Fraud, the aggregate liability of the Seller Indemnity Parties (i) under Section 9.1(a) under this Agreement, other than Section 9.1(a)(i), and the Ancillary Agreements shall not exceed the Purchase Price.
(e)Except in the case of Fraud, the aggregate liability of Purchaser under this Agreement shall not exceed the Purchase Price.
(f)Any amounts owed by the Seller Indemnity Parties for indemnification to the Purchaser Indemnified Parties under Section 9.1 shall be exclusively satisfied as follows: (i) first, as a payment by the Escrow Agent from the Indemnification Escrow Fund (on a joint and several basis by the Sellers to the extent of such funds), and after such Indemnification Escrow Fund has been exhausted (ii) second, directly against the Seller Indemnity Parties jointly and severally (which shall include a right of set-off against any Performance Amounts, if any).
(g)Any indemnity payment made by the Seller Indemnity Parties to any Purchaser Indemnified Party, on the one hand, or by Purchaser to any Seller Indemnified Party, on the other hand, pursuant to this Article IX shall be reduced by an amount equal to any insurance proceeds actually received by such indemnified party in respect of such claim minus any out-of-pocket expenses (including reasonable and documented attorneys’ fees and expenses) relating to the recovery of such proceeds.
(h)Each of the Purchaser Indemnified Parties and the Seller Indemnified Parties shall take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto. The reasonable costs and expenses of mitigation hereunder shall constitute indemnifiable Damages under this Agreement.
(i)Notwithstanding anything to the contrary set forth in this Agreement, (i) in no event shall any indemnifying party be liable to any indemnified party for any punitive, incidental, consequential, special, or indirect Damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any Damages based on any type of multiple unless and to the extent the indemnified party is required to pay any such Damages to a third party, arising from breaches of any covenants or other obligations of the Company contained in this Agreement or any Ancillary Agreement (other than Specified Offer Letters) and (ii) a Person’s indemnification obligations pursuant to Section 9.1 or Section 9.2 (for the purposes of determining the existence of any inaccuracy or breach of any representation and warranty and calculation of the Damages attributable to such inaccuracy or breach) shall be determined without giving effect to any qualification or exception with respect to “material,” “materiality,” “materially,” “Material Adverse Effect” or similar language with respect to materiality contained in any representation or warranty set forth in Article IV; provided, however, that such qualifications will not be disregarded with respect to Sections 4.6(a) and (b) and the definition of “Material Contract”.
(j)The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance or non-compliance with any covenant or obligation, will not affect the right to indemnification, compensation or other remedy based upon such representations, warranties, covenants and obligations.
(k)The right to indemnification compensation or other remedy based upon the representation, warranties, covenants or obligations contained in this Agreement (or any certificate or document delivered pursuant hereto) will not be affected by any investigations (including any environmental investigation or assessment) conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
(l)Each Seller Indemnity Party hereby agrees that (i) the availability of indemnification of the Purchaser Indemnified Parties under this Article IX shall be determined without regard to any right to indemnification, advancement, contribution or reimbursement that such Seller Indemnity Party may have from the Company (whether such rights may arise from or pursuant to applicable Law, Contract, the Organizational Documents of the Company, the Sellers, or otherwise), and (ii) such Seller Indemnity Party shall not be entitled to any indemnification, advancement, contribution or reimbursement from Purchaser, the Company or any of their respective Affiliates for amounts for which the Purchaser Indemnified Parties would be entitled to indemnification under this Article IX (determined without regard to any thresholds, deductibles, caps, survival periods or other limitations).
(m)Notwithstanding anything in this Article IX to the contrary, if a claim may be characterized in multiple ways in accordance with this Article IX such that such claim may or may not be subject to different caps, time limitations and other limitations depending on such characterization, then an indemnified party shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert claims permitted in accordance with this Article IX, and may assert the claim under multiple bases for recovery hereunder; provided, however, that the foregoing shall not be interpreted to allow, and no indemnified party shall be entitled to, double recovery for the same claim.
Section 9.6.Terms and Conditions of Indemnification.
(a)Any Party seeking indemnification must give the other Party written notice (provided, however, any notice due to or from a Seller shall be made only by or to the Seller Representative) of the claim for Damages (i) stating in reasonable detail the basis on which indemnification is being asserted and the aggregate amount of the Damages or an estimate thereof, in each case to the extent known or determinable at such time, (ii) specifying in reasonable detail the individual items of such Damages included in the amount so stated, and the nature of the misrepresentation, breach or claim to which such item is related (to the extent known or determinable at such time), (iii) specifying the provision or provisions of this Agreement under which such Damages are asserted, and (iv) including copies of all written notices and documents (including court papers) served on or received by the indemnified Party (such notice a “Claim Notice”); provided, however, that no delay on the part of the indemnified

Party in notifying any indemnifying Party (or providing all of the information described above) shall relieve the indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent that) the indemnifying Party thereby is materially prejudiced by such failure to give timely notice or to timely provide such information. A Claim Notice may be updated and amended from time to time by delivering an updated or amended Claim Notice to other Party, so long as such update or amendment only asserts bases for Damages reasonably related to the underlying facts and circumstances specifically set forth in such original Claim Notice. All claims properly set forth in an original Claim Notice or any update or amendment thereto shall remain outstanding until such claims for Damages have been finally resolved or satisfied.
(b)The respective obligations and liabilities of the Parties to indemnify pursuant to this Article IX in respect of any Damages arising from a claim by a third party (a “Third-Party Claim”) shall be subject to the following additional terms and conditions:
(i)Purchaser shall have the right to undertake, by counsel or other representatives of its own choosing, the defense, compromise, and settlement of such Third-Party Claim; provided, however, that to the extent Purchaser is the indemnified party, Purchaser shall not, without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of any claim.
(ii)In the event that a Purchaser Indemnified Party is the indemnified party and Purchaser elects not to undertake such defense, or fails to defend or fails to diligently prosecute the defense of such Third-Party Claim, the indemnifying party, shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing; provided, however, that the indemnifying party shall not, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), consent to a compromise or settlement of such claim; provided, further, however, that Purchaser may withhold its consent in its sole discretion for the compromise or settlement of any claim that (x) seeks an injunction or other equitable relief against Purchaser, its Subsidiaries or Affiliates (including the Company), (y) includes any admission of guilt, culpability, fault or wrongdoing, or (z) results in money damages that are the responsibility of Purchaser, its Subsidiaries or Affiliates (including the Company).
(iii)Notwithstanding anything in this Section 9.6 to the contrary, (A) in the event that the indemnifying party undertakes defense of any claim, the indemnified party shall have the right to participate in the defense, compromise or settlement of the claim at its own cost and expense; provided, however, that if in the reasonable opinion of counsel to the indemnified party, (x) there are legal defenses available to an indemnified party that are different from or additional to those available to the indemnifying party or (y) there exists a conflict of interest between the indemnifying party and the indemnified party that cannot be waived, the indemnifying party shall be liable for the reasonable fees and expenses of counsel to the indemnified party in each jurisdiction for which the indemnified party determines counsel is required and (B) in the event the indemnifying party and the indemnified party are unable to cooperate or agree with respect to the defense, consent, settlement or compromise of any claim, the Parties shall engage an independent arbitrator to consult with the indemnifying party, the indemnified party and their respective counsels and other representatives in connection with such claim, and the decision of the arbitrator as to the defense, consent, settlement or compromise of any claim shall be binding and conclusive upon the Parties to this Agreement.

(iv)Purchaser’s reasonable costs and expenses in connection with the defense, settlement or resolution of a Third-Party Claim shall constitute Damages whether or not it is ultimately determined that the Third-Party Claim itself is indemnifiable under Section 9.1.
No Seller has any individual right to assert any claims for indemnification under this Article IX. Any and all claims for indemnification under this Article IX of any Seller Indemnified Party may be brought only by the Seller Representative (or his successor). Notwithstanding anything to the contrary contained in this Section 9.6(b), in the event of any conflict between the provisions of this Section 9.6(b) and Section 10.5 with respect to any Pre-Closing Tax Contests, Section 10.5 shall control to the extent of such conflict.
Section 9.7.Resolution of Conflicts
(a)Uncontested Claims. If, within thirty (30) days after a Claim Notice is delivered to a Party (such thirty (30)-day period, the “Objection Period”), the receiving Party either consents in writing to the Claim Notice, or does not contest all or any portion of such Claim Notice in writing to the other Party as provided in Section 11.1, then the receiving Party shall be conclusively deemed to have agreed, on behalf of all indemnifying parties, to the recovery by each applicable indemnified party of the full amount of Damages (or, if a portion of the Claim Notice is contested, the uncontested portion thereof) (subject to the limitations contained in this Article IX) arising out of or resulting from the matters specified in the Claim Notice, including in the case of indemnification by the Seller Indemnity Parties, the delivery to Purchaser of all or a portion of the Indemnification Escrow Fund to satisfy such Damages and the recovery from the indemnifying parties of any amounts in excess of the Indemnification Escrow Fund (subject to the limitations set forth in this Article IX), and, without further notice, to have stipulated to the entry of a final judgment for damages against the indemnifying parties for such amount in any court having jurisdiction over the matter where venue is proper.
(b)Contested Claims. If, during the Objection Period, the Party receiving the Claim Notice delivers to the other Party written notice contesting all or any portion of a Claim Notice (the contested portion, a “Contested Claim”), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by Purchaser and the Seller Representative or (ii) in the absence of such a written settlement agreement within thirty (30) days following receipt of the written notice of a Contested Claim (or such longer period as agreed in writing by Purchaser and the Seller Representative), in accordance with the terms and provisions of Section 9.7(c).
(c)Resolution of Contested Claims. If Purchaser and the Seller Representative do not enter into a written settlement agreement resolving a Contested Claim during the period contemplated by Section 9.7(b)(ii), either Purchaser or the Seller Representative may bring suit in accordance with Section 11.6 to resolve the Contested Claim. Final judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. Notwithstanding the foregoing, if Purchaser and the Seller Representative mutually agree in their sole discretion, Purchaser and the Seller Representative may submit a Contested Claim to alternative dispute resolution prior to, or in lieu of, pursuing the claim in court.
(d)Payment of Claims. If any Damages are determined or agreed to be owed to any Purchaser Indemnified Party in accordance with this Section 9.7 (such amount, the “Owed Amount”), then, (i) with respect to any such Owed Amount that, pursuant to the terms of this Agreement, shall be satisfied by amounts remaining in the Indemnification Escrow Fund, the Seller Representative and Purchaser shall execute and deliver a joint written instruction to the Escrow Agent instructing the Escrow Agent to release to Purchaser from the Indemnification

Escrow Fund, the Owed Amount (or, if such amount exceeds the amount then remaining in the Indemnification Escrow Fund, the entire remaining Indemnification Escrow Fund) and (ii) with respect to any such Owed Amount that, pursuant to the terms of this Agreement, a Purchaser Indemnified Party shall be entitled to recover directly from a Seller Indemnity Party, each Seller Indemnity Party required to provide such indemnification shall, as promptly as reasonably practicable following the date such Owed Amount is determined or agreed to be owed, pay to such Purchaser Indemnified Party in immediately available funds the amounts owed by such Seller Indemnity Party.
Section 9.8.Indemnification Escrow Fund.
(a)Within five (5) Business Days following the eighteen (18) month anniversary of the Closing Date (the “First Escrow Release Date”), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to release to the Sellers from the Indemnification Escrow Fund (pursuant to the Escrow Agreement) an amount equal to: (i) the Indemnification Escrow Fund remaining as of the First Escrow Release Date, minus (ii) any amounts asserted in good faith by Purchaser in any Claim Notice with respect to a claim subject to the Indemnification Escrow Fund delivered to the Seller Representative at or prior to 11:59 p.m. (New York time), on the First Escrow Release Date, but not resolved, at or prior to such time (each such claim a “Continuing General Claim” and, such amount, the “Retained General Indemnity Amount”), minus (iii) $[***] (the “Special Indemnity Amount”), for further distribution to the Sellers in accordance with such Seller’s Pro Rata Portion, less any applicable withholding. The Escrow Agent shall continue to hold the Retained General Indemnity Amount in accordance with Section 9.8(c) and the Special Indemnity Amount in accordance with Section 9.8(b), as applicable, and the Escrow Agreement.
(b)Within five (5) Business Days following the fourth (4th) anniversary of the Closing Date (the “Second Escrow Release Date”), Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to release to the Sellers from the Indemnification Escrow Fund (pursuant to the Escrow Agreement) an amount equal to: (i) the Special Indemnity Amount remaining as of the Second Escrow Release Date, minus (ii) any amounts asserted in good faith by Purchaser in any Claim Notice regarding the Special Indemnification Items subject to the Indemnification Escrow Fund delivered to the Seller Representative at or prior to 11:59 p.m. (New York time), on the Second Escrow Release Date, but not resolved, at or prior to such time (each such claim a “Continuing Special Claim” and, such amount, the “Retained Special Indemnity Amount”), for further distribution to the Sellers in accordance with such Seller’s Pro Rata Portion, less any applicable withholding. The Escrow Agent shall continue to hold the Retained Special Indemnity Amount in accordance with Section 9.8(c) and the Escrow Agreement.
(c)Following the First Escrow Release Date or the Second Escrow Release Date (as applicable, the “Escrow Release Date”), within one (1) Business Day after resolution and payment of a Continuing General Claim or Continuing Special Claim, or to the extent that Purchaser determines in good faith that any portion of the Retained General Indemnity Amount or the Retained Special Indemnity Amount, as applicable, is no longer reasonably necessary to satisfy all indemnification obligations referred to in Section 9.8(a) or (b), as applicable, Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to release to the Sellers, from the Indemnification Escrow Fund (pursuant to the Escrow Agreement), an amount equal to (i) the Retained General Indemnity Amount or the Retained Special Indemnity Amount, as applicable, as of the date of such resolution and payment or the date of such determination, as the case may be (as reduced from time to time pursuant to the terms of this Agreement), minus (ii) the Retained General Indemnity Amount or the Retained Special Indemnity Amount, as applicable, related to any unresolved Continuing General Claim or Continuing Special Claim, as applicable, (which amounts will continue to be held as the Retained General Indemnity Amount or the Retained Special Indemnity Amount, as applicable, pursuant to the Escrow Agreement and this Section 9.8(c)) for further distribution to the Sellers in accordance with such Seller’s Pro Rata Portion, less any applicable withholding. Upon final resolution of all Continuing General Claims or Continuing Special Claims, as applicable, Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to release any remaining portion of the Retained General Indemnity Amount or the Retained Special Indemnity Amount, as applicable, in accordance with this Section 9.8(c) and the Escrow Agreement.
Section 9.9.Tax Escrow Fund.
(a)Within five (5) Business Days following Purchaser’s approval of VMRG’s Seller Tax Return in accordance with Section 10.8, Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to (i) make a payment to the Internal Revenue Service for the Taxes payable by VMRG as set forth in the Seller Tax Return up to an amount equal to twenty percent (20%) of the Tax Escrow Fund (the “VMRG IRS Escrow Payment”) and (ii) release to VMRG from the Tax Escrow Fund (pursuant to the Escrow Agreement) an amount, if any, equal to twenty percent (20%) of the Tax Escrow Fund less the VMRG IRS Escrow Payment. If and to the extent that the Taxes payable by VMRG to the Internal Revenue Service as set forth in the Seller Tax Return exceed twenty percent (20%) of the Tax Escrow Fund, VMRG shall pay such excess amount directly to Internal Revenue Service at the same time as the VMRG IRS Escrow Payment is being made by the Escrow Agent such that, combined with the VMRG IRS Escrow Payment, the Taxes payable by VMRG to the Internal Revenue Service as set forth in the Seller Tax Return shall be paid in full.
(b)Within five (5) Business Days following Purchaser’s approval of NLX’s Seller Tax Return in accordance with Section 10.8, Purchaser and the Seller Representative shall jointly instruct the Escrow Agent to (i) make a payment to the Internal Revenue Service for the Taxes payable by NLX as set forth in the Seller Tax Return up to an amount equal to eighty percent (80%) of the Tax Escrow Fund (the “NLX IRS Escrow Payment”) and (ii) release to NLX from the Tax Escrow Fund (pursuant to the Escrow Agreement) an amount, if any, equal to eighty percent (80%) of the Tax Escrow Fund less the NLX IRS Escrow Payment. If and to the extent that the Taxes payable by NLX to the Internal Revenue Service as set forth in the Seller Tax Return exceed eighty percent (80%) of the Tax Escrow Fund, NLX shall pay such excess amount directly to Internal Revenue Service at the same time as the NLX IRS Escrow Payment is being made by the Escrow Agent such that, combined with the NLX IRS Escrow Payment, the Taxes payable by NLX to the Internal Revenue Service as set forth in the Seller Tax Return shall be paid in full.
(c)
ARTICLE X.
CERTAIN TAX MATTERS
Section 10.1.Tax Returns.
(a)The Seller Representative shall prepare and file, or cause to be prepared and filed, all Pass-Through Tax Returns of, or with respect to, the Company with respect to any taxable period ending on or prior to the Closing Date (each Tax Return, a “Pre-Closing Tax Return”). Each Pre-Closing Tax Return shall be prepared in a manner consistent with past practice of the Company to the extent permitted by applicable Law at a “more likely than not” or higher level of confidence. The Company shall provide to Purchaser all Pre-Closing Tax Returns as soon as possible prior to the applicable due date thereof (taking into account any applicable extensions of time to file) for Purchaser’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed). The Company shall execute and file, or cause to be executed and filed, each such Pre-Closing Tax Return as approved by Purchaser, and timely pay, or cause to be timely paid, all Taxes required with respect to such Pre-Closing Tax Return.
(b)Purchaser shall have the right to prepare and file, or cause the Company to prepare and file, all Tax Returns of the Company other than Pre-Closing Tax Returns. To the extent that any such Purchaser-prepared Tax Return relates in whole or in part to a Pre-Closing Tax Period (each, a “Seller Return”), Purchaser shall submit all Seller Returns to the Seller Representative no later than thirty (30) days prior to the due date (taking into account any applicable extensions of time to file), or in the case of any Seller Return that is filed on a monthly or shorter basis, as soon as possible prior to the due date (taking into account any applicable extensions of time to file), for the Seller Representative’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed); provided, however, that Seller Returns with a due date within forty-five (45) days following the Closing Date shall be provided to the Seller Representative for the Seller Representative’s review, comment and approval (not to be unreasonably withheld, conditioned or delayed) as promptly as reasonably practicable before the due date (taking into account any applicable extensions of time to file). Purchaser shall cause the Company to execute and file, or cause to be executed and filed, such Seller Returns, as prepared in accordance with this Section 10.1(b). The Sellers shall pay or cause to be paid to Purchaser on or prior to three (3) days prior to the applicable due date all amounts due and payable on such Seller Returns to the extent such amounts constitute a Pre-Closing Tax.
(c)Notwithstanding anything in this Agreement to the contrary, (A) Purchaser and its Affiliates (including, after the Closing, the Company) shall have the right to prepare and file all Tax Returns of the Company (other than the Pre-Closing Tax Returns), (B) in no event shall Purchaser or any of its Affiliates (including, after the Closing, the Company be required to provide any Person with a copy of, or access to, any Tax Return or related information of (I) Purchaser or any of its Affiliates (other than the Company) (other than a pro forma of any portions of a Tax Return filed with respect to Company that relates solely to the Company and such other information relating solely to the Company as may be reasonably necessary to provide the Seller Representative with the ability to reasonably review, comment on, and approve the Tax Returns provided to it pursuant to Section 10.1(b)), or (II) the Purchaser Consolidated Group (other than a pro forma of any portion of a Tax Return of a Purchaser Consolidated Group that relates solely to the Company and such other information relating solely to the Company as may be reasonably necessary to provide the Seller Representative with the ability to reasonably review, comment on, and approve the Tax Returns provided to it pursuant to Section 10.1(b)), and (C) none of the Sellers, the Seller Representative or any of their Affiliates shall have any rights with respect to any audit, examination, contest, Action or other Proceeding relating to Tax matters or any Tax Return of (I) Purchaser or any of its Affiliates (other than the Company) or (II) a Purchaser Consolidated Group.
Section 10.2.Transfer Taxes. Notwithstanding anything to the contrary herein, all real estate transfer, stock transfer, transfer, conveyance, documentary, sales, use, stamp, recording and other similar Taxes (including any related penalties, additions to Tax and interest) imposed in connection with the consummation of the transactions contemplated by this Agreement (such Taxes, “Transfer Taxes”), and all costs and expenses associated with the preparation and filing of any Tax Returns required with respect to Transfer Taxes, shall be borne by the Sellers. The Party or any Seller that is, or whose Affiliate is, required by applicable Law to file any necessary Tax Returns or other documentation with respect to any Transfer Taxes shall file, or cause to be filed, such Tax Returns and other documentation, and the Parties (other than the Seller Representative) shall reasonably cooperate with respect to the preparation and filing of such Tax Returns, including if required by applicable Law, joining (or causing the relevant Affiliates to join) in the execution of any such Tax Returns and other documentation.

Section 10.3.Tax Sharing Agreements. The Sellers shall cause all Tax Sharing Agreements between the Company on the one hand, and any Sellers and/or any Affiliates of any Sellers on the other hand, to be terminated effective on or prior to the Closing so as to cause there to be no continuing Liability on the part of the Company following such termination.
Section 10.4.Allocation of Taxes with Respect to Straddle Periods. For purposes of this Agreement, (i) in the case of any Taxes and Tax Liabilities that are withholding Taxes or are imposed on or with respect to income, gains, receipts, sales and use for a Straddle Period, the portion of such Tax related to the Pre-Closing Tax Period shall be determined as though the taxable year of the relevant entity ended as of the end of such date based on an interim closing of the books as of the end of the Closing Date and (ii) the amount of any other Taxes for a Straddle Period related to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period prior to and including the Closing Date, and the denominator of which is the number of days in such Straddle Period; provided, however, that all permitted allowances, credits, exemptions and deductions that are normally computed on an annual or periodic basis (such as depreciation and amortization deductions) shall be treated as accruing on a daily basis and shall be allocated between the Pre-Closing Tax Period and the Post-Closing Tax Period in proportion to the number of days in each such period to the extent permitted by applicable Law.
Section 10.5.Tax Contests. Following the Closing, Purchaser will have the sole right (but not the obligation) to conduct and control any audit, assessment, proposed adjustment, deficiency, action, suit, court or administrative proceeding, investigation or dispute or similar Proceeding, claim or event with respect to any Tax matter that affects the Company (“Tax Contest”). In case after the Closing, if Purchaser or the Company receives written notice of any pending or threatened Tax Contests with respect to any Pre-Closing Tax Period which any of the Purchaser Indemnified Parties could seek reimbursement from or indemnification against the Sellers pursuant to this Agreement (other than a Pass-Through Tax Contest) (“Pre-Closing Tax Contest”), Purchaser shall promptly notify in writing the Seller Representative of such matter; provided, however, no delay or failure on the part of Purchaser to comply with such notice requirements under this Section 10.5 shall relieve any Seller from any liability or obligation under this Agreement unless such delay or failure materially prejudices the Sellers. Purchaser will have the sole right to lead the response and defense of any such Pre-Closing Tax Contest; provided, however, that the Seller Representative shall have the right (but not the obligation) to participate in the defense of such Pre-Closing Tax Contest and to employ counsel, at his own expense, separate from the counsel employed by Purchaser; provided, further, that Purchaser shall not settle any Pre-Closing Tax Contest in a manner that would give rise to an indemnification obligation to the Sellers pursuant to this Agreement without the prior written consent of the Seller Representative (such consent not to be unreasonably withheld, conditioned or delayed). Purchaser’s reasonable costs and expenses in connection with the defense, settlement or resolution of any Pre-Closing Tax Contest shall constitute Damages whether or not it is ultimately determined that the Pre-Closing Tax Contest results in an indemnification obligation under Section 9.1. In case after the Closing, if Purchaser, the Company, or any Seller receives written notice of any pending or threatened Pass-Through Tax Contest, Purchaser or the Company, on the one hand, or the Sellers, on the other hand, shall promptly notify in writing the Seller Representative or Purchaser, as applicable, of such matter. The Seller Representative will have the sole obligation to lead the response and defense of any such Pass-Through Tax Contest; provided, however, that Purchaser shall have the right (but not the obligation) to participate in the defense of such Pre-Closing Tax Contest and to employ counsel, at its own expense, separate from the counsel employed by the Seller Representative; provided, further, that the Seller Representative shall not settle any Pass-Through Tax Contest without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything herein to the contrary, in the event of a Tax Contest that relates to a Pass-Through Tax Return for a Pre-Closing Tax Period, the party controlling such Tax Contest shall make any available election under Section 6226(a)(1) of the Code (or similar provision of state and local Law) in respect of such Tax Contest. In the event of any conflict between the provisions of this Section 10.5 and any other provision of this Agreement, this Section 10.5 shall control to the extent of such conflict.
Section 10.6.Cooperation. Purchaser, the Company and the Seller Representative, will reasonably cooperate with each other, as and to the extent reasonably requested by the other parties, in connection with the preparation of Tax Returns of the Company pursuant to this Article X, and any audits, examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company , including the furnishing or making available during normal business hours of records, books of account, or other materials reasonably relevant and necessary for the preparation of such Tax Returns or the conduct of any such audit, examinations or other proceeding and making personnel (as reasonably required) available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder; provided, however, that (a) the provision of any information or access pursuant to this Section 10.6 will be subject to appropriate confidentiality undertakings and, if applicable, execution of customary release letters in favor of the auditors as requested by the auditors in connection with the sharing of work papers and (b) nothing in this Section 10.6 will require any Party to disclose information that is subject to attorney-client privilege.
Section 10.7.Intended Tax Treatment.
(a)Purchaser and the Sellers intend that the purchase of the Shares pursuant to this Agreement will be treated as described in Revenue Ruling 99-6, Situation 2, and will report the transactions hereunder consistent with such treatment.
(b)The Purchase Price, plus any other amounts properly taken into account as consideration for the Shares under the Code, shall be allocated among the assets of the Company in accordance with the methodologies set forth in Section 1060 of the Code and the Treasury Regulations thereunder (the “Allocation”). Not more than sixty (60) days after the determination of final Purchase Price pursuant to Section 3.2, Purchaser shall deliver to the Sellers the Allocation to the Sellers. The Allocation, as delivered by Purchaser, shall be final and binding on the Parties.
(c)Unless otherwise required by applicable Law, subject to Section 10.9(a), the Parties agree that (i) any adjustments to the Purchase Price made pursuant to Article III and (ii) any indemnification payment made pursuant to Article IX of this Agreement shall be treated as a purchase price adjustment for all applicable Tax purposes (with the applicable portion of any such adjustment treated as imputed interest to the extent required by applicable Law, including pursuant to Sections 483 or 1274 of the Code (or any similar provisions of state, local or non-U.S. Tax Laws), as applicable).
(d)Purchaser, the Sellers and the Company shall (and shall cause their respective Affiliates to) (i) prepare and file all Tax Returns (including, without limitation, in the filing of any applicable IRS Form 8594 with their U.S. federal income Tax Return for the taxable year that includes the Closing Date) consistent with this Section 10.7 and (ii) take no position inconsistent with this Section 10.7 on any Tax Return, in any proceeding or audit, unless otherwise required by a final determination within the meaning of Section 1313 of the Code.
Section 10.8.Additional Tax Matters. The Sellers and the Company acknowledge and agree that, on June 25, 2025, the Company issued Shares to each of VMRG and NLX representing a [***] percent ([***]%) ownership interest in the Company and a [***] percent ([***]%) ownership interest in the Company, respectively. Neither VMRG nor NLX shall take any action or fail to take any action that would result in VMRG or NLX, as applicable, becoming classified as an entity other than an association taxable as a corporation under Subchapter C of the Code for any taxable period that includes June 25, 2025 or the Closing Date. Each of VMRG and NLX shall prepare and file, or cause to be prepared and filed, a Form 1120, U.S. Corporation

Income Tax Return, for the taxable year that includes June 25, 2025 (each, a “Seller Tax Return” and together, the “Seller Tax Returns”), which shall report the taxable issuance of a [***] percent ([***]%) ownership interest in the Company to VMRG and a [***] percent ([***]%) ownership interest in the Company to NLX, respectively, on June 25, 2025. The value of such interests at the time of issuance shall be determined by Kroll, LLC and such value shall be binding and conclusive upon VMRG and NLX for purposes of preparing the Seller Tax Returns. Purchaser shall provide the calculation of value prepared by Kroll, LLC prior to the Closing Date. VMRG shall report the value of a f[***] percent ([***]%) ownership interest in the Company, as determined by Kroll, LLC (less the amount of any cash paid by VMRG in connection with the receipt of such ownership interest), as taxable income on its Seller Tax Return. NLX shall report the value of a [***] percent ([***]%) ownership interest in the Company, as determined by Kroll, LLC (less the amount of any cash paid by NLX in connection with the receipt of such ownership interest), as taxable income on its Seller Tax Return. VMRG and NLX shall provide to Purchaser the Seller Tax Returns as soon as possible prior to the applicable due date thereof (taking into account any applicable extensions of time to file) for Purchaser’s review, comment and agreement Each of VMRG and NLX shall execute and file, or cause to be executed and filed, each such Seller Tax Return as agreed upon by Purchaser, and timely pay, or cause to be timely paid, all Taxes required with respect to such Seller Tax Return. VMRG shall provide to Purchaser evidence, in a form reasonably satisfactory to Purchaser, of the filing of VRMG’s Seller Tax Return. NLX shall provide to Purchaser evidence, in a form reasonably satisfactory to Purchaser, of the filing of NLX’s Seller Tax Return.
ARTICLE XI.
MISCELLANEOUS
Section 11.1.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given upon the earlier of actual receipt or (a) when delivered by hand providing proof of delivery; (b) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery); or (c) on the date sent by email; provided, however, that no “bounce back” or similar message of non-delivery is received with respect thereto. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
(a)if to Purchaser:
GDC America, Inc.
The Station at LoSo
3600 South Boulevard
Suite 200
Charlotte, NC 28209
Attention: Michael J. Stein, Esq., Senior Vice President & General Counsel
Email: [***]
with a copy to (which shall not constitute notice):
Venable LLP
750 E. Pratt Street, Suite 900
Baltimore, Maryland 21202

Attention: Anthony J. Rosso
Email: [***]
(b)if, prior to the Closing, to the Company:
BGMD Holdings LLC
8475 West Sunset Road, Suite 301
Las Vegas, Nevada 89113
Attention: Douglas M. Osrow
Email: [***]

with a copy to (which shall not constitute notice):
Sklar Williams PLLC
410 South Rampart Boulevard, Suite 350
Las Vegas, Nevada 89145
Attention: Henry Lichtenberger
Email: [***]
(c)if, after the Closing, to the Seller Representative:
Douglas M. Osrow
8617 North Native Dancer Road
Palm Beach Gardens, Florida 33418
Email: [***]
with a copy to (which shall not constitute notice):
Sklar Williams PLLC
410 South Rampart Boulevard, Suite 350
Las Vegas, Nevada 89145
Attention: Henry Lichtenberger
Email: [***]
Section 11.2.Interpretation. The words “hereof,” “herein,” “hereto” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The table of contents, headings and captions contained herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified and references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or subsection. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. Unless the context otherwise requires, the terms “neither,” “nor,” “any,” “either” and “or” are not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to (a) “$” and “dollars” are to the currency of the United States and to the extent any amounts are not referenced in the currency of the United States, such amounts shall be calculated on an as-converted basis to the currency of the United States using the spot exchange rate as of the close of business on the Closing Date and (b) “days” shall be to calendar days unless otherwise indicated. References to “from” or “through” any date mean, unless otherwise specified, from and including or through and including such date, respectively. No summary of this Agreement or any Exhibit, Annex, Schedule or other document delivered herewith prepared by or on behalf of any party will affect the meaning or interpretation of this Agreement or such Exhibit, Annex or Schedule. Any reference in this Agreement to a date or time shall be deemed to be such date or time in New York, New York, U.S.A., unless otherwise specified. Any Contract, instrument or law defined or referred to herein means such Contract, instrument or law as from time to time amended, modified or supplemented, provided, however, that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to (x) any Contract, instrument or statute shall be deemed to refer to such Contract, instrument or statute, as amended, as of such date, and (y) any rules or regulations promulgated under any such statute, in each case, as of such date. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms. It is the intention of the Parties that, to the extent possible, unless provisions are mutually exclusive and effect cannot be given to both or all such provisions, the representations, warranties, covenants and closing conditions in this Agreement will be construed to be cumulative and that each representation, warranty, covenant and closing condition in this Agreement will be given full, separate and independent effect, and nothing set forth in any provision herein will (except to the extent expressly stated) in any way be deemed to limit the scope, applicability or effect of any other provision hereof. References to “this Agreement” shall include the Company Disclosure Schedules. The Parties are each represented by legal counsel and have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement. The phrases “provided to Purchaser” or “made available to Purchaser” (and any similar phrases) means the posting by the Company, the Sellers or their respective Representatives of the various materials, documents and information produced by or on behalf of the Company or the Sellers throughout Purchaser’s due diligence review process to the Virtual Data Room up until one (1) Business Day prior to the date of this Agreement. When calculating the period of time before which, within which, or following which any act is to be done or step taken pursuant to this Agreement, (i) the date that is the reference date in calculating such period shall be excluded and (ii) if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day. The terms “will” and “shall” are to be interpreted to have the same meaning.
Section 11.3.Company Disclosure Schedules. All section headings in the Company Disclosure Schedules correspond to the sections of this Agreement, but the disclosure of any matter in the Company Disclosure Schedules shall be deemed to be disclosed with respect to any other Section of the Company Disclosure Schedules as and to the extent that the relevance of such matter to such other Section is reasonably apparent to Purchaser on its face. The disclosure of any matter in the Company Disclosure Schedules is not to be treated as constituting or implying any representation, warranty, assurance or undertaking by the Company or any Seller not expressly set out in this Agreement, nor to be treated as adding to or extending the scope of any of the Company’s representations and warranties in this Agreement. Unless this Agreement specifically provides otherwise, neither the specification of any dollar amount nor the inclusion of any specific item or matter in any Company Disclosure Schedule is intended to imply that that such amount or other items or matters so included, are or are not material, are or are not in the ordinary course of business. Unless the context otherwise requires, all capitalized terms used in the Company Disclosure Schedules shall have the respective meanings assigned to such terms in this Agreement. No disclosure in the Company Disclosure Schedules relating to any possible breach or violation of any Contract or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. No disclosure in the Company Disclosure Schedules shall be deemed to create any rights in any third party.
Section 11.4.Counterparts. This Agreement may be executed and delivered (including via scanned pdf image or other electronic means) in two or more counterparts, each of which shall be deemed to be an original instrument, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.
Section 11.5.Entire Agreement. This Agreement (including the Ancillary Agreements, the exhibits and schedules hereto and the other instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof.
Section 11.6.Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to agreements made and to be performed entirely within such State, without regard to the conflicts of law principles of such State. Each of the Parties hereto hereby consents to the jurisdiction of the state and federal courts located in the State of Delaware, to the exclusion of any other jurisdiction, for the purposes of all legal Proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each Party hereto irrevocably waives, to the fullest extent permitted by law, any objection which he or it may now or hereafter have to the laying of venue in any such court or that any such Proceeding which is brought in accordance with this Section has been brought in an inconvenient forum. Process in any such Proceeding may be served on any Party anywhere in the world, whether within or without the jurisdiction of any such court. Nothing herein shall affect the right of any Party to serve legal process in any other manner permitted by law or at equity or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. EACH PARTY (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY CLAIM, ACTION OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER AGREEMENTS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.6.
Section 11.7.Specific Performance. Each of the Parties acknowledges and agrees that, in the event of any breach of this Agreement, the non-breaching Party may be irreparably and immediately harmed and may not be made whole by monetary damages. It is accordingly agreed that the Parties (a) shall be entitled to seek, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in accordance with any action instituted in accordance with Section 11.6 and (b) will waive, in any action for specific performance, the defense of the adequacy of a remedy at law. Notwithstanding the foregoing, it is explicitly agreed that the right of a Party to seek specific performance or other equitable remedies shall be subject to the requirements that all of the conditions to Closing set forth in Article XI were satisfied (other than those conditions that by their terms are to be satisfied by actions taken at Closing) at the time when the Closing would have been required to occur but for the breach alleged by the non-breaching Party.
Section 11.8.Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, provided, however, that the prior written consent of the Seller Representative shall only be required after the Closing, provided, further, however, that Purchaser may assign its rights hereunder to one or more of its Affiliates without the written consent of any other Party at any time and (y) after the Closing Date, to any Person, subject to the restrictions set forth in Section 2.5(e), and (z) for collateral security purposes, to any lender providing financing to Purchaser or its Affiliates.
Section 11.9.Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of Purchaser and the Seller Representative.
Section 11.10.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law or regulation, and if the rights or obligations of any Party hereto under this Agreement will not be materially and adversely affected thereby, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement and (d) upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.11.Confidentiality.
(a)The terms of the Confidentiality Agreement shall continue in full force and effect up to the Closing Date in accordance with its terms and are incorporated by reference herein. Except as required by applicable Law or any listing agreement with any national securities exchange, each Party hereto shall maintain the confidentiality of the terms of this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement shall continue in full force and effect. For the avoidance of doubt, Purchaser shall abide by the terms of the Confidentiality Agreement with respect to any access or information provided pursuant to Section 6.2.
(b)The Sellers and the Seller Representative acknowledge that the success of the Company after the Closing Date depends upon the continued preservation of the confidentiality of information regarding the business, operations and affairs of the Company (including trade secrets, confidential information and proprietary materials, which may include the following categories of information and materials: methods, procedures, computer programs and architecture, databases, customer information, lists and identities, employee lists and identities, pricing information, research, methodologies, contractual forms, Intellectual Property and other information, whether tangible or intangible, which is not publicly available generally) (collectively, the “Confidential Information”) accessed or possessed by the Sellers and the Seller Representative and that the preservation of the confidentiality of such information by the Company (before the Closing Date), the Sellers, the Seller Representative and their respective Affiliates is an essential premise of the transactions contemplated by this Agreement. The Sellers, the Seller Representative, and their respective Affiliates shall hold, and shall cause their respective Representatives to hold, in confidence and not disclose to any other Person or use (other than for the purposes of performing the obligations of the Seller Representative under this Agreement, or enforcing the rights of the Seller Representative or the Sellers under this Agreement and the Ancillary Agreements), any Confidential Information. Notwithstanding the foregoing, any such Person may disclose Confidential Information as and to the extent required by applicable Law, so long as the disclosing party (x) provides prior written notice thereof (to the extent legally permissible) to the party whose information will be disclosed and (y) uses commercially reasonable efforts to seek a protective order causing such information so disclosed to be kept confidential. Notwithstanding anything herein to the contrary, following Closing, the Seller Representative shall be permitted to disclose information to Representatives of the Seller Representative and to the Sellers, in each case who have a need to know such information, provided, however, that such persons, and their respective Affiliates and Representatives, are subject to confidentiality obligations with respect thereto.
Section 11.12.Press Releases and Announcements. No Party shall issue any press release or announcement relating to the subject matter of this Agreement without the prior written approval of all other Parties (in the case of the Company (before the Closing) and in the case of the Seller Representative (after the Closing); provided, however, that any Party may make any public disclosure that is required by Law or, in the case of Purchaser, pursuant to the requirements set forth in its, its parent’s or its affiliates’ debt documents or in accordance with the rules or regulations of the Securities and Exchange Commission, the New York Stock Exchange or the NASDAQ Stock Market (in which case the disclosing Party will advise the other Parties as promptly as practicable prior to making the disclosure and will consider in good faith any suggestions with respect to the content thereof); provided, further, that Purchaser may issue a press release upon each of the signing of this Agreement and Closing announcing such signing or closing, as applicable, and describing the Transaction and the transactions related thereto, in each case upon prior delivery of a draft to the Company (before the Closing) and the Seller Representative (after the Closing) and considering in good faith any comments of the Company (before the Closing) and the Seller Representative (after the Closing) but without the prior written approval of any Party. In addition, none of the Company, the Sellers or their respective Affiliates, or the Seller Representative shall make any communication to any suppliers, lenders, creditors, distributors, employees, customers, other contracting parties or others having business or financial relationships with the Company pertaining to this Agreement and the transactions contemplated herein without the prior written approval of Purchaser. For the avoidance of doubt, nothing in this Section 11.12 shall prevent a Party from having contact or communications with such suppliers, lenders, creditors, distributors, employees, customers or other contracting parties in the ordinary course of business and unrelated to this Agreement or the transactions contemplated hereby.
Section 11.13.No Third-Party Beneficiaries. This Agreement constitutes an agreement solely among the Parties hereto and is not intended to and will not confer any rights, remedies, obligations or liabilities, legal or equitable, including any right of employment, on any Person (including any employee or former employee of the Company) other than the Parties hereto, the Parent, and their respective successors or permitted assigns, or otherwise constitute any Person a third-party beneficiary under or by reason of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall constitute the Parties hereto partners or participants in a joint venture.
Section 11.14.Expenses. Except as otherwise expressly provided herein or in any Ancillary Agreement, all (i) Company Transaction Expenses shall be the responsibility of the Sellers and (ii) fees, costs and expenses incurred by Purchaser in connection with the drafting, negotiation, execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby, including the fees and disbursements of legal counsel, financial advisors and accountants, shall be paid by Purchaser; provided, however, that all Company Transaction Expenses incurred by the Company shall be paid by the Company at or prior to the Closing. Any Company Transaction Expenses incurred by the Company and unpaid at or prior to the Closing, however arising, shall be paid by the Sellers without contribution by the Company or Purchaser (i) through an adjustment to the Closing Payment, or (ii) by the Sellers in cash by wire transfer of immediately available funds, to an account designated in writing by Purchaser.
Section 11.15.Receipt of Payments. From and after the Closing, if any Seller shall receive any payment in respect of the Business (other than as to Purchase Price or payments for indemnification under Article IX), then such Seller shall promptly, and in any event no later than ten (10) Business Days, following the date such Seller became aware of its receipt of such payment, notify Purchaser of such payment and remit such payment to Purchaser by wire transfer of immediately available funds, to an account designated by Purchaser, without set-off or deduction of any kind (except as required by applicable Law). Each Seller agrees that it shall hold any amounts received by it to which Purchaser is entitled under this Section 11.15 in trust and agrees that it shall have no right, title or interest whatsoever in such amounts.
Section 11.16.Seller Representative.
(a)For purposes of this Agreement and the Ancillary Agreements, the Company and each Seller by virtue of the adoption and approval of this Agreement and approval of the Transaction and/or acceptance of any consideration pursuant to this Agreement and receiving the benefits thereof, each of the Sellers has constituted, appointed and empowered effective from and after the Closing, Douglas M. Osrow, as the Seller Representative, for all purposes in connection with this Agreement, and any related agreements, and for the benefit of the Sellers and the exclusive agent and attorney-in-fact to act on behalf of each Seller, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority to: (i) execute this Agreement, the Ancillary Agreements and other agreements, documents and certificates pursuant to such agreements, including all amendments to such agreements, and take all actions required or permitted to be taken under such agreements, (ii) authorize delivery to Purchaser of all or any portion of the Escrow Fund or the Tax Escrow Fund, in satisfaction of purchase price adjustment claims, indemnification claims or other claims contemplated by this Agreement or as provided in the Escrow Agreement, (iii) negotiate, execute and deliver such waivers, consents and amendments as the Seller Representative, in his sole discretion, may deem necessary or desirable; (iv) enforce and protect the rights and interests of the Sellers and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement or the Ancillary Agreements and the transactions provided for herein and therein, and to take any and all actions which the Seller Representative believes are necessary or appropriate under this Agreement or the Ancillary Agreements for and on behalf of the Sellers, including consenting to, compromising or settling any such claims, conducting negotiations with Purchaser, the Company and their respective Representatives regarding such claims, and, in connection therewith, to: (A) assert any claim or institute any action, proceeding or investigation; (B) investigate, defend, contest or litigate any claim, action, proceeding or investigation initiated by Purchaser, the Company or any other Person, or by any Governmental Entity against the Seller Representative (on behalf of the Sellers) and/or any of the Sellers, and receive process on behalf of any or all Sellers in any such claim, action, proceeding or investigation and compromise or settle on such terms as the Seller Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such claim, action, proceeding or investigation; (C) file any proofs of debt, claims and petitions as the Seller Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement or the Ancillary Agreements; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such action, proceeding or investigation, it being understood that the Seller Representative shall not have any obligation to take any such actions, and shall not have any Liability for any failure to take any such actions; (v) refrain from enforcing any right of the Sellers arising out of or under or in any manner relating to this Agreement; provided, however, that no such failure to act on the part of the Seller Representative, except as otherwise provided in this Agreement, shall be deemed a waiver of any such right or interest by the Seller Representative or by the Sellers unless such waiver is in writing signed by the waiving party or by the Seller Representative; (vi) make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Seller Representative, in his sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (vii) engage special counsel, accountants and other advisors and incur such other expenses on behalf of the Sellers in connection with any matter arising under this Agreement; and (viii) collect, hold and disburse any other amounts due and payable to the Seller Representative for the benefit of the Sellers, in accordance with the terms of this Agreement or the Ancillary Agreements.

(b)By virtue of the adoption and approval of this Agreement and approval of the Transaction and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Transaction, each Seller grants unto the Seller Representative, as their attorney-in-fact and agent, full power and authority to do and perform each and every act and thing necessary or desirable to be done in connection with the specific and limited matters described above, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that the Seller Representative may lawfully do or cause to be done by virtue hereof. Each Seller further acknowledges and agrees that, upon execution of this Agreement, with respect to any delivery by the Seller Representative of any documents executed by the Seller Representative pursuant to this Section 11.16, such Seller shall be bound by such documents as fully as if such Seller had executed and delivered such documents. No bond shall be required of the Seller Representative. Any and all actions taken by the Seller Representative on behalf of the Sellers shall be deemed to be facts ascertainable outside this Agreement and shall be binding on all of the Sellers. The Sellers shall cooperate with the Seller Representative and any accountants, attorneys or other agents whom the Seller Representative may retain to assist in carrying out the Seller Representative duties hereunder. The Parties acknowledge that the Seller Representative obligations under this Section 11.16 are solely as a representative of the Sellers as set forth in this Agreement. All notices, counter notices, or other instruments or designations delivered by any Seller or the Seller Representative shall not be effective unless, but shall be effective if, signed by the Seller Representative, and if not, such document shall have no force and effect whatsoever hereunder and Purchaser and any other Person may proceed without regard to any such document. The Seller Representative may resign at any time.
(c)The Seller Representative shall be entitled to (a) receive reimbursement from the Sellers for all expenses and charges incurred by the Seller Representative in connection with the performance of his duties and the fulfillment of his obligations under this Agreement, and (b) be indemnified by the Sellers. The Seller Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from his gross negligence or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Sellers shall indemnify the Seller Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, however, that in the event that any such Representative Loss is finally adjudicated to have been caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Sellers the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. Representative Losses may be recovered by the Seller Representative from any other funds that become payable to the Sellers under this Agreement at such time as such amounts would otherwise be distributable to the Sellers; provided, however, that while the Seller Representative may be paid from the aforementioned sources of funds, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Seller Representative be required to advance his own funds on behalf of the Sellers or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.

(d)All of the indemnities, immunities and powers granted to the Seller Representative under this Agreement shall survive the Closing and/or any termination of this Agreement.
(e)The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Seller and (ii) shall survive the consummation of the transactions contemplated by this Agreement, and any action taken by the Seller Representative pursuant to the authority granted in this Agreement shall be effective and absolutely binding on each Seller notwithstanding any contrary action of or direction from such Seller and no Seller shall have any right to object, dissent, protest or otherwise contest the same, except for actions or omissions of the Seller Representative constituting willful misconduct. The provisions of this Section 11.16 shall be binding upon the executors, heirs, legal representatives, personal representatives, successor trustees and successors of each Seller, and any references in this Agreement to a Seller shall mean and include the successors to the rights of such Seller (as applicable) hereunder, whether pursuant to testamentary disposition, the laws of descent and distribution or otherwise.
(f)Purchaser acknowledges and agrees that the Seller Representative is a party to this Agreement solely to perform certain functions in connection with the consummation of the transactions contemplated hereby. Accordingly, Purchaser acknowledges and agrees that the Seller Representative shall have no liability to, and shall not be liable for any losses of, Purchaser in connection with any obligations of the Seller Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except (i) to the extent such losses shall be proven to be the direct result of gross negligence or willful misconduct by the Seller Representative in connection with the performance of its obligations hereunder.
Section 11.17.Actions of the Seller Representative. A decision, act, consent or instruction of the Seller Representative hereunder shall constitute a decision of all of the Sellers and shall be final, binding and conclusive upon each and every Seller, the Escrow Agent, Purchaser, and the Company may rely upon any decision, act, consent or instruction of the Seller Representative as being the decision, act, consent or instruction of each and every Seller. The Escrow Agent, Purchaser, and the Company are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Seller Representative. Purchaser and any other Person are hereby expressly authorized to rely on the genuineness of the signature of the Seller Representative.
Section 11.18.Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller, and its officers, directors, partners, employees, members, managers, trustees, successors and assigns of each of them (but, for clarity, excluding the Company) (the “Releasing Persons”), hereby releases and discharges the Company and its Affiliates, officers, employees, Sellers (including Purchaser), members, managers, trustees, successors and assigns (collectively, the “Released Persons”) from and against all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had, or may hereafter have against the Released Persons arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from the Released Persons, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or cause to be commenced, any Action of any kind against the Released Persons, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Agreement.
Section 11.19.No Other Representations. Except as expressly set forth in Article IV (including the related portions of the Company Disclosure Schedules) and the certificate required to be delivered pursuant to Section 7.2(d) or a representation or warranty set forth in any other Ancillary Agreement, neither the Company nor any other Person makes any representation or warranty, written or oral, express or implied, at law or in equity, by statute or otherwise. Any such other representations or warranties are hereby expressly disclaimed, including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or as to the accuracy or completeness of any information, documents or materials regarding the Company furnished or made available to Purchaser and its Representatives, the future revenue, profitability or success of the Company, or any other representation or warranty arising from statute or otherwise in Law. Except as expressly set forth in Article V and the certificate required to be delivered pursuant to Section 7.3(c) or a representation or warranty set forth in any other Ancillary Agreement, none of Purchaser nor any other Person makes any representation or warranty, written or oral, express or implied, at law or in equity, by statute or otherwise. Any such other representations or warranties are hereby expressly disclaimed including, without limitation, any implied representation or warranty as to condition, merchantability, suitability or fitness for a particular purpose or as to the accuracy or completeness of any information, documents or materials regarding Purchaser furnished or made available to the Company and its Representatives, the future revenue, profitability or success of Purchaser, or any other representation or warranty arising from statute or otherwise in Law.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have signed in their individual capacities or have caused this Agreement to be signed by their respective authorized signatories thereunto duly authorized as of the date first written above, as applicable.
[Signature Page to Membership Interest Purchase Agreement]

GDC AMERICA, INC.,
as Purchaser
By:    /s/ Charles Gillespie
Name:    Charles Gillespie
Title:    Authorized Signatory
BGMD Holdings LLC,
as the Company
By:    /s/ Douglas M. Osrow
Name:    Douglas M. Osrow
Title:    Manager
OSR HOLDINGS LLC,
as a Seller
By:    /s/ Douglas M. Osrow
Name:    Douglas M. Osrow
Title:    Manager
VMRG PARTNERS INC.,
as a Seller
By:    /s/ Sebastian-Stefan Ailioaie
Name:    Sebastian-Stefan Ailioaie
Title:    Director
NLX HOLDINGS INC.,
as a Seller
By:    /s/ Sebastian-Stefan Ailioaie
Name:    Sebastian-Stefan Ailioaie
Title:    Director
For the limited purposes of acknowledging and agreeing to Article IX (Indemnification) and Section 11.16 (Seller Representative) of this Agreement and providing the representations in Section 4.31(e):
/s/ Douglas M. Osrow
Douglas M. Osrow
For the limited purposes of acknowledging and agreeing to Article IX (Indemnification) of this Agreement:
s/ Sebastian-Stefan Ailioaie
Sebastian-Stefan Ailioaie

[Signature Page to Membership Interest Purchase Agreement]